                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12


                                 CENSTOR CORP.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                                   June 28, 1996

Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of Censtor Corp. (the "Company") to be held on July 11, 1996 at the principal offices of the Company, Suite 270, 2105 Hamilton Avenue, San Jose, California 95125, at 11 a.m., local time. In addition to electing directors and ratifying the appointment of independent auditors, the Shareholders will be considering and acting upon a proposal to approve the sale of the Company's research and development operations, including the assets and contracts related thereto, and the grant of a non-exclusive license to the Company's intellectual property, including the Company's rights in patents, technology and software, pursuant to the terms and conditions of the Agreement for Purchase and Sale of Assets, dated as of March 29, 1996, by and between Read-Rite Corporation ("Read-Rite") and the Company (the "Proposed Transaction").

         Details of the Proposed Transaction and the other proposals and other important information concerning the Company appear in the accompanying Proxy Statement. Please give this material your careful attention.

         THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED TRANSACTION IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE PROPOSED TRANSACTION. CERTAIN SHAREHOLDERS OF THE COMPANY HOLDING A MAJORITY OF THE VOTING SHARES OF CAPITAL STOCK OF THE COMPANY HAVE GRANTED READ-RITE AN IRREVOCABLE PROXY TO VOTE THEIR SHARES IN FAVOR OF APPROVING THE PROPOSED TRANSACTION.

         YOUR VOTE IS VERY IMPORTANT TO THE COMPANY.

         As a condition to consummating the Proposed Transaction, the Proposed Transaction must be approved by the affirmative vote of holders of at least a majority of the outstanding shares of the Company's Common Stock and Preferred Stock voting together as a single class. Therefore, it is important that your shares be represented at the Annual Meeting, whether or not you are able to attend. Accordingly, please complete, sign and date the accompanying blue form of PROXY and return it in the enclosed prepaid envelope as soon as possible. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously returned your proxy. Your prompt cooperation will be greatly appreciated.

                                 Sincerely,

                                 /s/ Russell M. Krapf
                                 --------------------
                                 Russell M. Krapf
                                 President & CEO

                                  CENSTOR CORP.
                                   __________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 11, 1996

TO THE SHAREHOLDERS OF CENSTOR CORP.

         Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of Censtor Corp. (the "Company") will be held at the principal offices of the Company, Suite 270, 2105 Hamilton Avenue, San Jose, California 95125, on July 11, 1996 at 11 a.m., local time, to consider and vote upon the following proposals:

         1. To elect five (5) directors to serve for the ensuing year and until their successors are elected;

         2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending June 30, 1996;

         3. To approve the sale of the Company's research and development operations, including the assets and contracts related thereto, and the grant of a non-exclusive license to the Company's intellectual property, including the Company's rights in patents, technology and software, pursuant to the terms and conditions of the Agreement for Purchase and Sale of Assets, dated as of March 29, 1996, by and between Read-Rite Corporation ("Read-Rite") and the Company and the transactions contemplated thereby (collectively, the "Proposed Transaction"); and

         4. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

         The close of business on May 31, 1996 has been fixed as the record date for the determination of Shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Shareholders are not entitled to dissenters' rights under California General Corporation Law in connection with the Proposed Transaction. A complete list of Shareholders entitled to vote at the Annual Meeting will be available for inspection by Shareholders at the offices of the Company during the Company's ordinary business hours beginning ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting.

         Accompanying this Notice of Annual Meeting and Proxy Statement (or recently mailed to you) are: (i) the Company's 1995 Annual Report, which consists of the Company's Form 10-K for the year ended June 30, 1995, as amended by the Company's Form 10-K/A Amendment No. 2 dated December 13, 1995, (ii) a letter to the Shareholders from the President, (iii) the Company's Form 10-Q for the quarter ended March 31, 1996 and (iv) the form of proxy card to be returned in the enclosed envelope.

                                      By Order of the Board of Directors

                                      /s/ Sabine Austin
                                      -------------------
                                      Sabine Austin
                                      Assistant Secretary

San Jose, California
June 28, 1996

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED BLUE FORM OF PROXY IN THE RETURN ENVELOPE PROVIDED. ANY PERSON GIVING A PROXY MAY REVOKE IT AT ANY TIME, AND SHAREHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON.

                                  CENSTOR CORP.
                         SUITE 270, 2105 HAMILTON AVENUE
                           SAN JOSE, CALIFORNIA 95125
                                 (408) 298-8400
                                   __________

                                 PROXY STATEMENT
                                   __________

                         ANNUAL MEETING OF SHAREHOLDERS

                                  JULY 11, 1996

         THIS PROXY STATEMENT IS FURNISHED TO THE HOLDERS OF COMMON STOCK AND PREFERRED STOCK OF CENSTOR CORP. (THE "COMPANY" OR "CENSTOR") IN CONNECTION WITH THE SOLICITATION BY THE BOARD OF DIRECTORS OF THE COMPANY OF PROXIES IN THE FORM ENCLOSED TO BE VOTED AT AN ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY TO BE HELD AT THE COMPANY'S OFFICES, SUITE 270, 2105 HAMILTON AVENUE, AT 11 A.M. ON JULY 11, 1996 (THE "ANNUAL MEETING"). THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY ARE BEING MAILED TO THE SHAREHOLDERS ON OR ABOUT JUNE 28, 1996 AND THE COMPANY IS BEARING THE COST OF THIS SOLICITATION.

                             PURPOSE OF THE MEETING

         At the Annual Meeting, the Shareholders of the Company (the "Shareholders") will be asked to consider and act upon the following proposals:

         1. To elect five (5) directors to serve for the ensuing year and until their successors are elected;

         2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending June 30, 1996;

         3. To approve the sale of the Company's research and development operations, including the assets and contracts related thereto, and the grant of a non-exclusive license to the Company's intellectual property, including the Company's rights in patents, technology and software, pursuant to the terms and conditions of the Agreement for Purchase and Sale of Assets, dated as of March 29, 1996 (the "Asset Sale Agreement"), by and between Read-Rite Corporation ("Read-Rite") and the Company and the transactions contemplated thereby (collectively, the "Proposed Transaction"); and

         4. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

                                  VOTING RIGHTS

         Shareholders of record of the Company as of the close of business on May 31, 1996 have the right to receive notice of and to vote at the Annual Meeting. On May 31, 1996, the Company had issued and outstanding 24,291,151 shares of capital stock entitled to vote, consisting of 9,303,344 shares of Common Stock, 6,617,299 shares of Series A Preferred Stock and 8,370,508 shares of Series B Preferred Stock. Each share of Common Stock, Series A Preferred Stock and Series B Preferred Stock is entitled to one vote. For action to be taken at the Annual Meeting, the majority of the shares entitled to vote must be represented at the meeting in person or by proxy.

         While the Company's Restated Articles of Incorporation authorize the holders of the Company's Series B Preferred stock voting as a separate class to elect one member of the Company's Board of Directors, to date, the holders of the Series B Preferred Stock have not chosen to do so. Therefore, the holders of Preferred Stock and Common Stock, voting together as a single class, will elect all the members of the Board of Directors.

         Every Shareholder voting for the election of directors may cumulate such Shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the Shareholder's shares are entitled, or distribute the Shareholder's votes on the same principle among as many candidates as the Shareholder thinks fit, provided that votes cannot be cast for more than the number of directors to be elected. However, no Shareholder shall be entitled to cumulate votes unless such candidate's name has been placed in nomination prior to the voting and the Shareholder, or any other Shareholder, has given notice at the meeting prior to the voting of his or her intention to cumulate his or her votes.

         Consummation of the Proposed Transaction requires the affirmative vote of a majority of the shares of Common Stock and Preferred Stock voting together as a single class. Certain Shareholders of the Company have granted Read-Rite an irrevocable proxy to vote their shares in favor of approving the Proposed Transaction. The Shareholders who granted such proxies currently, in aggregate hold common equivalent voting shares that exceed 14 million and represent approximately 58% of the total outstanding common equivalent voting shares of the Company. If such shares are voted by Read-Rite in accordance with the proxy, approval of the Proposed Transaction is virtually guaranteed.

                                     PROXIES

         Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company from its Shareholders.

         Shares represented by properly executed proxies received by the Company will be voted at the Annual Meeting in accordance with the instructions thereon. Shares represented by executed proxies received by the Company with no instructions will be voted in favor of all proposals set forth in the Notice of Meeting. The Company intends to include abstentions as present or represented for purposes of establishing a quorum for the transaction of business. Abstentions are counted as votes against a proposal for purpose of determining whether or not a proposal has been approved.

         Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise by (i) filing with the Assistant Secretary of the Company a signed written statement revoking his or her proxy or (ii) submitting an executed proxy bearing a date later than that of the proxy being revoked. A proxy may also be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not by itself constitute the revocation of a proxy.

         No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement in connection with the solicitation of proxies and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction to any person to whom it is not lawful to make any such solicitation in such jurisdiction. The delivery of this Proxy Statement does not, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

         ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO READ-RITE HAS BEEN PROVIDED BY READ-RITE AND THE COMPANY DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF INFORMATION RELATING TO READ-RITE.

         The approximate date on which this Proxy Statement is being mailed to the Company's Shareholders is June 28, 1996. This Proxy Statement is accompanied by (a) the form of proxy card to be signed and returned in the enclosed envelope, (b) a letter to the Shareholders from the President and (c) Notice of Annual Meeting. The 1995 Annual Report of the Company, which consists of the Company's Form 10-K for the year ended June 30, 1995, as amended by the Form 10-K/A Amendment No. 2 dated December 13, 1995 and the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1996 have been recently mailed to you.

                           FORWARD LOOKING STATEMENTS

         The statements in this Proxy Statement that relate to future plans, events or performance are forward-looking statements. Actual results could differ materially due to a variety of important factors, including for example, Read-Rite's ability to perform under the terms of the Proposed Transaction, the Company's ability to develop its portfolio of licenses, failure of the Company's licensees to perform under existing or future licenses, the development of competing technology and the risks associated with protecting the Company's intellectual property rights from adverse claims. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----
SUMMARY OF PROXY STATEMENT........................................................................................4

PROPOSAL 1:  ELECTION OF DIRECTORS................................................................................9
         Board Meetings and Committees...........................................................................10
         Director Compensation.................................................................................. 10
         Summary Compensation Table..............................................................................11
         Option Grants in Last Fiscal Year...................................................................... 12
         Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values...................... 13
         Certain Relationships and Related Transactions......................................................... 13
         Security Ownership of Directors, Executive Officers and Certain Shareholders........................... 14
         Report of the Board of Directors on Executive Compensation..............................................17
         Performance Chart.......................................................................................18
         Compliance with Section 16(a) of the Exchange Act.......................................................18

PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS................................................ 19

PROPOSAL 3:  THE PROPOSED TRANSACTION........................................................................... 20
         General  ...............................................................................................20
         Background............................................................................................. 20
         Purchase Price......................................................................................... 24
         Assets to be Sold and Retained by the Company.......................................................... 24
         Intellectual Property to be Retained for Licensing by the Company...................................... 25
         Unaudited Pro-Forma Financial Data......................................................................25
         Dispute Resolution......................................................................................30
         Shareholder Approval................................................................................... 30
         Certain Information Concerning Read-Rite............................................................... 30
         Opinion of Financial Advisor........................................................................... 31
         Interest of Management in the Transaction...............................................................33
         Effect on Employees.....................................................................................33
         Application of Sale Proceeds............................................................................33
         Estimated Use of Proceeds...............................................................................34
         Investor Notes to be Repaid.............................................................................34
         Certain Federal Income Tax Consequences.................................................................34
         Recommendation of the Board of Directors................................................................34
         Representations and Warranties..........................................................................36
         Covenants...............................................................................................36
         Conditions to the Proposed Transaction..................................................................36
         Termination of the Proposed Transaction.................................................................36
         Conduct of Business Prior to the Closing................................................................37
         Expenses ...............................................................................................37

AVAILABLE INFORMATION............................................................................................38

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................38

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS.....................................................................39

                                    APPENDIX

APPENDIX A -  ASSET SALE AGREEMENT

APPENDIX B -  OPINION OF VON GEHR INTERNATIONAL

                           SUMMARY OF PROXY STATEMENT

         The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in, and attached as exhibits to, this Proxy Statement.

DATE, TIME AND PLACE OF        An Annual Meeting of Shareholders of Censtor
ANNUAL MEETING OF              Corp., a California corporation (the "Company"),
SHAREHOLDERS                   will be held on July 11, 1996 at 11 a.m., local
                               time, at the Company's principal executive offices, Suite 270, 2105 Hamilton Avenue, San
                               Jose, California 95125.

PURPOSE OF THE MEETING         At the Annual Meeting, the Shareholders of the
                               Company will be asked to (i) elect directors,
                               (ii) ratify and appoint Ernst & Young LLP as independent auditors, and (iii) approve the Proposed Transaction.

                                   PROPOSAL 1:
                              ELECTION OF DIRECTORS

CURRENT BOARD                  The board currently consists of the
                               following seven (7) members, (four of whom have been nominated for reelection): James A. Cole, Garrett A. Garrettson, B. Kipling Hagopian, Edwin
                               V.W. Zschau, Paul R. Low, Richard C.E. Morgan and
                               Russell M. Krapf.

NOMINEES                       Pursuant to a Board resolution, the
                               number of Directors shall be reduced to five (5) as of the date of the Annual Meeting. The five
                               (5) nominees are James A. Cole, Garrett A.
                               Garrettson, B. Kipling Hagopian, Edwin V.W.
                               Zschau and Russell M. Krapf.

                                   PROPOSAL 2:
                       APPOINTMENT OF INDEPENDENT AUDITORS

CURRENT AUDITORS               Ernst & Young LLP were appointed as the
                               Company's independent auditors for its fiscal year ending June 30, 1995, and the Board of Directors has appointed Ernst & Young LLP as the
                               Company's independent auditors for its fiscal year ending June 30, 1996, pending Shareholder ratification.

PROPOSED AUDITORS              The Shareholders are asked to ratify
                               appointment of Ernst & Young LLP as the
                               independent auditors for fiscal year ending June
                               30, 1996.

                                   PROPOSAL 3:
                            THE PROPOSED TRANSACTION

IN GENERAL                     The Asset Sale Agreement (included in
                               Appendix A to the Proxy Statement), if approved by the Shareholders, provides for the transfer by the Company to Read-Rite of the Company's research and development operations, including the hiring of 84 Censtor employees, the sale of certain of the Company's physical assets and the Company's rights and obligations under contracts related thereto, on the closing date described in the Asset Sale Agreement (the "Closing").

                               Additionally, as a condition to consummation of the Asset Sale Agreement, the Company and Read-Rite will enter into a license agreement (the "License Agreement"), pursuant to which the Company will grant a non-exclusive irrevocable world-wide license to Read-Rite covering the Company's intellectual property, including the Company's rights in patents, technology and software.

                               The Company is not selling any of its assets relating to the technology, patents, know-how or any of its proprietary information. The Company will retain ownership of the technology and related patents developed during the past fourteen (14) years through the investment of $97.3 million in equity and debt financing through March 31, 1996. After the consummation of the Proposed Transaction, the Company will no longer have technology development operations or the obligation to fund such operations. Such funding has recently required the Company to expend approximately $1.0 million per month; this represents two-thirds of the Company's total cash requirements. The Company currently owns 16 domestic patents, 10 foreign patents, has applied for an additional 10 patents and intends, through its own in-house patent attorney, to convert the remainder of its intellectual property into licensable patents and to develop royalty income from its licensees during the next several years. The Company is not selling any assets necessary to continue such licensing operations. Historically all of the Company's revenues have been derived from the grant of licenses. See "Proposal 3: The Proposed Transaction - Background" (pages 20-24).

REQUIRED VOTE                  The Asset Sale Agreement requires that the
                               Proposed Transaction be approved by the
                               affirmative vote of at least the majority of the outstanding shares of the Company's Common Stock and Preferred Stock voting together as a class.

                               Certain Shareholders of the Company have granted Read-Rite an irrevocable proxy to vote their shares in favor of approving the Proposed Transaction; these Shareholders are: Brentwood Associates, Aeneas Venture Corporation, Wolfensohn Partners, J.P. Morgan, Morgenthaler Ventures, New Enterprise Associates, Advanced Technology Associates, Nippon Enterprise Development Corporation, Spectra Enterprise Associates and Richard E. Cottrell. In aggregate, such Shareholders' common equivalent voting shares exceed 14 million and represent approximately 58% of the total outstanding common equivalent voting shares of the Company. If Read-Rite votes in accordance with these proxies, approval of the Proposed Transaction is virtually guaranteed.

RECOMMENDATION OF THE          The Board of Directors of the Company has
BOARD OF DIRECTORS             approved the Proposed Transaction because it
                               believes it to be fair and in the best interests of the Company and Shareholders. The Board of Directors unanimously recommends that
                               Shareholders vote "FOR" approval of the Proposed
                               Transaction. In recommending that Shareholders approve the Proposed Transaction, the Board of Directors has considered various factors including the cash and non-cash consideration offered by Read-Rite, the historical and current financial condition and results of operations of the Company, the future prospects of the Company's business and technology, the opinion of the Company's financial advisors, the likelihood of consummating the Proposed Transaction, the compatibility of the physical assets being transferred and the non-exclusive license with the operations of Read-Rite, and the effect of the Proposed Transaction on the Company's employees and customers. See "Proposal 3: The
                               Proposed Transaction - Recommendation of the
                               Board of Directors" (pages 34-36) and "Proposal
                               3: The Proposed Transaction -- Background" (pages
                               20-24).

TERMS OF THE PROPOSED          Pursuant to the Asset Sale Agreement, Read-Rite
TRANSACTION                    will purchase most tangible physical assets of
                               the Company related to the Company's research and development operations, and Read-Rite will assume certain of the Company's existing contracts and the Company's liabilities thereunder, including the Company's lease obligation related to its facilities at 530 Race Street, San Jose,

                               California and all the Company's equipment lease obligations totaling $934,000 (as of March 31,
                               1996). Tangible physical assets being sold
                               (including leased equipment) have a net book value of $1.3 million or 99% of total tangible physical assets (excluding intangible assets, such as proprietary technology, which comprise the majority of the total assets) of the Company as of March 31, 1996. As of February 5, 1996, 84 of the 89 employees of the Company became employees of Read-Rite for the purposes of operating the physical assets to be sold to Read-Rite and developing the technology to be licensed to Read-Rite (the "Transferred Employees").

                               The terms of the Proposed Transaction require Read-Rite to pay an aggregate purchase price of $9,025,000 (subject to a maximum of $2.4 million in potential downward adjustments at the Closing), up to $6,525,000 of which (subject to the same maximum of $2.4 million in potential downward adjustments at the Closing) will be paid to the Company at the Closing, (the "Initial Payment"), and up to $2,500,000 of which will be paid to the Company between November 15, 1996 and nine months after the Close ($250,000 on November 15, 1996, $250,000 on December 13, 1996, the
                               remaining $2.0 million nine months after the Close) (the "Final Payment") (such amounts include payment for granting of the license pursuant to the License Agreement). The Initial Payment is subject to reduction in an amount equal to (a) 50% of the amount outstanding March 29, 1996 under a promissory note in the principal amount of $900,000 in favor of Read-Rite, plus
                               (b) 50% of certain employee compensation expenses accrued or paid by Read-Rite through March 29, 1996, plus (c) 50% of accrued but unpaid expenses of the Company from February 2, 1996 through March 29, 1996, less (d) certain prepaid expenses of the Company outstanding on March 29, 1996, less (e) certain expenses of the Company incurred through the Closing, including accounting, legal and other expenses related to the Proposed Transaction ("Seller Expenses"). Seller Expenses are defined and discussed in greater detail in the section entitled "Proposal 3: The Proposed Transaction -- Purchase Price" (page 24). The downward adjustments to the purchase price through March 29, 1996 are estimated to be $857,000. It is anticipated that potential downward adjustments will not exceed $2.0 million through the Closing; if potential downward adjustments exceed $2.4 million the Company will seek new Shareholder approval for the Proposed Transaction.

                               The Final Payment is subject to reduction for any claims by Read-Rite for damages in the event the Company breaches the Asset Sale Agreement or License Agreement.

                               In addition, Read-Rite will lend to the Company up to $1,550,000 to finance the Company's operations and certain ongoing business expenses through the Closing ("Bridge Notes"). Amounts borrowed from Read-Rite under the Bridge Notes that are used to pay, or are accrued for, expenses after March 29, 1996 and before the Closing related to the assets and contracts transferred to Read-Rite (including for example, equipment lease payments, building rent, utilities and other related expenses) will be forgiven as of the Closing. As of May 31, 1996 the balance owing on the Bridge Notes is $ 1,300,000, excluding interest. It is anticipated that the Company will require the entire $1,550,000 of the Bridge Notes to be drawn down by the Close.

                               Of the net proceeds from the Proposed
                               Transaction, the Company expects to use
                               approximately $ 6.5 million to pay down
                               obligations estimated to be due as of the Closing including $2.0 million in escrow for payment to Denki Kagaku Kogyo Co., Ltd. ("Denka") by July 31, 1996, and $1.0 million plus accrued interest, at 11%, for payment of obligations to certain Shareholders who have loaned the Company operating funds, of which $546,675, plus accrued interest, is due at the Closing and the remainder due nine months after the Closing. The remainder of the proceeds, if any, will be used for general working capital purposes with respect to the Company's remaining business operations. The Company has no present intention to pay any dividend to Shareholders or to otherwise distribute to its Shareholders any proceeds received from the Proposed Transaction.

OPINION OF FINANCIAL
ADVISER The Company's financial advisor, Von Gehr International, has rendered a written opinion that the consideration to be received by the Company in the Proposed Transaction is fair from a financial standpoint. A copy of the opinion appears as Appendix B and should be read in its entirety. See "Proposal 3: The Proposed Transaction -- Opinion of Financial Advisor" (pages 31-33).

CONDITIONS OF THE
PROPOSED TRANSACTION           Consummation of the Proposed Transaction is
                               subject to approval by the Shareholders and to a number of other conditions, including: (a) all representations and warranties made by each party in the Asset Sale Agreement being true and correct, and all agreements, covenants and conditions required to be performed under the Asset Sale Agreement having been performed, as of the Closing, (b) each party's receipt at the Closing of certain closing certificates and legal opinions, (c) the absence of any pending or threatened legal action to enjoin the Proposed
                               Transaction, and (d) consent from certain existing licensees of the Company to the essential terms of the License Agreement. All necessary consents from licensees have been received by the Company.

                               Read-Rite's obligations under the Asset Sale
                               Agreement are contingent upon Read-Rite and the Company consummating the License Agreement.

EFFECTIVE TIME OF THE
TRANSACTION                    The Proposed Transaction is anticipated to be
                               consummated within ten business days following
                               Shareholder approval and satisfaction or waiver of each condition precedent described in the Asset Sale Agreement.

TERMINATION OF THE ASSET
SALE AGREEMENT                 At any time prior to the Closing, the Asset Sale
                               Agreement may be terminated under certain circumstances, including the following: (a) if a court prohibits the Proposed Transaction, (b) by mutual written consent of Read-Rite and the Company, (c) by the Company if there has been a material breach on the part of Read-Rite in its representations, warranties or covenants, subject to a right to cure, and (d) by Read-Rite if there has been a material breach on the part of the Company in its representations, warranties or covenants, subject to a right to cure. If terminated in accordance with (a) or (b), Read-Rite and the Company shall enter into a limited license agreement (the "Limited License
                               Agreement") pursuant to which the Company shall grant a perpetual, non-exclusive license to Read-Rite covering the Company's rights to certain technology and software, for a one-time fee of $2.0 million. If terminated in accordance with (c), Read-Rite will forgive certain obligations of the Company and the Company and Read-Rite (if elected by Read-Rite) shall enter into the Limited License Agreement for a one time fee of $2.0 million. If terminated in accordance with (d), the Company and Read-Rite shall enter into the Limited License Agreement for no fee and the Company must repay certain obligations to Read-Rite.

CERTAIN FEDERAL INCOME
TAX CONSEQUENCES               For tax purposes, the Company will recognize
                               income or gain as a result of the Proposed
                               Transaction. Notwithstanding, the Company has determined that it will not have to pay any income tax related to the Proposed Transaction because any income or gain will be offset by current year tax net operating loss or prior year net operating loss carry forwards. The
                               Proposed Transaction will not have any federal income tax consequences to the Shareholders.

PLANS FOR BUSINESS
ACTIVITY After shareholder approval, the Company intends to perfect the remainder of its proprietary technology through patent protection and the Company intends to execute new royalty bearing licenses. The Company plans to monitor its current and future licensees and collect royalties when due. See "Proposal 3: The Proposed Transaction -- Background" (pages 20-24).

NO DISSENTERS' RIGHTS          Under California General Corporation Law, the
                               holders of Common Stock and Preferred Stock are not entitled to dissenters' rights in connection with the Proposed Transaction. Although dissenters' rights are not available, the Company's officers and directors are bound by their fiduciary obligations to the Company and its Shareholders and are subject to legal action for any breach of such obligations.

SELECTED FINANCIAL DATA        Certain audited and unaudited consolidated
                               financial information regarding the Company is contained in the Company's 1995 Annual Report
                               (which consists of the Annual Report on Form 10-K for the year ended June 30, 1995, as amended, by the Form 10-K/A Amendment No. 2 dated December
                               13, 1995, and the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1996 and pro-forma financial statements, all of which accompany or are included in this Proxy
                               Statement, or have been mailed recently to you.

                                   PROPOSAL 1:

                              ELECTION OF DIRECTORS

         A board of five (5) directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them to elect as many of the nominees named below as can be elected by votes represented by such proxies. Five (5) of such nominees (Messrs. Cole, Garrettson, Hagopian, Zschau and Krapf), are presently directors of the Company. In the event that any of the nominees shall become unavailable the proxy holders will vote in their discretion for a substitute nominee. It is not expected that any nominee will be unavailable. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been duly elected and qualified.

         The names of the nominees, and certain information about them, are set forth below:

            Name                    Age              Position with Censtor              Director Since
- ------------------------------     ------   ----------------------------------------  ------------------
James A. Cole (1)                  53       Director                                  October 1992
Garrett A. Garrettson (1)          52       Director                                  February 1993
B. Kipling Hagopian                54       Director                                  November 1981
Edwin V.W. Zschau (1)              56       Director                                  December 1995
Russell M. Krapf                   48       Director, President and Chief Executive   April 1996
                                            Officer of the Company

(1)  Member of the Compensation Committee.

         JAMES A. COLE joined the Company's Board of Directors in October 1992 and was appointed a member of the Compensation Committee on April 2, 1996. Since 1986, Mr. Cole has been the Managing General Partner of Spectra Enterprise Associates, and a Partner of New Enterprise Associates, both private venture capital partnerships. Mr. Cole is also a director of Gigatronics, Inc., Spectrian Corp. and Vitesse Semiconductor Corp., all public companies. From 1972 to 1984, he served as co-founder, Executive Vice-President and Director of Amplica, Inc., a leading supplier of microwave integrated circuit components and subsystems for the defense and commercial communications industries. Mr. Cole served in marketing and sales management positions for several companies. Mr. Cole is a graduate of the University of California Graduate School of Management at Los Angeles.

         GARRETT A. GARRETTSON is President and CEO of Spectrian Corporation. Dr. Garrettson is the past President and CEO of Censtor Corp.; he resigned from Censtor in April 1996. He joined the Company in February 1993 as a member of the Board of Directors, President and Chief Operating Officer, and became Chief Executive Officer in April 1993. He was also appointed a member of the Compensation Committee on April 2, 1996. Dr. Garrettson served as Vice President of Product Strategy and Engineering at Seagate Technology, Inc. beginning in August 1990, and served as Vice President of Engineering and Product Line Management at Imprimis Technology for four years beginning in 1986. Prior to that, Dr. Garrettson worked at Hewlett-Packard Laboratories for thirteen years where he was Laboratory Director. Dr. Garrettson attended Stanford University where he earned B.S. and M.S. degrees in Engineering Physics, and a Ph.D. in Mechanical Engineering (Nuclear), after which he served four years in the U.S. Navy as Professor of Physics in the Naval Post Graduate School.

         B. KIPLING HAGOPIAN joined the Company's Board of Directors in November 1981 and became Chairman in 1993. Mr. Hagopian is also a member of the Board of Directors of Performance Semiconductor Corporation. In 1972, Mr. Hagopian founded Brentwood Associates, one of the largest high technology venture capital investment companies in the United States, and has been a General Partner since that time. Mr. Hagopian received his B.A. and M.B.A. from the University of California at Los Angeles.

         EDWIN V.W. ZSCHAU is a Senior Lecturer of Business Administration at Harvard University. Dr. Zschau was appointed to the Company's Board of Directors in December 1995; he was subsequently appointed to the Company's Compensation Committee in April 1996. Prior to Harvard University, he was General Manager of the IBM Storage Systems Division from April 1993 until July 1995. Prior to that, he served as Chairman and CEO of Censtor Corporation from July 1988 to April 1993. Before joining Censtor, Dr. Zschau was a General Partner of Brentwood Associates, a venture capital firm, and prior to that he served two terms in the U.S. House of Representatives from January 1983 until January 1987. Dr. Zschau has an A.B. degree from Princeton University and M.B.A., M.S. and Ph.D. degrees from Stanford University. He serves as a Director of GenRad, Inc. and Identix Incorporated.

         RUSSELL M. KRAPF is President and Chief Executive Officer of the Company and was appointed to the Board of Directors on April 19, 1996 to replace Dr. Hamilton who resigned effective April 1, 1996. Mr. Krapf joined Censtor in February 1988 as Executive Vice President and became President in March 1991. He subsequently left the Company February 1992 to become the President of one of the Company's component partners and rejoined the Company in August 1993 as Senior Vice President. Prior to joining Censtor, Mr. Krapf was Chairman, President and Chief Executive Officer of Lapine Technology, (which developed and marketed 3.5 inch hard disk drives). During 1984 - 1985, Mr. Krapf was President and Chairman of Grenex, Inc. a manufacturer of thin film media which was acquired by Seagate. In 1983, Mr. Krapf was President of Kearney Magnetics, a manufacturer of 5.25 inch disk media. Between 1974 and 1983, he held management positions in the rigid disk business of Memorex and Nashua Corporation. For the past five years, Mr. Krapf has been a director (also serving three years as President) of IDEMA, a disk drive trade association. Mr. Krapf has a B.S. in Engineering Science from Florida State University and an M.B.A. from Boston University.

BOARD MEETINGS AND COMMITTEES

         During the period July 1, 1994 through June 30, 1995, the Company held twelve (12) Board of Directors meetings, including five (5) telephonic Board of Directors Meetings. During the period July 1, 1995 through December 31, 1995, the Company held twenty-two (22) Board of Directors meetings, including twenty
(20) telephonic Board of Directors meetings. No incumbent director participated in fewer than 75% of the total number of meetings of the Board and all committees of the Board on which he served that were held during the period he served on the Board or such committees.

         The Compensation Committee did not meet in fiscal year 1995. The function of the Compensation Committee is to review, and to recommend to the Board, management compensation and to administer the Company's stock option plans. During fiscal year 1995, the Board as a whole reviewed and approved management compensation issues and administered the Company's stock option plans.

         The Board does not have a nominating or audit committee.

DIRECTOR COMPENSATION

         Employee directors receive no additional compensation for service on the Board of Directors. Dr. Zschau, a non-employee director, who has been a consultant to the Company and who will receive a total of $75,000 of compensation for work performed between December 1, 1995 and March 31, 1996, will receive cash compensation for attending meetings (commencing in April 1996) of the Board of Directors, consisting of $1,000 for each meeting of the Board which he attends in person and $500 for each telephonic board meeting in which he participates. Messrs. Cole and Hagopian are reimbursed for reasonable out-of-pocket expenses incurred in connection with the attendance at Board meetings. Non-employee directors are entitled to participate in the Company's 1990 Stock Plan. During the fiscal year ended June 30, 1995, 50,000 options were granted to non-employee directors.

SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation paid by the Company for the year ended June 30, 1995 to the Chief Executive Officer and each of the other most highly compensated executive officers of the Company whose total compensation exceeded $100,000:

Name and Principal          Year      Annual       Compensation           Long-Term              All Other
Position                    ----      Salary          Bonus             Compensation          Compensation(3)
- --------                              ------          -----         Securities Underlying     ---------------
                                                                       Option(#)(1)(2)
                                                                       ---------------
Garrett A. Garrettson       1995     $250,480         $   775             300,000                 $  912
  Chief Executive Officer   1994      250,000             ---                 ---                  1,056
                            1993       83,654             ---             480,224                    352
Robert D. Hempstead         1995      161,290          40,000             200,000                    746
  Vice President, Head      1994      110,381          25,000              75,330                    427
  Research and              1993          ---             ---                 ---                    ---
  Development

Russell M. Krapf            1995      166,730          26,650             100,000                    775
  Sr. Vice President        1994      174,952          14,425              94,161                    707
                            1993          ---             ---                 ---                    ---
David M. Kowalski(4)        1995      153,847          28,000             100,000                    730
  Chief Financial           1994      163,788          26,250             160,075                    667
  officer,                  1993          ---             ---                 ---                    ---
  Vice President,
  Administration, Secretary

- -----------------------------

(1) The stock options granted to the named officers vest as to 1/48 of the shares per month at the end of each month after the date of grant; provided, however, that in certain cases options are not first exercisable until six months after the date of grant. The options are exercisable at a price of $0.40 per share and expire ten years from the date of grant.

(2) There are no other long-term incentive compensation plans which require disclosure.

(3) Reflects premiums paid by the Company on behalf of the named officers for term life insurance with benefits payable to beneficiaries designated by the officers.

(4)      Mr. Kowalski resigned his position with the Company effective August
         11, 1995.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information concerning grants of stock options to each of the Company's executive officers named in the Summary Compensation Table during the fiscal year ended June 30, 1995. Shown are the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term.



                                  Individual Grants                                Potential Realizable Value
                  ------------------------------------------------                   at Assumed Annual Rates
                                                                                          of Stock Price
                                                                                        Appreciation for
                                                                                            Option Term
                                                                                   --------------------------

   Name            Number of        % of Total        Exercise or    Expiration       5%($)         10%($)
   ----           Securities          Options         Base Price        Date        --------       --------
                  Underlying        Granted to           $/Share     ----------
                    Options        Employees in       -----------
                  Granted (#)       Fiscal Year
                  -----------      ------------

Garrett A.         300,000         20.33%               $0.40          10/05/04      $75,467        $191,249
Garrettson


David M.           100,000          6.78%               $0.40          10/05/04      $25,156         $63,750
Kowalski

Russell M.         100,000          6.78%               $0.40          10/05/04      $25,156         $63,750
Krapf

Robert D.          200,000         13.56%               $0.40          10/05/04      $50,312        $127,499
Hempstead

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

         The following table sets forth for each executive officer named in the Summary Compensation Table above information regarding the fiscal year-end value of unexercised options for each such person. No named executive officer exercised options in the last fiscal year.


                           Number of Securities          Value of Unexercised
                          Underlying Unexercised         In-the-Money Options
                         Options at 1995 Year-End         at 1995 Year-End(1)
                      ----------------------------- ----------------------------

       Name            Exercisable   Unexercisable   Exercisable   Unexercisable
- -------------------- -------------- -------------- --------------  -------------

Garrett A.            329,355        450,869        0              0
Garrettson


David M.               91,335        168,740        0              0
Kowalski

Russell M.             57,861        136,300        0              0
Krapf

Robert D.              58,443        216,887        0              0
Hempstead

- -----------------------------

(1) The option exercise price of $0.40 per share was equal to the fair market value of the underlying Common Stock as of June 30, 1995.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company has entered into the following transactions with its officers and directors since July 1, 1994:

         In September 1990, Harold J. Hamilton, a retired executive officer and a past director of the Company, exercised stock options as to 244,821 shares of the Company's Common Stock and, in lieu of payment to the Company for such exercise, Mr. Hamilton delivered to the Company a promissory note in the principal amount of $71,500. The note, the total principal amount of which is still outstanding, was subsequently amended to change the interest rate, currently bears interest at the rate of 5.38% per annum and is due September 21, 2000.

         In September 1990, Edwin V.W. Zschau, a current director of the Company, exercised stock options as to 283,092 shares of the Company's Common Stock and in lieu of payment to the Company for such exercise, Dr. Zschau delivered to the Company a promissory note in the principal amount of $82,500. The note, the total principal amount of which is still outstanding, was subsequently amended to change the interest rate, currently bears interest at the rate of 5.38% per annum and is due April 23, 1997.

         The Company's Bylaws provide that the Company is required to indemnify its officers and directors to the fullest extent permitted by California law, including those circumstances in which indemnification would otherwise be discretionary, and that the Company is required to advance expenses to its officers and directors as incurred. Further, the Company has entered into indemnification agreements with its officers and directors. The Company believes that its charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

         In December 1995, Edwin V.W. Zschau, a current director of the Company, entered into a one year consulting agreement with the Company, whereby the Company would pay Dr. Zschau $7,500 per month for up to three days service per month to help develop and implement the Company's financing strategy as well as for participation as a member of the Company's Board of Directors. Dr. Zschau subsequently worked 30 days on behalf of the Company during the period December 1995 through March 1996, culminating with the Company entering into a Letter of Intent with Read-Rite. The Company's Board agreed to modify this agreement to pay Dr. Zschau $75,000 for the 30 days of work through March 31, 1996, and to terminate any future payments for consulting on financial strategy issues. Dr. Zschau will be paid for attendance at Board of Director's meetings (See "Director Compensation".)

         On January 31, 1996 and subsequently amended on April 2, 1996, the Company's Board of Directors approved a six month performance bonus (approximately $137,500) to be paid semi-monthly commencing April 23, 1996, for Garrett A. Garrettson. Dr. Garrettson has resigned as President and Chief Executive Officer effective April 22, 1996. See "Proposal 1: Election of Directors" (pages 9-10).

         Additionally, certain shareholders that beneficially own more than 5% of the Company's capital stock have made loans to the Company in the first calendar quarter of 1996. Fifty percent of the principle balances of these loans plus accrued interest on that portion will be repaid from the proceeds received by the Company at the Closing of the Proposed Transaction, while the remainder plus accrued interest on the remaining portion will be repaid nine months after the Closing of the Proposed Transaction as discussed on page 34 of the Proxy Statement. The shareholders who have made loans to the Company and who own more than 5% of the Company's capital stock include Wolfensohn Partners, Brentwood Associates and New Enterprise Associates. The principal balances are $186,700, $211,000 and $169,000 respectively. The annual interest rate for these loans is 11%.

         The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors, principal Shareholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding shares of Common Stock and Preferred Stock (on an as if converted basis) as of March 31, 1996 by (i) each person known to the Company beneficially to own 5% or more of the outstanding shares of its Common Stock or Preferred Stock, (ii) each of the Company's directors, (iii) each of the Company's executive officers, and (iv) all directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                         Preferred Stock (1)              Common Stock                 Totals (2)
                                         -------------------              ------------                 ----------

                                                                                                  Number of      Percent
                                      Number of        Percent       Number of       Percent        Common      of Common
                                        Shares        of Class        Shares         of Class     Equivalents   Equivalents
                                     Beneficially   Beneficially    Beneficially   Beneficially  Beneficially  Beneficially
                                         Owned          Owned         Owned           Owned         Owned         Owned
                                     ------------   ------------    ------------   ------------  ------------  ------------
         Name of Owner
         -------------

Brentwood Associates(3) ..........    1,298,244             8.66%    3,438,593            34.19%    4,736,837     18.91%
  11150 Santa Monica Boulevard
  Suite 1200
  Los Angeles, CA 90025

Aeneas Venture Corporation(4) ....    2,938,225            19.60%            0                0     2,938,225     11.73%
  600 Atlantic Avenue
  26th Floor
  Boston, MA 02210-2203

Wolfensohn Partners L.P.(5) ......      413,172             2.76%    1,066,211            10.60%    1,479,383      5.91%
  599 Lexington Avenue
  New York, NY 10022

J.P. Morgan Investment(6) ........      363,796             2.43%    1,060,244            10.54%    1,424,040      5.69%
  60 Wall Street
  New York, NY 10260-0060

New Enterprise Associates(7) .....    1,424,590             9.50%            0                0     1,424,590      5.69%
  1119 St. Paul Street
  Baltimore, MD 21202

Morgenthaler Venture Partners(8) .      314,669             2.10%      798,830             7.94%    1,113,499      4.45%
  700 National City Bank Building
  Cleveland, OH 44114

Fujitsu Limited ..................            0                0       784,682             7.80%      784,682      3.13%
  1015 Kamikodanaka
  Nakahara-ku, Kawasaki-shi
  Kanagawa-ken 211
  Japan

Garrett A. Garrettson(9) .........            0                0       503,943             5.01%      503,943      2.01%

B. Kipling Hagopian(10) ..........    1,298,244             8.66%    3,438,593            34.19%    4,736,837     18.91%

Harold J. Hamilton(11) ...........            0                0       307,583             3.06%      307,583      1.23%

Russell M. Krapf(12) .............            0                0       226,195             2.25%      226,195         *

Paul R. Low(13) ..................            0                0        18,144                *        18,144         *

Richard C.E. Morgan(14) ..........      413,172             2.76%    1,075,627            10.70%    1,488,799      5.94%

James A. Cole(15) ................    1,424,590             9.50%            0                0     1,424,590      5.69%

David M. Kowalski(16) ............            0                0             0                0             0         0

Robert D. Hempstead(17) ..........            0                0        98,596                *        98,596         *
                                              0                0       283,092             2.81%      283,092      1.13%
Edwin V.W Zschau(18) .............

All directors and executive
officers as a group(10
persons)(19)......................    3,136,006            20.92%    5,951,773            59.18%    9,087,779     36.29%

- -------------------------------

*        Less than one percent.

(1) Includes Series A Preferred and Series B Preferred. Preferred Stock is reflected on an as-converted to Common Stock basis. As of March 31, 1996, each share of Series A and Series B Preferred converts into one share of Common Stock.

(2) Reflects Preferred Stock (on an as-converted to Common Stock basis) and Common Stock combined.

(3)      Includes: 1,257,196; 2,366,978; 875,764; and 236,899 shares held respectively by Brentwood Associates II, Brentwood Associates III, Brentwood Associates IV and Evergreen II, L.P., of which 229,289; 429,253; 60,002, and 43,343 shares, respectively, are shares of the Company's Series A Preferred, and 108,494; 222,972; 82,519; and 22,372
         shares, respectively, are shares of the Company's Series B Preferred. Mr. Hagopian, the Chairman and a Director of the Company is a General Partner of Brentwood Associates. Mr. Hagopian disclaims beneficial ownership of the shares owned by Brentwood Associates.

(4) Includes 2,678,141 shares of the Company's Series A Preferred and 260,084 shares of the Company's Series B Preferred.

(5) Includes 273,116 shares of the Company's Series A Preferred and 140,056 shares of the Company's Series B Preferred. Richard C.E. Morgan, a Director of the Company, is a General Partner of Wolfensohn Partners L.P. Mr. Morgan disclaims beneficial ownership of the shares held by Wolfensohn Partners L.P.

(6) Includes 223,796 shares of the Company's Series A Preferred and 140,000 shares of the Company's Series B Preferred.

(7) Includes 1,274,853 and 149,737 shares held respectively by New Enterprise Associates V ("NEA") and Spectra Enterprise Associates ("Spectra"), of which 1,071,256 and 131,788 shares, respectively, are shares of the Company's Series A Preferred and 203,597 and 17,949 shares, respectively, are shares of the Company's Series B Preferred. NEA and Spectra are independent partnerships; however, the General Partners of Spectra are also General Partners of NEA. James A. Cole, a Director of the Company, is a Partner of NEA and the Managing General Partner of Spectra. Mr. Cole disclaims beneficial ownership of the shares owned by NEA and Spectra.

(8) Includes 332,352 and 784,335 shares held respectively by Morgenthaler Venture Partners and Morgenthaler Venture Partners II.

(9) Includes 503,943 shares subject to stock options which are exercisable within 60 days of March 31, 1996.

(10) Includes shares beneficially owned or held of record by entities associated with Brentwood Associates, as described in footnote 3 above. Mr. Hagopian is a General Partner of Brentwood Associates. Mr. Hagopian disclaims beneficial ownership of such shares.

(11) Includes (i) 282,144 shares held in trust for the benefit of Dr. Hamilton, which were purchased with a Promissory note to the Company in the amount of $71,500 secured by the shares, (ii) 5,648 shares held by Dr. Hamilton's two children, as to which shares he disclaims beneficial ownership, and (iii) 19,791 shares subject to stock options which are exercisable within 60 days of March 31, 1996.

(12) Includes 114,457 shares subject to stock options which are exercisable within 60 days of March 31, 1996.

(13) Includes 18,144 shares subject to stock options which are exercisable within 60 days of March 31, 1996.

(14) Includes shares beneficially owned or held of record by Wolfensohn Partners L.P., as described in footnote 5 above. Mr. Morgan is a General Partner of Wolfensohn Partners L.P. Mr. Morgan disclaims beneficial ownership of such shares.

(15) Includes shares beneficially owned or held of record by NEA and Spectra as described in footnote 7 above. Mr. Cole is a Partner of NEA and the Managing General Partner of Spectra. Mr. Cole disclaims beneficial ownership of these shares.

(16) Mr. Kowalski's vesting expired in August 1995 and his exercise period expired in February 1996.

(17) Includes 98,596 shares subject to stock options which are exercisable within 60 days of March 31, 1996.

(18) Includes 283,092 shares held in the name of Zschau Family Charitable Trust. These shares were purchased with a promissory note to the Company in the amount of $82,500 secured by the shares.

(19) Includes 754,931 shares subject to stock options exercisable within 60 days of March 31, 1996. See Notes 9, 11, 12, 13, 16 and 17. Also includes 7,650,226 shares which may be deemed to be beneficially owned by certain directors and officers. See Notes 10, 14, 15 and 18.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

         During fiscal 1995, executive compensation issues were reviewed by the Board of Directors, all of whom, with the exception of the President & CEO, were not employees of the Company. The President & CEO, Dr. Garrettson, presented compensation issues and proposals to the Board for all the executive officers with the exception of himself. The Chairman, Mr. Hagopian, presented proposals with respect to the compensation of the President & CEO to the other members of the Board of Directors during regularly scheduled board meetings.

         Compensation for the Company's executive officers, with the exception of the President & CEO was established by the Board of Directors to consist of salary, bonus and stock options. Compensation for the President & CEO was established by the Board to consist of salary and stock options. In 1994, the Board had adopted a bonus plan for the executive officers (other than the President & CEO) to insure a close link between compensation and the achievement of corporate goals and objectives. The Board had previously adopted an employee stock option plan to retain qualified executives by providing long-term incentives. Typically, new executives are offered a combination of salary, bonus and a grant of stock options as part of their initial employment package.

         During 1993, the Internal Revenue Code of 1986 was amended to include a provision that denies a deduction to publicly held corporations for compensation paid to "covered employees" (defined as the chief executive officer and the next four most highly compensated officers as of the end of the taxable year) to the extent that compensation paid to any "covered employee" exceeds $1 million in any taxable year of the corporation beginning after 1993. Certain "performance-based" compensation qualifies for an exemption from the limits on deductions. It is the Company's policy to qualify compensation paid to its top executives for deductibility in order to maximize the Company's income tax deductions, to the extent that so qualifying the compensation is not inconsistent with the Company's fundamental compensation policies. Based on the Internal Revenue Service's proposed regulations and compensation paid to the Company's "covered employees" for the 1995 taxable year, all compensation paid by the Company in 1995 to such covered employees was deductible to the Company.

         The Company has determined that stock options are an important incentive for attracting and retaining qualified personnel, including executives.

         With respect to corporate performance criteria, management presents to the Board a set of corporate goals for a subsequent period, generally 12 months, with specific goals for each of four quarters within this period. These goals establish benchmarks for assessing overall corporate performance. Given the dynamic nature of the new magnetic head development process, progress toward the achievement of corporate goals is reviewed with the Board periodically together with a description of any change in circumstances that management believes may warrant an update to or revisions to these goals. The major goals for 1995 were to produce working prototypes of magnetic heads for disk drive manufacturers and the closing of an interim round of financing to support operations.

         The above corporate goals are used to set individual goals for the executive officers. The President and CEO meets quarterly with the Board of Directors to establish and/or monitor individual goals, which are subject to adjustment based on revised corporate goals, individual performance, and to a lesser extent, general economic conditions. Goals of the President & CEO are set and reviewed quarterly by the Board of Directors based on corporate goals and individual performance. Factors and criteria upon which the President & CEO's compensation was based included attainment of financing, development of prototype magnetic recording heads and prosecution of the Company's patent portfolio.

         Periodic salary adjustments for executives are considered annually and salary adjustments may be awarded on the basis of increased responsibilities of individual executives over a period of time or the outstanding performance of individual executives as exhibited by achievement of individual and corporate goals and consistently high standards in the execution of duties, as presented by the President & CEO to the Board. Company performance as a whole, measured in part against the above goals, is a major consideration in the Board's decision to award any salary increases and, to a lesser extent, the Board also considers general economic conditions and trends. Bonuses are awarded to the executives (other than the President & CEO) solely based on achievement of pre-established goals approved in advance by the Board of Directors.

         During 1995, the executive officers' salaries, other than the President & CEO, were increased 5-7%. The salary of the President & CEO was increased 10%, and had not been adjusted for the previous two years. All these increases were considered and approved by the members of the Board of Directors who were not employees of the Company.

         Generally, the non-employee members of the Board of Directors met with the President & CEO to discuss the performance of the other executive officers and of the Company as a whole. The non- employee members of the Board then met in the absence of the President & CEO to discuss the performance of the President & CEO.

         In summary, the Board believes that it has established a program for compensation of the Company's executives which is fair and which aligns the financial incentives for executives with the interests of the Company's shareholders.

         During 1995, no executive officer of the Company served on the board of directors or compensation committee of another company that had an executive officer serve on the Company's Board of Directors.

PERFORMANCE CHART

         A Performance Chart is not included because there is no established public market for the Company's stock.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of a class of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission and the National Association of Securities Dealers.

Such officers, directors and ten percent Shareholders are also required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) forms that they file.

         Based solely on its review of copies of such reports received or written representations from certain reporting persons, the Company believes that, during the fiscal year ended June 30, 1995, there has been no failure by any of its officers, directors or ten percent Shareholders to file on a timely basis any reports required by Section 16(a).

                                   PROPOSAL 2:

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has appointed Ernst & Young LLP, the Company's independent auditors, to audit the Company's consolidated financial statements for its fiscal year ending June 30, 1996, and further recommends that Shareholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. The Board of Directors recommends that Shareholders vote "FOR" approval and ratification of such selection.

         A representative of Ernst & Young LLP is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

                                   PROPOSAL 3:

                            THE PROPOSED TRANSACTION

GENERAL

         Pursuant to the terms of the Asset Sale Agreement, the Company will sell to Read-Rite most of its physical assets and assign its rights and obligations to Read-Rite under its existing contracts related to its research and development operations, including its lease agreement for its facilities at 530 Race Street, San Jose, California and its other lease agreements.

         The Company is not selling any of its assets relating to the technology, patents, know-how or any of its proprietary information. Consummation of the Asset Sale Agreement is conditioned upon the Company and Read-Rite executing the License Agreement, which provides that the Company will grant to Read-Rite a non-exclusive license covering the Company's intellectual property, including the Company's rights in patents, technology and software. The Company will retain ownership of the technology and related patents developed during the past fourteen (14) years at a cost of $97.3 million in equity and debt financing through March 31, 1996. The Company currently owns 16 domestic patents, 10 foreign patents, has an additional 10 U.S. patent applications pending and intends, through its in-house patent attorney, to convert the remainder of its intellectual property into licensable patents and to develop royalty income from its licensees during the next several years.

         The Company is not selling any assets necessary to continue such licensing operations. The detailed terms of, and conditions to, the Proposed Transaction are contained in the Asset Sale Agreement. The statements made in this Proxy Statement with respect to the terms of the Proposed Transaction and related transactions are qualified in their entirety by reference to the more complete information set forth in the Asset Sale Agreement, a copy of which is attached to this Proxy Statement as Appendix A and which is incorporated herein by reference.

BACKGROUND

         The Company was formed in 1981 to develop perpendicular recording technology and to manufacture head and disk components for disk drives. The Company subsequently shifted the focus of its development efforts from flying perpendicular to contact perpendicular and most recently to longitudinal contact recording technology. To date, the Company's principal source of revenue has been license fees from disk drive manufacturers. While the Company's license agreements typically provide for on-going royalty payments by the licensees based upon sales of products incorporating the Company's technology, to date none of the Company's licensees has commercialized products using the Company's technology and the Company has received no recurring royalty revenue. The Company has not been profitable in any fiscal period since inception and as of March 31, 1996 had an accumulated deficit of $106.1 million. There can be no assurance that the Company will achieve or sustain significant revenues or profitability in the future.

         Since 1989, Censtor's primary strategy has been to develop critical enabling technologies for the disk drive industry, protect those technologies with a portfolio of patents as well as carefully protecting its proprietary know-how, and to license its technology to disk drive manufacturers. Last year Censtor attempted to provide, via its subsidiary, Contact Recording Technology, Inc., ("CRT") an assured low cost source of heads to those licensees so that products embodying the technology could be shipped in volume. The Company's goal was to establish its technology as a main stream choice for high capacity disk drives in general and small form factor disk drives in particular. As recently as December 1995, Censtor's operating plans for 1996 calendar year called for continued development of contact longitudinal recording technology and improvements to the head/disk interface to reduce wear and improve storage performance as well as delivering sample components in evaluation quantities to existing and prospective licensees.

         During 1994 and 1995, Censtor developed a contact longitudinal head and head-disk interface technology that enabled the Company to sell three additional licenses to hard disk drive manufacturers, which generated interest among several licensees in using the technology. Censtor worked diligently during 1995 to obtain financing from venture capital investors to secure the funds necessary to complete the product engineering of Censtor's contact recording heads and to put those components into volume production through CRT. The Company projected 1996 cash requirements totaling $35 - 40 million to complete the development and to implement initial manufacturing operations. This amount consisted of $10 - 15 million in new equity and $25 million in new equipment lease (debt) financing. The Company attempted throughout calendar year 1995 to secure financing for such new manufacturing operations. In so doing, Company's management and Board of Directors expended a substantial amount of time and effort attempting to secure this financing. During this time, Silicon Valley Bank loaned the Company $1.0 million based on the expression of confidence by existing investors that they would invest $1.0 million. The Company was not successful in its efforts to raise the necessary equity financing from existing investors. Most existing venture capital investors could not invest new funds since these older partnerships had no remaining uninvested funds.

         The Company received a non-binding offer for a portion of the necessary equity financing in December 1995 from a venture capital firm that had not previously invested in the Company. The firm subsequently elected not to make the investment. The main reasons cited by this and other potential new investors were their assessment of high financial risk, high future requirements for additional equity financing and the possibility that the Company would not be able to implement volume manufacturing quickly enough to satisfy potential customer requirements. The Company was therefore unable to attract enough venture capital to develop manufacturing operations.

         On January 2, 1996 existing investors loaned the Company $1.0 million (referenced in the footnotes to the Financial Statements contained in the Company's 10-K/A Amendment No. 2), that they had previously committed. This enabled the Company to continue operations until an alternative could be obtained. The Company subsequently drew down on a weekly basis the entire $1.0 million.

         The Board of Directors held weekly telephonic Board of Directors Meetings (starting in the third calendar quarter of 1995) which included interested large Shareholders or their advisors, in which various financing alternatives were discussed. Large investors (other than members of the Board of Directors) who attended many of these meetings included representatives from Morgenthaler Partners, Advanced Technology Ventures, Nippon Enterprise Development Corporation, New Enterprise Associates and Paine Webber, Inc. Alternatives including investment from U.S. venture capital companies, the sale of new licenses, seeking investment from U.S. investment firms as well as in Japan, Singapore and Taiwan and offering the sale of equity in the Company or its manufacturing subsidiary to several magnetic head component manufacturing and disk drive manufacturing companies. The Company's management team, as well as the Board of Directors and large investors, pursued these alternatives through telephone calls and domestic and international meetings over a period of seven months. The Company approached its existing manufacturing partners, Daido Steel, Marubeni, and Kabool to request them to increase their financial support through additional investment. After several direct meetings with executives from these three partners by mid January 1996 these partners declined to provide additional direct investment to Censtor or its subsidiary (CRT). The Company was not able to secure a firm commitment from any of these alternatives.

         In addition to the magnetic head and disk drive manufacturing companies mentioned elsewhere, the Company held initial discussions with Pacven Walden Management Co.; Allen Patricof & Co.; Helix Investments; U.S. Venture Partners; Mohr Davidow Ventures; Integral Capital Partners; Burr, Egan, Deleage & Co.; Singapore Technologies; Vertex Management (Singapore); Seagate; Silmag (France); Economic Development Board of Singapore; Paine Webber; JAFCO (Japan); Arthur Rock and Co.; G.E. Capital and others. Ultimately, these firms were not interested in making an investment in the Company or its manufacturing subsidiary.

         The delay and ultimate inability to attract sufficient equity from new sources caused the Company to delay making the investments needed for both pilot production and volume production of Censtor heads. At the same time, prospective customers had shifted their implementation plans for Censtor's components from niche market products to mainstream products, leading them to focus on established high volume head manufacturers for their component supply rather than the Company.

         In order to put Censtor's technology into high volume manufacturing in 1996, the Company also investigated modifying its planar head transducer design and fabrication processes to produce a high density head using a pseudo-contact slider (a flying head having a tail containing the recording element which drags or intermittently contacts the media). Because of the Company's inability to obtain the necessary financing to support this modification, the Company abandoned this modification effort, (since the necessary equipment and technical employees had been transferred to Read-Rite as part of the Proposed Transaction, the Company does not currently plan to develop manufacturing or production operations).

         These and other considerations led the Censtor Board of Directors in early January 1996 to approve a major change in Censtor's business strategy and to restructure its operations consistent with that new strategy. The Company began in early January to concentrate its efforts to seek investment from its licensees and potential customers. After meetings with top management at Maxtor and Western Digital, Company management decided it should seek a business relationship with established magnetic recording head suppliers. Western Digital suggested to Read-Rite, a large independent manufacturer of magnetic recording heads, that it should negotiate a business relationship with Censtor. The Company's management and Board of Directors also contacted Silmag, AMC and FDK (Japan) as alternative partners to Read-Rite. Solomon Brothers investment bankers assisted in a business proposal to AMC whereby AMC would invest in or buy Censtor or its manufacturing subsidiary. By the end of January 1996, no positive interest was indicated by magnetic head manufacturing companies other than Read-Rite, and the Company began negotiations with Read-Rite in January 1996.

         The meetings between Read-Rite and Censtor commenced on Monday, January 8, 1996 during which Dr. Garrettson, then President & CEO of the Company and Cyril Yansouni, Chairman & Chief Executive Officer of Read-Rite met to discuss a proposal that Dr. Garrettson had presented by telephone several days earlier. Elements of the proposal that were made by telephone included the grant by the Company of a non exclusive license to use the Company's technology, the hiring of the Company's engineering employees and the purchase (or assumption of leases) of the Company's equipment utilized by the engineers to conduct product and process development and prototype manufacturing. No other specific details were presented until the Letter of Intent was negotiated and subsequently signed by Read-Rite and the Company on February 2, 1996 (discussed below in detail). After this meeting, Mr. Yansouni considered whether Read-Rite would be interested in pursuing a business relationship with the Company. The Company and Read-Rite held a subsequent meeting by telephone on Friday, January 12, 1996 attended by Dr. Garrettson, Russell Krapf (then Senior V.P. of the Company), Ed Zschau, a member of the Company's Board of Directors along with Cyril Yansouni and Rex Jackson, V.P. & General Counsel, both from Read-Rite. During this telephonic meeting, Read-Rite expressed interest in negotiating a business relationship whereby Read-Rite, although not willing to make a direct investment in Censtor or its manufacturing subsidiary, was interested in acquiring most of the physical assets and key employees of the Company. After further discussion regarding Censtor's obligations and Read-Rite's valuation of the Company's intellectual property, Read-Rite expressed an interest in licensing the Company's technology, hiring the Company's Research and Development employees and purchasing the specific equipment necessary to develop and manufacture samples of magnetic heads incorporating the Company's technology. From January 15-28, 1996, Read-Rite and the Company held almost daily meetings, and the Company was in daily contact with members of the Company's Board of Directors to further evaluate a potential transaction and to negotiate terms of a proposed transaction.

         On January 26, 1996, the Company held a telephonic Board of Directors Meeting; the entire Board of Directors was present as well as representatives from large investors including Paine Webber, New Enterprise Associates and Nippon Enterprise Development, and in addition the Company's senior management, Russell Krapf and Wil Cochran, consultant. The Company's outside counsel, Michael G. Taylor of Wilson Sonsini Goodrich & Rosati also attended the meeting by telephone. First the Board was notified by Dr. Garrettson that Read-Rite had decided to proceed with negotiations with the Company. The board reviewed the status of the Read-Rite negotiations as well as discussed the lack of any other offers from any source and the Company's immediate need for a cash infusion to sustain operations. The Board of Directors discussed that they had authorized by resolution at the January 19, 1996 Board of Directors meeting, duly voted and approved, for the Company's management and Ed Zschau, member of the Board, to negotiate the Proposed Transaction. Dr. Garrettson gave further details of the Company's position including that the Company was insisting that Read-Rite assume all debt obligations on all physical assets of the company, thereby significantly reducing the Company's cash requirements going forward.

         The negotiations between the Company and Read-Rite led to a Letter of Intent being signed on February 2, 1996, the material terms of which included the grant by the Company of a non-exclusive license to use the Company's technology, the hiring of the Company's engineering employees and the purchase (or assumption of leases) of the Company's equipment utilized by the engineers to conduct product and process development and prototype manufacturing. After further negotiations regarding representations and warranties, assumption of the Company's leaselines by Read-Rite, Read-Rite loans to the Company to fund its operations until the Close, personnel matters relating to the transferred employees to Read-Rite, negotiations regarding the non-exclusive license for use of the

Company's intellectual property and other matters, the Company entered into the Asset Sale Agreement on March 29, 1996 with Read-Rite. The Proposed Transaction was reviewed by the Advisor (Von Gehr International, an independent investment banking firm) to confirm its fairness to the Company and its Shareholders.

         Certain key elements of the proposed transaction are as follows:

         - Read-Rite hired Censtor's product development team as of February 5, 1996.

         - Read-Rite will assume, as of the Closing, Censtor's lease obligations for the building and equipment (approximately $934,000 as of March 31, 1996) and will purchase the used equipment (with a net book value of approximately $125,601 as of March 31, 1996) that Censtor owns.

         - Censtor will continue to pay the expenses in support of patent prosecution and licensing activities.

         - Read-Rite will have a non-exclusive paid-up license to Censtor's technology invented prior to the date of the Closing (know-how and patents, including patents from applications that are pending or that may be filed in the future) to manufacture or sell products to any customers world-wide.

         - Censtor will retain ownership of all of its patents and know-how existing as of the Closing and will continue to be able to sell non-exclusive licenses to this intellectual property to any company world-wide. Censtor will not have a license to improvements to the technology that Read-Rite invents.

         - Censtor will continue to have reasonable access to former Censtor employees for the purpose of prosecuting patents on Censtor's inventions.

         - For the intellectual property license and the used equipment, Read-Rite will pay Censtor a total of approximately $9.0 million in four installments (see "Purchase Price" below).

         Denka holds approximately $14.3 million of the Company's preferred and convertible debt including accrued interest of $4.3 million as of March 31, 1996. In an unrelated transaction dated February 22, 1996, Denka and the Company have entered into two agreements entitled "Amendment to Terms of Debentures" and "Fifth Amendment to Manufacturing License Agreement" (collectively, the "Amendments"). In the Amendment to Terms of Debentures, the Company is obligated to pay $2.0 million against the outstanding accrued interest by July 31, 1996 and use its best efforts consistent with good business practices, subject to certain conditions, to pay the remaining outstanding principal and accrued interest on September 30, 1996. Notwithstanding the amounts paid, any remaining interest shall be forgiven, on September 30, 1996. Additionally, in consideration of executing and delivering the Fifth Amendment to Manufacturing License Agreement, Denka has agreed to forgive the remaining principal balance (due in September 1997 and January 1998) in return for increasing from 1% to 5% Denka's portion of the royalties Censtor may receive from its present and future licenses through the year 2001, and subject to the repayments above. An analysis was performed by the Company that compared the amount of debt to be forgiven by Denka with the amount of the increased royalty sharing that would be paid by the Company to Denka. Based on the results of the analysis, the Amendments were deemed to be in the interest of the Company by the Board of Directors.

         As a result of the negotiations with Read-Rite and Denka, Censtor has the opportunity to eliminate approximately $18.0 million in short and long term obligations by using $6.5 million of the anticipated proceeds from the Proposed Transaction to modify and partially satisfy obligations to Denka and to continue operating as a licensing company with a patent portfolio that the Company intends to grow in size, relevance and value. Removal of the obligations to Denka, which are senior to the preferred stock, has been an essential part of management's strategy to maximize Shareholder return from future licensing revenues, since the interest being accrued on such obligations would be a significant drain on future earnings.

         Prior to the Proposed Transaction, the Company has licensed its technology on a non-exclusive basis to six companies for use in disk drives and has signed a letter of intent with an additional licensee. These licenses have so far returned the Company approximately $22.0 million in license fees and non-refundable advance payments. The Company intends to focus its future business after consummation of the Proposed Transaction on creating royalties from these existing licenses and to negotiate new licenses with the remaining companies in the disk drive industry based on the technology that the Company has previously developed.

         Although the Read-Rite license diminishes the scope of Censtor's licensing opportunity, it may increase royalties for the Company's licensing program because the license to Read-Rite may make it possible for Read-Rite to bring products, based on Censtor technology, to market in high volume without Censtor having to make the investment to do so. By doing this, the Company's technology has a higher probability of being available in larger volume products in the market place. Other magnetic head manufacturers may want to license the Company's technology as a competitive response to Read-Rite.

PURCHASE PRICE

         The terms of the Proposed Transaction require Read-Rite to pay an aggregate purchase price of $9,025,000 (subject to a maximum of $2.4 million in potential downward adjustments at the Closing), up to $6,525,000 of which (subject to the same $2.4 million in potential downward adjustments at the Closing) will be paid to the Company on the Closing, subject to certain adjustments (the "Initial Payment"), and up to $2,500,000 (to be made in three payments, $250,000 on November 15, 1996, $250,000 on December 13, 1996 and $2.0
million nine months after Closing) (the "Final Payment") (such amounts include payment for granting of the license pursuant to the License Agreement). The Initial Payment is subject to reduction in an amount equal to (a) 50% of the amount outstanding as of March 29, 1996 under a promissory note in the principal amount of $900,000 in favor of Read-Rite, plus (b) 50% of certain employee compensation expenses accrued or paid by Read-Rite through March 29, 1996, plus
(c) 50% of accrued but unpaid expenses of the Company from February 2, 1996 through March 29, 1996, less (d) certain prepaid expenses of the Company outstanding on March 29, 1996, less (e) certain expenses of the Company incurred through the Closing, including accounting, legal and other expenses related to the Proposed Transaction ("Seller Expenses"). The adjustment to the Initial Payment is estimated to be $857,000 as of March 29, 1996; the total adjustment as of the Closing to the Initial Payment is forecast to be approximately $2.0 million. If the adjustment exceeds $2.4 million (20% variance), the Company will secure a new shareholder vote on the Proposed Transaction. Seller Expenses are limited in that they include legal and accounting fees, patent filing and maintenance fees, salaries and benefits, workers' compensation expenses, certain accrued interest and amounts owed to Read-Rite and they must adhere to generally accepted accounting principles consistently applied and be subject to the mutual review and agreement of Read-Rite and the Company.

         The Final Payment is subject to reduction for amounts held back by Read-Rite for damages in the event the Company breaches the Asset Sale Agreement or License Agreement.

         In addition, Read-Rite will loan to the Company up to $1,550,000 to finance the Company's operations and certain ongoing business expenses through the Closing (the "Bridge Notes"). Amounts borrowed from Read-Rite under the Bridge Notes that are used to pay, or are accrued for, expenses after March 29, 1996 and before the Closing, related to the Assets and contracts being transferred to Read-Rite (including for example, equipment lease payments, building rent, utilities and other related expenses) will be forgiven as of the Closing.

ASSETS TO BE SOLD AND RETAINED BY THE COMPANY

         The assets of the Company to be sold to Read-Rite are non-income producing and consist of all machinery, tooling, most of the computer hardware, software and other equipment and most furnishings, furniture, office supplies, leasehold improvements, fixtures and other tangible property of the Company related to the Company's research and development operations; prepaid expenses related to the contracts to be assumed by Read-Rite; copies of all books, records, accounts, correspondence and production records related to the assets to be sold and the business related to the assets to be sold to Read-Rite; copies of all manufacturing and technical documentation related to the assets to be sold to Read-Rite or used by the Company in the conduct of the business related to the assets to be sold to Read-Rite; and all other assets of the Company which are not expressly retained by the Company. Assets retained by the Company include the Company's cash or cash equivalents; all know-how, intellectual property, copyrights, trade secrets, patents and patent applications, that are owned, controlled, acquired or otherwise licensable by the Company.

INTELLECTUAL PROPERTY TO BE RETAINED FOR LICENSING BY THE COMPANY

         Censtor will retain ownership of the intellectual property it has developed over the years, including issued and pending patents, trade secrets, software, know-how and trademarks. The Company currently owns approximately 16 United States patents and 10 foreign patents relating to the magnetic data storage industry, with 10 domestic and numerous foreign patent applications forthwith. Due in part to the Company's pioneering work in technologies such as contact recording, it is believed that certain patents and/or patent applications in the patent portfolio may have significance for the hard disk drive industry.

         Read-Rite will be granted, as a part of the Proposed Transaction, a non-exclusive license to the intellectual property as detailed in this document. If Read-Rite is successful in volume production and sales of products incorporating the Company's technology, the licensing value of the Company's Intellectual Property may increase, as other entities may emulate Read-Rite and move into technological areas covered by the Company's patents. The Company hopes that may promote royalty payments by the Company's existing licensees as well as encouraging the sale of new licenses. Moreover, divestiture of manufacturing and sales operations by the Company may possibly strengthen the Company's licensing position by reducing the need for cross-licensing and decreasing the threat of an infringement countersuit upon enforcement of the Company's patents.

UNAUDITED PRO-FORMA FINANCIAL DATA

         The following unaudited pro forma condensed balance sheet at March 31, 1996, and unaudited pro forma condensed statements of operations for the year ended June 30, 1995 and the nine months ended March 31, 1996 give pro forma effect to the estimated financial effects of the Asset Sale Agreement (the "Agreement") with Read-Rite. The pro forma condensed balance sheet as of March 31, 1996 gives pro forma effect to the Agreement as if such transactions were consummated on that date. The pro forma condensed statements of operations for the year ended June 30, 1995 and the nine months ended March 31, 1996, present the results of operations of Censtor as if the Agreement occurred on July 1, 1994. The pro forma information is based on the historical financial statements of Censtor giving effect to the assumptions and adjustments set forth in the accompanying notes.

                  The unaudited pro forma condensed financial data have been prepared by Censtor management and are not necessarily indicative of how the Company's balance sheet and results of operations would have been presented had the transaction with Read-Rite actually been consummated at the assumed dates, nor are they necessarily indicative of the presentation of the Company's balance sheet and results of operations for any future period. The unaudited pro forma condensed financial data should be read in conjunction with the financial statements and related notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated herein by reference.

                                                             Fiscal Year Ended June 30, 1995
                                               -----------------------------------------------------------

                                                       Censtor           Pro Forma                 Censtor
                                                    Historical         Adjustments               Pro Forma
                                               ---------------       -------------              ----------
Statement of Operations Data:
Revenues - license fees                        $     3,515,472       $  (2,182,139) A, F        $1,333,333

Costs and expenses:
  Research and development                          11,448,501         (11,448,501) A                   --
  Selling, general and administrative                2,846,235          (1,046,235) A            1,800,000
                                               ---------------       -------------              ----------
      Total expenses                                14,294,736         (12,494,736)              1,800,000
                                               ---------------       -------------              ----------
Operating loss                                     (10,779,264)         10,312,597                (466,667)
Interest and other income                              173,379                  --  B              173,379
Interest and other expense                          (1,132,525)            402,484  C             (730,041)
Minority interest in loss of subsidiary                 81,650                  --                  81,650
                                               ---------------       -------------              ----------

Loss before income tax expense                     (11,656,760)         10,715,081                (941,679)
Income tax expense                                    (290,350)            290,350  A                   --
                                               ---------------       -------------              ----------

Net loss                                       $   (11,947,110)      $  11,005,431              $ (941,679)
                                               ---------------       -------------              ----------

Net loss per share                             $         (1.29)                                 $    (0.10)
                                               ---------------                                  ----------

Weighted average number of shares
used in computing per share amount                   9,255,000                                   9,255,000

                                                            Nine Months Ended March 31, 1996
                                             --------------------------------------------------------------
                                                       Censtor          Pro Forma                  Censtor
                                                    Historical        Adjustments                Pro Forma
                                                  ------------       -----------               -----------
Statement of Operations Data:
Revenues - license fees                           $  3,202,706       $(2,202,706) A, F         $ 1,000,000
Costs and expenses:
  Research and development                           7,399,095        (7,399,095) A                     --
  Selling, general & administrative                  1,754,855          (404,855) A              1,350,000
                                                  ------------       -----------               -----------

      Total expenses                                 9,153,950        (7,803,950)                1,350,000
                                                  ------------       -----------               -----------
Operating loss                                      (5,951,244)        5,601,244                  (350,000)
Interest and other income                                   --                --  B                     --
Interest and other expense                            (693,701)           25,662  C               (468,039)
Minority interest in loss of subsidiary                194,642                --                   194,642
                                                  ------------       -----------               -----------


Loss before income tax expense                      (6,450,303)        5,826,906                  (623,397)
Income tax expense                                    (319,450)          319,450  A                     --
                                                  ------------       -----------               -----------
Net loss                                          $ (6,769,753)      $ 6,146,356               $  (623,397)
                                                  ------------       -----------               -----------

Net loss per share                                $      (0.73)                                $     (0.07)
                                                  ------------                                 -----------


Weighted average number of shares
used in computing per share amount                   9,301,000                                   9,301,000

                                                                    March 31, 1996
                                             --------------------------------------------------------------
                                                       Censtor           Pro Forma                 Censtor
                                                    Historical         Adjustments               Pro Forma
                                                 -------------         -----------           -------------
BALANCE SHEET DATA:
ASSETS:
Current assets:
    Cash and cash equivalents                    $      50,703         $   900,283  E        $     950,986
    Receivables                                          8,846           2,500,000  E            2,508,846
    Prepaid expenses & other current assets            121,246                  --                 121,246
    Property & equipment held for sale               1,260,693          (1,260,693) D                   --
                                                 -------------         -----------           -------------
Total current assets                                 1,441,488           2,139,590               3,581,078

Property & equipment, net                               13,311                  --                  13,311
Restricted cash                                         94,450             (94,450) E                   --
Deposits & other assets                                147,221                  --                 147,221
                                                 -------------         -----------           -------------
Total assets                                      $  1,696,470         $ 2,045,140           $   3,741,610
                                                 =============         ===========           =============

LIABILITIES & NET CAPITAL DEFICIENCY:
Current liabilities:
    Notes payable                                $   5,900,000         $(2,900,000) E        $   3,000,000
    Accounts payable                                 1,005,557            (800,000) E              205,557
    Deferred Revenue                                        --            8,000,000 F            8,000,000
    Accruals & other liabilities                       385,472             (19,167) E              366,305
    Obligations under capital leases                   806,887            (806,887) D                   --
                                                 -------------         -----------           -------------
Total current liabilities                            8,097,916           3,473,946              11,571,862
Long-term obligations:
Obligations under capital leases                       127,080            (127,080) D                   --
Subordinated debentures                             14,282,547          (2,000,000) E           12,282,547

Net capital deficiency                            (20,811,073)             698,274  D          (20,112,799)
                                                 -------------         -----------           -------------
Total liabilities and net capital deficiency     $   1,696,470         $ 2,045,140           $   3,741,610
                                                 =============         ===========           =============


Notes to Unaudited Pro-Forma Condensed Financial Data

(A) Prior to the consummation of the Agreement, the Company was primarily engaged in research and development activities and providing technological assistance and support to its licensees. In conjunction with the Agreement, substantially all of the Company's employees, including all of its research and development employees, were transferred to Read-Rite. Accordingly, research and development expenses and a significant portion of selling, general and administrative expenses would not have been incurred. Without a research and development department to provide ongoing technological assistance and support to its licensees, the non-refundable license fees (and any related withholding tax) would have been recognized when the license fees were received.

(B) No interest income is reflected on the cash transferred to the Company by Read-Rite.

(C) The Company expects a reduction in interest expense following the assumption of the capital leases by Read-Rite as part of the Agreement and due to the use of $2,000,000 of the sale proceeds to repay a portion of the subordinated debentures.

(D) Reflects the transfer of the majority of the Company's tangible fixed assets to Read-Rite and the assumption by Read-Rite of the associated capital leases in accordance with the agreement. A gain of $698,274 arises on the sale of the equipment and transfer of the assembled workforce.

(E) The Company will receive gross consideration of $9,025,000 (subject to a maximum of $2.4 million in potential downward adjustments in the Initial Payment at the Closing) in connection with the Agreement. The gross consideration will be reduced by approximately $2,000,000 of the $2,450,000 total expected to be outstanding at the Closing with respect to an existing note payable of $900,000 to Read-Rite and an additional $1,550,000 bridge loan from Read-Rite received or to be received under terms of the Agreement. The remaining amounts received under the notes, (about $450,000), will be used to pay certain expenses incurred up to the Closing relating to the employees transferred and the physical assets to be sold to Read-Rite and these amounts will be forgiven. The Company estimates that it will receive net consideration of $8,125,000 of which $5,625,000 will be received at the Closing. The net consideration will be used as follows:


              Payment of certain accounts
                  payable balances                      $ 500,000
              Repayment of Silicon Valley
                  Bank note                             1,000,000
              Repayment of investors notes
                  (of which $453,000 will be
                  paid nine months after Closing)       1,000,000
              Payment of investors accrued
                  interest                                 19,167
              Repayment of a portion of the
                  subordinated debentures               2,000,000
                                                       ----------
                                                       $4,519,167
                                                       ==========

       An additional $2,500,000 will be received by the Company provided that certain representations and warranties included in the Agreement are not violated. This amount is receivable in the following installments:

              November 15, 1996                        $  250,000
              December 13, 1996                           250,000
              Nine months from the closing
                   date                                 2,000,000
                                                       ----------
                                                       $2,500,000
                                                       ==========

       Further, following the assumption by Read-Rite of the capital leases, the restrictions over $94,450 of the Company's cash will be released.

(F) Deferred revenue relates to the license fee received or due from Read-Rite. Under the terms of the Agreement, Censtor shall continue to file patent applications and maintain and defend the patents during the term of the Agreement.

       Censtor has granted Read-Rite a security interest in its intellectual property to secure certain obligations and warranties with respect to the intellectual property for a period of six years following the effective date of the Agreement. After the third year after the effective date of the Agreement, Censtor may terminate the security interest by depositing $4.0 million in an escrow account. Such amount is reduced by $1.0 million in each of the succeeding two years, and the escrow terminates the following year.

       Management believes that all of the license fee may not be realized due to amounts which will have to be paid out of the escrow fund or amounts which will have to be paid prior to the establishment of the escrow. Accordingly, $4.0 million of the license fee will be recognized ratably over the first three years following the effective date of the agreement, which approximates the time period during which Censtor expects to be incurring costs to maintain its patents and which also reflects management estimate of the reduction in potential exposure from the effective date of the Agreement until the establishment of the escrow fund. Subsequent amounts will be recognized as the escrow fund is reduced. Therefore, the pro forma statement of operations include revenue recognized on the license of $1,333,333 and $1,000,000 for the year ended June 30, 1995 and the nine months ended March 31, 1996, respectively.

DISPUTE RESOLUTION

         Management of Read-Rite and the Company will initially attempt to resolve any material disagreements which might arise from implementing the Proposed Transaction without assistance of an arbitrator or court. If this proves unsuccessful, the Asset Sale Agreement dictates resolution by several stages starting with good faith negotiation of the parties to the agreement and culminating in binding arbitration under the commercial rules of the American Arbitration Association. Any arbitration must be held in Santa Clara, California.

SHAREHOLDER APPROVAL

         The Asset Sale Agreement requires Shareholder approval as a condition to the Closing. The affirmative vote of a majority of the shares of the Company's Common Stock and Preferred Stock outstanding at the Record Date is therefore being sought to approve the Proposed Transaction.

CERTAIN INFORMATION CONCERNING READ-RITE

         Read-Rite, a public company, is one of the world's leading independent manufacturer of recording heads, head gimbal assemblies (HGAs) and head stack assemblies (HSAs) for disk drives and magnetoresistive heads for quarter-inch-cartridge tape drives. With headquarters in Milpitas, California and operations in Japan, Thailand, Malaysia, the Philippines and Singapore, the company employs more than 24,000 people. For Fiscal 1995, Read-Rite reported sales of more than $1.0 billion, during the most recent quarter (ending March 31, 1996), Read-Rite reported sales exceeding $258.0 million and profits of $
1.3 million. Additionally, Read-Rite had $189.0 million in cash, cash equivalents and short term securities at quarter end. Based on these results, Company management believes that Read-Rite will be able to pay $9,025,000 of the aggregate purchase price, to the Company. Read-Rite's Common Stock is traded on the NASDAQ National Market. Prior to the Proposed Transaction, Read-Rite and the Company had no affiliation.

OPINION OF FINANCIAL ADVISOR

         Von Gehr International (the "Advisor") was retained by the Company on February 23, 1996 to render to the Company its opinion as to the fairness, from a financial point of view, to the Company's Board of Directors and Shareholders of the consideration to be received by the Company, pursuant to the Proposed Transaction with Read-Rite. (See "Background" above on pages 20-24.) The Advisor was not contacted by any other party concerning alternative transactions to the Proposed Transaction. The Advisor has rendered a written opinion dated March 29, 1996 to the Company's Board of Directors to the effect that, as of such date, the payment in cash by Read-Rite to the Company of the Purchase Price and License Fee, as set forth in the Asset Sale Agreement and License Agreement, respectively, are fair, from a financial point of view, to the Shareholders of the Company. The full text of the written opinion of the Advisor is attached to this Proxy Statement as Appendix B. Such opinion should be read in its entirety for a description of the matters considered, assumptions made and limits of review by the Advisor in arriving at its opinion.

         In arriving at its opinion, the Advisor reviewed a copy of the definitive Asset Sale Agreement (including Exhibits thereto) and reviewed historical financial information about the Company as well as product and other information furnished to it by the Company. The Advisor also held discussions with members of the Company's senior management regarding the historic and current business operations and future risks and prospects of the Company, including their expectation for certain strategic benefits of the Proposed Transaction. (See "Recommendation of the Board of Directors" on page 5.) The Advisor did not receive any material, including forecast information from Read-Rite. As part of these discussions, the Advisor reviewed other types of sale transactions contemplated by the Company over the preceding twenty-four months and carefully reviewed the circumstances surrounding the contemplated financing transaction that failed to close in December 1995 and subsequent attempts to finance or sell the Company. Read-Rite's offer to acquire certain assets of the Company was in fact the only offer received by the Company.

         In deriving its fairness opinion, the Advisor considered the value of the Company and its assets by comparing the contemplated transactions with Read-Rite to other technology licensing transactions including the Company's prior licensing transactions and other financial studies, analyses and investigations the Advisor deemed appropriate for purposes of its opinion. Specifically the Advisor compared the benefits to be received by the Company from Read-Rite as part of the contemplated transactions including cash payments, assumption of liabilities and the cost avoidance of continuing to develop the technology, as compared to the expected net present value of executing a standard license agreement with Read-Rite and determined that the contemplated transactions provided superior economic benefits. The Advisor compared the benefits of the contemplated transactions with a variety of other technology licensing agreements including Ethical's licensing transaction with Elan, Imatron's licensing transaction with Siemens and Ecogen's licensing transaction with Monsanto and determined that the considerations provided by Read-Rite to the Company were favorable to the other transactions reviewed, based on a ratio of anticipated future profits to front end cash payments. Additionally, the Advisor compared the ratio of transaction considerations provided and related transaction expenses with that of 33 technology licensing transactions and determined that the ratio of the contemplated transactions materially exceeded the mean of the 33 transactions considered. In considering alternatives to maximize Shareholder value, the Advisor also analyzed liquidating the Company as an alternative to sale of certain of its research and development assets to Read-Rite. The Advisor concluded that the cost of an orderly liquidation of these assets of the Company would decrease substantially the resulting value to the Shareholders compared to that realizable for the Proposed Transaction. Based on all the above and the prospect of continuing operating losses, the Advisor concluded that consummating the Transaction as quickly as possible would maximize Shareholder value. In the opinion rendered, the Advisor did not provide a valuation range for the Proposed Transaction.

         The Advisor considered a wide range of alternative methods to validate the fairness of the transaction through analysis. In researching recent transactions, no other deals were identified that were directly comparable to the transaction contemplated and after careful consideration the Advisor determined that the opinion should be based on four different analyses and considerations as follows:

         1. Comparison of the benefits received by Censtor from Read-Rite including cash payments, assumption of liabilities, and most importantly, the cost avoidance of continuing to develop the technology as compared to the future potential of executing a "standard" licensing agreement between the parties.

         Under this approach, market share information was compiled on Read-Rite and used as a basis for determining the anticipated net present value of the royalty stream should Censtor have executed a traditional license under which a front end payment would have been made, plus a royalty paid over time. The result was compared to the benefit received by Censtor.

         Key assumptions were: (i) a license with Read-Rite would have included a $2.0 million front end payment and a royalty of 1% of sales commencing in 1997; (ii) additional investment of $16.5 million is required to commercialize the Censtor technology (based on information provided by the Company); (iii) had the Company suspended operations, it would have incurred personnel termination liabilities of approximately $500,000; and (iv) the Company did not provide forecasts beyond the year 2000, royalties beyond that time were extrapolated based on a standard diffusion curve,

         The results of this analysis indicated that the transaction benefit received by the Company was $26.4 million, comparing favorably to the $10.45 million net present value estimated should the Company have entered into a standard licensing agreement with Read-Rite. The calculation for the net present value of the royalty stream included a 15% risk factor and a 12% capital cost.

         2. Comparison of the transaction with other publicly disclosed non-exclusive licensing transactions under which ratios were calculated for the considerations provided to the licensor as a function of anticipated benefits by the licensee. Licensing transactions identified in this analysis were as follows:

                  Imatron transaction with Siemens
                  Ethical transaction with Elan
                  Araid transaction with Hoechst
                  Ecogen transaction with Monsanto
                  NPS Pharmaceutical transaction with Amgen
                  ICN Pharmaceutical transaction with Schering Plough

         A ratio was developed for each of the referenced transactions of the future profit anticipated as a result of the transaction cost. The highest ratio (the most favorable to the licensee) was the Ethical/Elan transaction with a ratio of 47.4, with the lowest ratio (most favorable to the licensor) being Imatron/Siemens transaction at 12.5. The average of the six transactions was determined to be 28.1. Using the same methodology, the Proposed Transaction was calculated to be 21.9, well below the average of the licensing transaction population, and therefore, favorable to the Company, the licensor.

         3. Comparison of the transaction, based on a ratio of the consideration provided as a function of transaction costs, when compared to other licenses granted by the Company and a mean ratio of 33 contracts for technology considerations as a function of transfer cost (the "Ratio") as compiled by Francis Bibault (Professor, Lyon GSB) in a paper titled "Technology Pricing; Principles to Strategy".

         Key assumptions included in this analysis were that the Read-Rite considerations include (i) initial payments and development cost avoidance of $25.9 million and (ii) the Company's previous licensing transactions included royalties for a 17 year period and transaction costs of $16.5 million investment required to commercialize the technology (see estimate previously referenced).

         Using the methodology described in the above cited paper , the Ratio of the Proposed Transaction was calculated to be 129.5, reflecting $25.9 million benefit divided by transaction costs estimated to be $200,000. Dr. Bibault's publication concluded that the mean Ratio for 33 such transactions analyzed was
116.2. Since the Proposed

Transaction Ratio exceeds the mean reflected in the analysis, the Advisor concluded that this approach provided further support to its fairness of the transaction, from a financial point of view.

         The Advisor did not make any independent valuation of the Company's assets or intellectual property nor did it review any of the Company's corporate records. In addition, the Advisor assumed, without independent verification, the accuracy, completeness and fairness of all the financial statements, product information, marketing strategies and other information regarding the Company that was provided to the Advisor by the Company and its representatives. The Company believes the Advisor's lack of independent verification of its historical financial statements is justified and reasonable under the circumstances, since the annual financial statements of the Company provided to the Advisor were audited by Ernst & Young LLP, the Company's independent auditors. The audited statements covered all but the interim period from July 1995 through March 29, 1996, the date the opinion was issued. Except as described above, neither the Company nor any affiliate provided instructions to the Advisor or imposed any limitations on the scope of the Advisor's investigation.

         Neither the Advisor nor any of its principals or affiliates has or, over the past two years, has had any material relationship with the Company or Read-Rite, other than the Advisor's engagement by the Company, described above, to render an opinion regarding the fairness of the contemplated transaction. (See "Background" on pages 20-24.)

         For the Advisor's services related to rendering of its written fairness opinion referred to above in connection with the Proposed Transaction, the Company has agreed to pay the Advisor a single fee of $35,000. The Company has agreed to indemnify and hold the Advisor harmless from certain liabilities, including liabilities under the federal securities laws, and has agreed to reimburse the Advisor for its reasonable out-of-pocket expenses incurred in connection with its services, which are estimated to be less than $100.

         The Advisor's opinion was rendered March 29, 1996; the Advisor did consider potential adjustments to the purchase price through March 29, 1996 but not after that date. The Company does not intend to request an updated opinion from the Advisor.

INTEREST OF MANAGEMENT IN THE TRANSACTION

         The Company's management is not affected by this transaction except that Robert Hempstead, Censtor's Chief Technical Officer, has resigned from Censtor and was subsequently hired, along with 83 other Censtor employees, by Read-Rite on February 5, 1996. Dr. Hempstead subsequently resigned from Read-Rite. It is not contemplated that any other of the Company's management will become employees of Read-Rite as a result of this transaction.

EFFECT ON EMPLOYEES

         As of February 5, 1996, 84 of the 89 employees of the Company became employees of Read-Rite for the purposes of operating the assets and developing the technology being transferred to Read-Rite pursuant to the terms of the Asset Sale Agreement. The remaining four employees (Russell Krapf, Sabine Austin, Mark Lauer, and Elizabeth Harmon) are continuing to be employed by the Company to continue the Company's licensing operations. (Garry Garrettson, Censtor's President has resigned effective April 22, 1996; he will continue to serve on the Board of Directors if he is elected by the Shareholders.)

APPLICATION OF SALE PROCEEDS

         Of the net proceeds from the Proposed Transaction, the Company expects to use approximately $6.5 million to pay down obligations estimated to be due as of the Closing, including a $2.0 million escrow for the July 31, 1996 Denka payment and $1,000,000 plus interest, will be used to pay obligations to certain Shareholders of which $546,675, plus accrued interest will be paid at the Closing. The following two tables detail the application of anticipated proceeds related to the Proposed Transaction and the Shareholders whose notes will be repaid from the proceeds of the sale. The remainder of the proceeds, if any, will be used for general working capital purposes with respect to its remaining business operations. The Company has no present intent to pay a dividend to Shareholders or to otherwise distribute to its Shareholders any proceeds received from the Proposed Transaction.

         The use of net proceeds is estimated as follows:

ESTIMATED USE OF PROCEEDS (IN MILLIONS)

Denka Obligations                                              $2.0
Investor Loan                                                   1.0
Silicon Valley Bank                                             1.0
Accounts Payable                                                0.5
Read-Rite Loan a/                                               2.0
                                                                ---
General Corp. and Other Working Capital Requirements            2.5
                                                                ---
         Total Proceeds (before repayment of Read-Rite loan)   $9.0

a/  Equal to the amount of Seller's Expenses

         If the Company incurs the maximum expenses of $2.4 million through the Closing, the net cash available for "general corporate and other working capital requirements" may be reduced to $2.1 million. The Company estimates that such amount is adequate to finance the Company's operations in the near term. Based on $2.0 million in Seller's Expenses, the purchase price, net of potential downward adjustments attributable to the repayment of the Read-Rite loan is $7.0 million; at the maximum expense level of $2.4 million, the purchase price, net of potential downward adjustments attributable to the repayment of the Read-Rite loan, is $6.6 million.

INVESTOR NOTES TO BE REPAID a/

         Shareholder                Total Principal Owing     Due at Closing    Due Nine Months after Closing
         -----------                ---------------------     ---------------   -----------------------------

Wolfensohn Partners                       $  186,700              $140,025                  $ 46,675
Brentwood Associates                         211,000               105,500                   105,500
Harvard Management Co.                       173,000                86,500                    86,500
Nippon Enterprise Dev.                        92,000                46,000                    46,000
New Enterprise Assoc                         169,000                84,500                    84,500
Spectra Enterprise Assoc                      15,000                 7,500                     7,500
Morgenthaler Ventures                         73,300                36,650                    36,500
Advanced Technology Ven                       73,000                36,500                    36,500
Dr. Richard Cottrell                           7,000                 3,500                     3,500
                                          ----------              --------                  --------
         Totals                           $1,000,000              $546,675                  $453,325


         a/ Excluding interest at 11%

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         For tax purposes, the Company will recognize income or gain as a result of the Proposed Transaction. Notwithstanding, the Company determined that it will not have to pay any income tax related to the Proposed Transaction because of any income or gain will be offset by current year net operating loss or prior year net operating loss carry forwards.

         Additionally, the Company determined that the Proposed Transaction will not have any federal income tax consequences to the Shareholders.

         The above tax discussion was developed by the Company after consultation with its tax and legal advisors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Company's Board retained the Advisor to provide an opinion to the Board of Directors regarding the fairness, from a financial point of view, of the Asset Sale Agreement. The Advisor provides financial advisory services associated with mergers, acquisitions and strategic partnering for emerging growth companies. Since the Advisor was founded in 1990, it has completed over 50 such assignments. The Advisor is located in Palo Alto, California. In addition, the Company's Board of Directors unanimously determined that the terms of the Proposed Transaction are fair and in the best interest of the Company and its Shareholders and recommends a vote in favor of the Proposed Transaction. In the course of reaching its decision to approve the Proposed Transaction, the Board consulted with its legal and financial advisors as well as the Company's management and considered the following factors:

         (1) The Board's desire to focus the Company's resources on developing its proprietary technology through patents and licensing of its proprietary technology where it believes that the Company has greater asset value, competitive advantage and probability of success. The Board has determined that the risk and cost of raising the necessary capital to pursue the manufacture of magnetic heads using the Company's technology is prohibitive. The Board has therefore adopted a strategy of capitalizing on its proprietary technology through further patent protection of its existing technology and licensing of that protected technology.

         (2) The anticipated positive effects upon the Company's balance sheet and results of operations from the use of the net proceeds therefrom to retire indebtedness and expand the Company's licensing capabilities. Among other factors considered by the Board of Directors were the positive effects of using $6.5 million of the anticipated proceeds from the Proposed Transaction, which based on the agreement entered into with the debt holder will eliminate substantially all of the Company's short and long-term debt, currently approximately $18.0 million, (comprised approximately of Denka ($14.3 million), Silicon Valley Bank ($1.0 million), Shareholder loan ($1.0 million), equipment leasing contracts ($0.9 million), and trade payables ($0.5 million)), which would result in annual interest savings of approximately $1.2 million. In addition, the Proposed Transaction would allow the Company to eliminate a rapidly deteriorating asset and earnings base, substitute the Company's relatively illiquid assets for cash, and recraft its infrastructure to create a more efficient business with lower ongoing costs and at the same time no loss of jobs. The Board felt that this model would have a better prospect of increasing Shareholder value because the Company, with limited resources, would be directly focused on two objectives: (1) increasing the patent portfolio of intellectual property, the Company's most valuable asset and (2) licensing the intellectual property to create a royalty stream.

         (3) The absence of any serious offers from any other third parties regarding a possible acquisition of the Company's assets or a possible merger with the Company. The Board had been involved in ongoing discussions with management regarding the prospects of raising equity financing, debt financing, merger and acquisition; additionally, the Board had been in discussions with potential equity investors such as Allen Patricof, US Venture Partners, Pacven Walden Management, Integral Capital Partners, Burr Egan, Deleage, Paine Webber, JAFCO (Japan) and others. Management and the Board tried unsuccessfully for seven months to raise additional capital for the Company. The Board concluded that there were no offers other than Read-Rite forthcoming.

         (4) The opinion of the Advisor, that the purchase price is fair, from a financial point of view, to the Company and its Shareholders. The Advisor reviewed its opinion in detail with the Board of Directors and asked questions with respect to the various methodologies used, the details of other licensing agreements used, the background and experience base of the Advisor as well as other questions regarding the analysis performed by the Advisor.

         (5) The willingness of Read-Rite to continue to employ the Company's work force. The Board discussed the potential liability of laying off the employees that were employed by Read-Rite. The Board felt that the Shareholders were better served by avoiding the termination expenses involved and utilizing the funds instead to perfect the intellectual property and finding additional licensees of the Company's technology.

         Considering all of the above factors, the Board of Directors concluded that the Company should become tightly focused on licensing its proprietary technology and that it is likely that in an increasingly competitive environment the physical assets to be sold and the technology to be licensed would not have a value higher than that which existed at the time that the Proposed Transaction was approved by the Company's Board. In addition, management, with its intimate knowledge of the physical assets to be sold and the technology to be licensed (on a non-exclusive basis) and with the assistance and advice of the Advisor, had concluded that it was unlikely that any purchaser other than Read-Rite would be willing to pay a price higher than that to be received in the Proposed Transaction and communicated this to the Board of Directors. The Board did not independently establish a value for the Proposed Transaction, but based on all the above factors determined that the Proposed Transaction was fair and reasonable to the Company and its Shareholders. The Board did not assign a weight for the individual factors considered in evaluating the Proposed Transaction. The Board of Directors did consider potential adjustments to the purchase price through the Closing and determined that the purchase price net of potential downward adjustments is fair to the Company's Shareholders. See "Proposal Three: The Proposed Transaction Background" (pages 20-24), above.

REPRESENTATIONS AND WARRANTIES

         The Company has made certain customary representations and warranties in the Asset Sale Agreement relating to the Company, the authorization, validity and the enforceability of the Asset Sale Agreement and similar corporate matters. The Company has also made certain representations and warranties regarding execution, delivery and performance of the Asset Sale Agreement; title to the assets being sold; the payment of taxes; pending and threatened claims and litigation; identity of suppliers; compliance with laws and regulations; environmental matters; condition of the assets being sold; contracts to be assumed by Read-Rite; pending or threatened proceedings related to employees; absence of brokers or finders; this Proxy Statement; and completeness of representations and warranties. To the extent that any of the representations and warranties are proven to be inaccurate, the Company has agreed, subject to certain limitations contained in the Asset Sale Agreement, to permit Read-Rite to withhold amounts for damages caused by such inaccuracies from the Final Payment. Read-Rite is not, however, entitled to recover any damages resulting from the actions of Read-Rite or any employee of Read-Rite to the extent that any such action results in a breach of the Asset Sale Agreement by the Company.

COVENANTS

         The Company has agreed, until the Closing, among other things to conduct its business in the ordinary course consistent with past practices; to preserve and maintain the assets being sold to Read-Rite; to perform obligations required to be performed by the Company under the contracts to be assumed by Read-Rite; to give prompt notice to Read-Rite of any material adverse change in the operations being sold to Read-Rite; not to mortgage, pledge or subject to lien any of the assets being sold to Read-Rite or to transfer any such assets; to discharge the Company's liabilities when due; to provide Read-Rite with access to the Company's facilities, properties, and the information; not to pursue another agreement for the sale of the assets subject to the Asset Sale Agreement; to prepare this Proxy Statement; to hold a meeting of Shareholders; to consult with Read-Rite in obtaining any necessary third party consents; and to obtain the release of certain liens on the assets being sold to Read-Rite. Additionally, the Company has agreed to pay transfer taxes related to the proposed transaction, and to allow Read-Rite to hire the Company's employees related to the Company's research and development operations.

CONDITIONS TO THE PROPOSED TRANSACTION

         Consummation of the Proposed Transaction is subject to approval by the Shareholders and to a number of other conditions, including: (a) all representations and warranties made by the other party in the Asset Sale Agreement being true and correct, and all agreements, covenants and conditions required having been performed under the Asset Sale Agreement, as of the Closing, (b) each party's receipt at the Closing of certain closing certificates and legal opinions, and (c) the absence of any pending or threatened legal action to enjoin the Proposed Transaction.

         Read-Rite's obligations under the Asset Sale Agreement are contingent upon Read-Rite and the Company consummating the License Agreement. Additionally, the Voting Agreement must be executed by certain Shareholders prior to consummation of the Asset Sale Agreement.

TERMINATION OF THE PROPOSED TRANSACTION

         At any time prior to the Closing, the Asset Sale Agreement may be terminated under certain circumstances, including the following: (a) if a court prohibits the Proposed Transaction, (b) by mutual written consent of Read-Rite and the Company, (c) by the Company if there has been a material breach on the part of Read-Rite in its representations, warranties or covenants, subject to a right to cure, and (d) by Read-Rite if there has been a material breach on the part of the Company in its representations, warranties or covenants, subject to a right to cure. If terminated in accordance with (a) or (b), Read-Rite and the Company shall enter into a limited license agreement (the "Limited License Agreement") pursuant to which the Company shall grant a perpetual, non-exclusive license to Read-Rite covering the Company's rights to certain technology and software, for a one-time fee of $2.0 million. If terminated in accordance with
(c), Read-Rite will forgive certain obligations of the Company and the Company and Read-Rite (if elected by Read-Rite) shall enter into the Limited License Agreement for a one time fee of $2.0 million. If terminated in accordance with
(d), the Company and Read-Rite shall enter into the Limited License Agreement for no fee and the Company must repay certain obligations to Read-Rite.

CONDUCT OF BUSINESS PRIOR TO THE CLOSING

         Under the Asset Sale Agreement, the Company until the Closing, is obligated (a) to conduct its business only in the ordinary course consistent with past practices, and use the facilities and assets in the usual, regular and ordinary course and in substantially the same manner as previously used; (b) to preserve and maintain its assets; (c) to perform all obligations required to be performed by the Company under all contracts assumed by Read-Rite; (d) to give prompt notice to Read-Rite of any material adverse change to the Company's assets or facilities; (e) not to mortgage, pledge or subject to lien any of the assets or sell or transfer any of the assets; and (f) to discharge when due all liabilities, provided that upon the Closing, Read-Rite shall be responsible for all Assumed Liabilities.

EXPENSES

         Total costs to the Company associated with the Proposed Transaction are estimated at $250,000. Such amount represents primarily legal and advisory fees and will be paid by the Company. Costs incurred by Read-Rite will be paid by Read-Rite.

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional offices of the SEC: Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This Proxy Statement incorporates certain documents by reference which have been previously delivered to Shareholders. These documents are also available upon request from Sabine Austin, Assistant Secretary, Censtor Corp., 2105 Hamilton Avenue, Suite 270, San Jose, CA 95125, telephone (408) 298-8400.

         The Company hereby undertakes to provide, without charge, to each person, including any beneficial owner of the Company's Common Stock, to whom a copy of this Proxy Statement has been delivered, upon written or oral request of any such person, a copy of any and all of the documents referred to below which have been or may be incorporated herein by reference. Requests for such documents should be directed to the person indicated in the immediately preceding paragraph.

         The following documents, which have been filed with the SEC pursuant to the Exchange Act and which were mailed to Shareholders on or about June 14, 1996, are hereby incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the year ended June 30, 1995, as amended by the Company's Form 10-K/A Amendment No. 2, dated December 13, 1995; and

         (b) The Company's Quarterly Report on Form 10-Q for the period ended March 31, 1996.

                                  By Order of the Board of Directors,

                                  /s/ Sabine Austin
                                  -----------------------------------
                                  Sabine Austin
                                  Assistant Secretary

San Jose, California
June 28, 1996

                                  CENSTOR CORP.

                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD JULY 11, 1996

                  The undersigned hereby appoints _________________ and ___________________, or either of them, each with full power of substitution, as the proxyholder(s) of the undersigned to represent the undersigned and vote all shares of the Common Stock of and Preferred Stock of Censtor Corp. (the "Company") which the undersigned would be entitled to vote if personally present at the annual meeting of Shareholders of the Company to be held on July 11, 1996, and at any adjournments or postponements of such meeting, as follows:

                  1. To elect as directors James A. Cole, Garrett A. Garrettson,
B. Kipling Hagopian, Edwin V.W. Zschau, Russell M. Krapf.

                  [ ] For all nominees listed above (except as indicated below)

                  [ ]      Withhold authority to vote (as to all nominees)

                           To withhold authority to vote for any individual nominee, write that nominee's name on the following line: _______________________________

                  2. To ratify appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending June 30, 1996:

[ ]        FOR              [ ]        AGAINST           [ ]        ABSTAIN

                  3. To approve the Asset Sale Agreement, providing for the transfer by the Company to Read-Rite of the Company's research and development operations, including the hiring of 84 Censtor employees, the sale of certain of the Company's physical assets and the Company's rights and obligations under contracts related thereto, and the grant by the Company of a non-exclusive license to the Company's intellectual property, including the Company's rights in patents, technology and software, pursuant to the terms and conditions of the Agreement for Purchase and Sale of Assets, dated as of March 29, 1996, by and between Read-Rite Corporation and the Company and the transactions contemplated thereby.

[ ]        FOR             [ ]        AGAINST           [ ]        ABSTAIN

                  This proxy, when properly executed, will be voted in the manner directed above. WHEN NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND THE ABOVE PROPOSALS. This proxy may be revoked by the undersigned at any time, prior to the time it is voted, by any of the means described in the accompanying Proxy Statement.

________________________   ________________________   Dated: _____________, 1996
Signature of Shareholder   Signature of Shareholder
Typed or Printed Name:     Typed or Printed Name:

                  Please sign EXACTLY as your name appeared on the envelope transmitting the Notice of Annual Meeting and print your name under your signature. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign.

                  TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO FILL IN, DATE AND RETURN PROMPTLY THIS BLUE PROXY FORM IN THE ENCLOSED POSTAGE PREPAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED.

                                   APPENDIX A

                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS
                                 BY AND BETWEEN
                            READ-RITE CORPORATION AND
                               CENSTOR CORPORATION

         This AGREEMENT FOR PURCHASE AND SALE OF ASSETS (the "Agreement") is made and entered into as of March 29, 1996 by and between Censtor Corporation, a California corporation (the "Seller"), and Read-Rite Corporation, a Delaware corporation (the "Buyer").

                                    RECITALS

         A. Seller is engaged in the business of designing, manufacturing and selling magnetic recording heads for use in disk drives.

         B. Buyer desires to purchase at the Closing (as hereinafter defined) certain specified assets of Seller, but to assume only certain specified liabilities of Seller, all in accordance with the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                    SECTION 1

         1. DEFINITIONS. Capitalized terms in this Agreement shall have the meanings stated in this Section 1 or defined elsewhere in this Agreement. A reference to a particular Exhibit is to an Exhibit to this Agreement, each of which is incorporated into and made a part of this Agreement by that reference. A reference to a particular Section is to a Section of this Agreement.

         "Allocation Schedule" shall have the meaning set forth in Section 3.6.

         "Assets" shall have the meaning set forth in Section 2.1.

         "Assumed Contracts" shall have the meaning set forth in Section 3.5.

         "Assumed Liabilities" shall have the meaning set forth in Section 3.5.

         "CERCLA" shall mean the federal Comprehensive Environmental Response, Compensation, and Liability Act.

         "Claims" shall mean any and all personal injury, property damage, nuisance, tort, contract or other claims, actions or demands brought at any time, any and all demands, actions or claims for investigations, remediation, removal, closure or other action with respect to Hazardous Substances, and any and all other suits, demands, actions, fines, penalties, claims, enforcement actions, Liens, Liabilities, damages, deficiencies, injunctions, attorneys' fees, experts' fees, costs and expenses imposed, threatened, paid or incurred at any time, whether foreseeable or unforeseeable, conditional or unconditional.

         "Closing" and "Closing Date" shall have the respective meanings set forth in Section 4.1.

         "Code" shall have the meaning set forth in Section 3.6.

         "Compensation" shall mean all base straight time gross earnings, commissions, overtime, shift premium, incentive compensation, incentive payments, bonuses, health insurance benefits, payroll taxes and other withholdings, and other compensation related amounts paid or accrued with respect to any Employee.

         "Disclosure Schedule" shall have the meaning set forth in Section 5.1.

         "Employees" shall mean those individuals identified on Exhibit A hereto who were employees of Seller on February 4, 1996 and who became employees of Buyer on February 5, 1996.

         "Environmental Laws" shall mean the common law and all local, state, federal, foreign or international laws, statutes, ordinances, rules, regulations, guidelines, judgments, injunctions, stipulations, decrees, orders, permits, approvals, treaties, or protocols, and all amendments and modifications of any of the foregoing, now or hereafter enacted, issued or promulgated by any Governmental Body which relate to any Hazardous Substance or any Hazardous Substance Activity.

         "Environmental Liability" shall mean all Liabilities arising out of or in connection with (a) Seller's Hazardous Substance Activities conducted prior to the Closing Date or (b) the violation of any Environmental Law by the Seller or the Facility (including without limitation the violation, of any applicable building codes, regulations, ordinances or other laws in effect on the Closing Date, resulting from the presence of any Hazardous Substance in construction materials, structures or improvements of the Facility on or after the Closing
Date).

         "Environmental Permit" shall mean any approval, permit, license, clearance or consent required to be obtained from any private person or any Governmental Body with respect to a Hazardous Substances Activity which is or was conducted by the Seller at the Facility.

         "Excluded Assets" shall have the meaning set forth in Section 2.2.

         "Governmental Body" means any foreign, federal, state, local or other governmental authority or regulatory body.

         "Hazardous Substance" shall mean any material or substance that is now or hereafter prohibited or regulated by any statute, law, rule, regulation, ordinance, judgment, stipulation, treaty or protocol or that is now or hereafter designated by any Governmental Body to be radioactive, toxic, hazardous or otherwise a danger to human health, reproduction or the environment, including without limitation, asbestos, asbestos containing materials, petroleum, including crude oil or any fraction thereof, polychlorinated biphenyls or electro magnetic fields.

         "Hazardous Substance Activity" shall mean the handling, transportation, transfer, recycling, storage, use, treatment, manufacture, investigation, removal, remediation, release, emissions, disposal, exposure of any person to, sale, or distribution of any Hazardous Substance or any product containing a Hazardous Substance.

         "Lease Agreement" shall mean that certain lease agreement dated November 28, 1983, as amended, between The Sobrato Group, a California limited partnership, and Seller related to the premises at 530 Race Street, San Jose, California.

         "Liabilities" shall mean any and all liabilities (including strict liability), claims, judgments, demands, actions, causes of action, damages, losses, expenses, penalties, fines, obligations, encum brances, liens, costs, and expenses of investigation or defense of any claim, of whatever kind or nature, whether absolute, contingent, accrued or otherwise, matured or unmatured, foreseeable or unforeseeable.

         "License Agreement" shall have the meaning set forth in Section 4.2(e).

         "Liens" shall mean mortgages, deeds of trust, pledges, taxes, security interests, liens, leases, licenses, escrow arrangements, liabilities, encumbrances, costs, charges and claims of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise (including, without limitation, any agreement to give any of the foregoing).

         "Loan Adjustment Amount" shall have the meaning set forth in Section
3.3.

         "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or governmental body.

         "Permitted Liens" shall mean (i) liens for current taxes which are not yet due and payable, which liens in any event will not exist upon the transfer of the Assets to Buyer at the Closing, and (ii) purchase-money liens arising out of the purchase of equipment pursuant to those Equipment Lease Agreements which are Assumed Contracts.

         "Purchase Price" shall have the meaning set forth in Section 3.1.

         "Returns" shall have the meaning set forth in Section 5.1(d).

         "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Body.

                                    SECTION 2

         2. TRANSFER OF ASSETS.

            2.1 Assets to be Purchased at the Closing. Subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer, convey, assign and deliver to Buyer on the Closing Date (as defined herein), and Buyer agrees to buy and acquire, all right, title and interest of Seller in and to the following assets and properties of Seller as provided herein (collectively, the "Assets").

                (a) All machinery, tooling, computer hardware, software and other equipment and all furnishings, furniture, office supplies, leasehold improvements, fixtures and other tangible personal property of Seller (other than those assets specifically identified in Schedule 2.2(c) hereto), including but not limited to the assets listed in Schedule 2.1(a) hereto;

                (b) Prepaid expenses with respect to rent, services and the like related to the Assumed Contracts;

                (c) Copies, but not the originals, of all books, records, accounts, correspondence and production records related to the Assets;

                (d) Copies of all manufacturing and technical documentation (including any documentation set forth in magnetic, machine-readable form) related to the Assets or used by Seller in the conduct of the business related to the Assets; and

                (e) All other assets of Seller which are not Excluded Assets (as defined herein).

            2.2 Excluded Assets. The Assets shall not include any of the following assets and properties of Seller (collectively, the "Excluded Assets").

                (a) Seller's cash or cash equivalents;

                (b) All know how, intellectual property, copyrights, trade secrets, patents and patent applications, that are owned, controlled, acquired or otherwise licensable by Seller; and

                (c) All other assets which are specifically identified on
Schedule 2.2(c) hereto; and

                (d) The originals of all items referenced in Section 2.1(c) and 2.1(d) above, and all other books, records, accounts, and correspondence relating to Seller's business and to Seller.

                                    SECTION 3

         3. CONSIDERATION. In consideration for the transfer of the Assets, Buyer agrees to make the following payments and assume the following liabilities:

            3.1 Purchase Price. Subject to any claims for Damages under Section 8 hereof, the aggregate purchase price (the "Purchase Price") to be paid by the Buyer to the Seller hereunder shall be Nine Million Twenty-Five Thousand Dollars ($9,025,000). The Purchase Price shall be payable in installments as follows:
(i) Six Million Five Hundred Twenty-Five Thousand Dollars ($6,525,000) shall be paid on the Closing Date, (ii) Two Hundred Fifty Thousand Dollars ($250,000) shall be paid on November 15, 1996, (iii) Two Hundred Fifty Thousand Dollars ($250,000) shall be paid on December 13, 1996, and (iv) Two Million Dollars ($2,000,000) (the "Final Payment") shall be paid on the date which is nine (9) calendar months from the Closing Date (the "Final Payment Date"). The latter three (3) payments shall, however, be subject to any claims for Damages under
Section 8 hereof. Notwithstanding the foregoing, Buyer shall be entitled to credit against the portion of the Purchase Price to be paid to Seller on the Closing Date any Loan Adjustment Amount (as defined in Section 3.3 hereof) and all Seller Expenses (as defined in Section 3.4 hereof).

            3.2 Payment to Seller on Closing Date. On the Closing Date, Buyer shall pay Six Million Five Hundred Twenty-Five Thousand Dollars ($6,525,000) of the Purchase Price to Seller by check or wire transfer to an account designated by the Seller. Notwithstanding the foregoing, Buyer shall be entitled to credit against the portion of the Purchase Price to be paid to Seller on the Closing Date any Loan Adjustment Amount (as defined in Section 3.3 hereof) and all Seller Expenses (as defined in Section 3.4 hereof).

            3.3 Initial Loan to Seller. In connection with that certain Letter of Intent between Seller and Buyer dated February 2, 1996 (the "Letter Agreement"), Buyer agreed to loan Seller up to $900,000 pursuant to those certain Promissory Notes dated February 2, 1996, February 29, 1996 and March 22, 1996 (collectively, the "Promissory Notes"). The amount of principal, interest and other amounts outstanding from time to time under the Promissory Notes is hereafter referred to as the "Loan Amount." Seller agrees that all amounts loaned to it by Buyer pursuant to the Promissory Notes have been used and will be used by Seller as operating funds in the normal and ordinary course of business. The "Loan Adjustment Amount" shall equal (i) fifty percent (50%) of the Loan Amount outstanding on the date hereof plus (ii) fifty percent (50%) of the Compensation accrued or paid by Buyer with respect to the Employees through the date hereof (provided that the amount of such Compensation shall not exceed the rate of Compensation being paid by Seller to such Employees on February 4,
1996) plus (iii) fifty percent (50%) of all accrued but unpaid expenses of Seller for the period beginning on February 2, 1996 through the date hereof less
(iv) all prepaid expenses of Seller outstanding on the date hereof to the extent Seller can demonstrate that such expenses were paid from amounts borrowed from Buyer pursuant to the Promissory Notes. The determination of any accrued amounts or prepaid expenses shall be made in accordance with generally accepted accounting principles consistently applied, and shall be subject to the mutual review and agreement of Seller and Buyer. Buyer hereby agrees with Seller that any Loan Amount outstanding as of the Closing Date less the Loan Adjustment Amount shall be forgiven as of the Closing Date and shall constitute additional consideration paid by Buyer to Seller hereunder. The Loan Adjustment Amount shall be computed by Buyer, and Buyer shall deliver a copy of such computation to Seller on or prior to the Closing Date.

            3.4 Additional Loan to Seller. Upon the execution and delivery of this Agreement, Buyer shall agree to loan Seller up to an additional $800,000, such loan to be evidenced by a promissory note in the form attached hereto as Exhibit B (the "Bridge Note"). Buyer acknowledges that the proceeds of any loans obtained by Seller from Buyer pursuant to the Bridge Note may be used to fund ongoing costs incurred by Seller in the usual and ordinary course of its business, including without limitation Seller's accounting, legal and other costs related to the transactions contemplated hereby and costs associated with the Assumed Contracts. For purposes hereof, Seller and Buyer agree that any expenses of Seller related to the period subsequent to the date hereof which are paid or accrued but unpaid pursuant to the terms of the Assumed Contracts, including any lease payments, property taxes, insurance, utilities or maintenance charges (whether incurred to preserve the Facility of Seller referenced in the Lease Agreement, any Asset being leased pursuant to those Equipment Lease Agreements which constitute Assumed Contracts, or any of the other Assets) are referred to herein as "Nonseller Expenses." All other expenses of any kind whatsoever paid or accrued by Seller, including without limitation legal and accounting fees, patent filing and maintenance fees, salaries and benefits, workers' compensation expenses, any accrued interest under the Bridge Note and any amounts owed by Seller to Buyer under the Bridge Note which were not used by Seller to pay Nonseller Expenses are referred to herein as "Seller Expenses." At the Closing, Buyer shall be entitled to credit against the amount of the Purchase Price to be paid by Buyer to Seller the full amount of any Seller Expenses, and any other amount due under the Bridge Note shall be forgiven by Buyer and shall constitute additional consideration paid by Buyer to Seller hereunder. The determination of any accrued amounts hereunder shall be made in accordance with generally accepted accounting principles consistently applied, and shall be subject to the mutual review and agreement of Seller and Buyer.

            3.5 Assumed Liabilities. On the Closing Date, Buyer shall assume and agree thereafter to pay, perform and discharge only Seller's obligations under the Lease Agreement and the Equipment Lease Agreements to which Seller is a party and which are specifically listed on Schedule 3.5 hereto (collectively, the "Assumed Contracts") and no others, but only to the extent they remain unpaid and unperformed on the Closing Date and excluding any such obligations or liabilities based on any actions by Seller or any failure by Seller to perform its obligations under the Assumed Contracts prior to the Closing Date (the "Assumed Liabilities"). Except for the Assumed Liabilities and as contemplated by Section 8.6 hereof, Buyer shall not assume, directly or indirectly, or have any responsibility for any Liability of Seller, and Seller shall retain all Liabilities arising from the operation of the Assets and the related business prior to the Closing Date, other than the Assumed Liabilities. Without limiting the foregoing, Buyer shall not directly or indirectly, assume or have any responsibility for any liability for any Compensation or other Liabilities related to the employment of the Employees by the Seller prior to February 5, 1996.

            3.6 Tax Allocation. The parties agree to allocate the purchase price for the Assets in accordance with a schedule that Buyer shall prepare and deliver to Seller at the Closing (the "Allocation Schedule"). The Allocation Schedule shall be subject to Seller's approval, which shall not be withheld unreasonably. Buyer and Seller agree that they will prepare and file their federal and any state or local income tax returns based on the purchase price allocation contained in the Allocation Schedule and agree not to take a reporting position inconsistent therewith. This allocation is intended to comply with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and Buyer and Seller hereby agree to prepare and file all notices or other filings required pursuant to such section and hereby further agree that all such notices or filings will be based on the allocation contained in the Allocation Schedule.

                                    SECTION 4

         4. CLOSING.

            4.1 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California, as soon as practicable after the satisfaction or waiver of each of the conditions set forth in this Section 4 or at such other time and place as the parties hereto agree (the "Closing Date").

            4.2 Conditions to Obligation of Buyer. The obligation of Buyer to close hereunder is subject to the following conditions:

                (a) Subject to changes (i) resulting from the actions of Buyer contemplated by Section 8.6 hereof or (ii) that are not in the aggregate materially adverse in the reasonable judgment of Buyer, the representations and warranties made by Seller in this Agreement shall be true and correct on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and Seller shall have performed and complied with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date.

                (b) Buyer shall have received a certificate of the Secretary of Seller, dated the Closing Date, in form and substance satisfactory to Buyer, as to (i) the Articles of Incorporation of Seller; (ii) the by-laws of Seller;
(iii) the resolutions of the Board of Directors of Seller authorizing the execution and performance of this Agreement and the other documents executed in connection herewith; and (iv) the resolutions of the shareholders of Seller authorizing the execution and performance of this Agreement.

                (c) A duly authorized officer of Seller shall deliver to Buyer, at the Closing, a certificate certifying as to the matters set forth in Section 4.2(a) hereof and that there has been no adverse change with respect to the Assets or the Assumed Liabilities since the date hereof, except any such change resulting from the actions of Buyer contemplated by Section 8.6 hereof.

                (d) No legal action or proceeding shall be pending or threatened
(i) by any governmental agency seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby or (ii) which is reasonably likely to have a material adverse effect on the Assets or the use of the Assets by the Buyer.

                (e) Buyer and Seller shall have entered into a license agreement related to Seller's intellectual property, such license agreement to be in the form attached hereto as Exhibit C (the "License Agreement").

                (f) Seller shall have delivered to Buyer all bills of sale, endorsements, assignments and other instruments as Buyer shall reasonably request or as necessary or appropriate to sell, convey, assign, transfer and deliver to Buyer good title, free and clear of all Liens (except for Permitted Liens), to all the Assets.

                (g) All necessary third party consents shall have been obtained for Seller to transfer the Assumed Contracts to Buyer.

                (h) Buyer shall have received an opinion of counsel to the Seller, such opinion to be substantially in the form attached hereto as Exhibit D, with such changes as may be reasonably acceptable to Buyer. In addition, the list of "material agreements" to be referenced in such opinion shall be reasonably acceptable to Buyer and shall include the material contracts and license agreements of Seller.

                (i) The transactions contemplated hereby shall have been approved by all necessary action of Seller's shareholders.

                (j) Seller shall have received (A) the written consent of Maxtor Corporation ("Maxtor") to the transactions contemplated hereby (including the License Agreement) as required by that certain License Agreement between the Seller and Maxtor dated September 23, 1991 (the "Maxtor Agreement"), and (B) written confirmation from Maxtor that Buyer will not be obligated to extend any license rights to Maxtor pursuant to Section 4.3 of the Maxtor Agreement or otherwise, such consent and confirmation to be reasonably acceptable to Buyer.

                (k) Seller shall have received the written consent of Denki Kagaku Kogyo Kabushiki Kaisha ("Denka") to the transactions contemplated hereby (including the License Agreement) to the extent required by Seller's existing agreements with Denka, and such consent shall be reasonably acceptable to Buyer.

                (l) Seller shall have received the written consent of NEC Corporation ("NEC") to the transactions contemplated hereby (including the License Agreement) as required by that certain License Agreement between the Seller and NEC dated August 7, 1995, and such consent shall be reasonably acceptable to Buyer.

                (m) Seller shall have received written confirmation from Fujitsu Corporation ("Fujitsu") that Buyer will not be obligated to extend any license rights to Fujitsu pursuant to Section 4.3 of the License Agreement between Seller and Fujitsu dated February 28, 1991 or otherwise, and such written confirmation shall be reasonably acceptable to Buyer.

            4.3 Conditions of Obligation of Seller. The obligation of Seller to close hereunder is subject to the following conditions:

                (a) Subject to changes that are not in the aggregate materially adverse in the reasonable judgment of Seller, the representations and warranties made by Buyer in this Agreement shall be true and correct on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and Buyer shall have performed and complied with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date.

                (b) No legal action or proceeding shall be pending or threatened by any governmental agency seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby.

                                    SECTION 5

         5. REPRESENTATIONS AND WARRANTIES.

            5.1 Representations and Warranties of Seller. Except as set forth in the Disclosure Schedule attached hereto as Exhibit E, which schedule shall specifically reference the Sections of this Agreement to which the disclosure therein applies, Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

                (a) Organization, Standing and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of California. Seller has all requisite corporate power and authority and is entitled to carry on its business as it is now being conducted, and to own, lease or operate the properties owned, leased and operated by it in the places where such business is now conducted and where the Assets and its other properties are now owned, leased or operated. Seller is qualified to do business as a foreign corporation in all jurisdictions where such qualification is required for the conduct of its business, except where the failure to be so qualified would not have a material adverse effect on Seller or the Assets.

                (b) Execution, Delivery and Performance. Neither the execution and delivery nor the performance of this Agreement by Seller will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provisions of Seller's Articles of Incorporation or Bylaws, or any franchise, mortgage, deed of trust, lease, license, agreement (including each of the Assumed Contracts) or understanding, or conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any law, ordinance, rule or regulation, or any order, judgment, award or decree to which Seller is a party or by which it may be bound or affected. Seller has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and all corporate and other proceedings required to be taken to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by and constitutes the valid and binding obligation of Seller and is enforceable in accordance with its terms.

                (c) Good Title to Assets. Seller has good and marketable title to all the Assets, and none of the Assets is subject to any Lien (other than Permitted Liens).

                (d) Taxes.

                    (i) To the extent a failure to do so could adversely impact Buyer, the Assets or Buyer's use of the Assets, (a) Seller has timely filed within the time period for filing or any extension granted with respect thereto, all federal, state, local and foreign Tax returns, reports and estimates ("Returns") which it is required to file relating or pertaining to any and all Taxes attributable to or levied upon the Assets and (b) paid any and all Taxes it is required to pay in connec tion with the taxable periods to which such Returns relate. There are (and immediately following the Closing Date there will be) no Liens on the Assets relating or pertaining to Taxes. To the best know ledge of Seller, there is no basis for the assertion of any claims which, if adversely determined, would result in a Lien on the Assets or otherwise adversely effect Buyer or the Assets.

                    (ii) To the extent relevant to the Assets, Seller shall (a) provide Buyer with such assistance as may be required in connection with the preparation of any Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes, provided that Buyer shall reimburse Seller for any third party expenses reasonably incurred by Seller in providing such assistance and (b) retain and provide Buyer with all records or other information that may be relevant to the preparation of any Returns, or the conduct of any audit or examination, or other Tax proceeding by a Governmental Body or otherwise. Seller shall retain all relevant documents, including prior year's Returns, supporting work schedules and other records or information that may be relevant to such returns and shall not destroy or otherwise dispose of any such records without the prior written consent of Buyer.

                (e) Claims and Litigation. No Claim (including warranty claims), legal action, suit, arbitration, governmental investigation or other legal, regulatory or administrative proceeding is pending against Seller related to the Assets, nor to the best of Seller's knowledge is there any threat thereof against or relating to the Assets or the transactions contemplated by this Agreement, and to the best of Seller's knowledge there is no basis for any such Claim, suit or other proceeding.

                (f) Suppliers. The Disclosure Schedule contains a correct list of all of the current suppliers of supplies, equipment, spare parts or similar goods for the use or operation of the

Assets. To the best of Seller's knowledge, such suppliers provide all of the supplies, equipment, spare parts or similar goods necessary to use or operate the Assets.

                (g) Compliance with Laws and Regulations; Permits. Seller is in compliance with all statutes, laws, rules and regulations with respect to or affecting the ownership or operation of the Assets. Seller is not presently subject to any judgment, order, injunction or decree issued by any Governmental Body or court relating to the Assets. Seller holds and has at all times held all licenses, permits and authorizations necessary for the lawful conduct in all respects of its business wherever conducted pursuant to all laws and regulations of any Governmental Body. Seller does not know of any material violation of any of the foregoing licenses, permits and authorizations and Seller has not received notice from any Governmental Body of any such violation or the intention of such Governmental Body to investigate the existence of any such violation.

                (h) Real Property; Environmental Matters.

                    (i) As of the Closing Date, to the best knowledge of Seller,no Hazardous Substance is present on the property subject to the Lease Agreement (the "Facility") and, to the best knowledge of Seller, no reasonable likelihood exists that any Hazardous Substance present on other property will come to be present on the Facility and there are no underground storage tanks, aboveground storage tanks, asbestos or PCBs present on the Facility.

                    (ii) Seller has conducted all Hazardous Substance Activities in compliance with all applicable Environmental Laws. The Hazardous Substance Activities of Seller prior to the Closing Date have not resulted in:
(a) the exposure of any Employee to a Hazardous Substance in a manner which has or will cause an adverse health effect to said person; or (b) the presence of any Hazardous Substance at the Facility, or the air, soil, groundwater or surface water thereof, in violation of Environmental Law.

                    (iii) The Disclosure Schedule accurately describes all of the Environmental Permits currently held by the Seller and such Environmental Permits are all of the Environmental Permits necessary for the continued conduct of any Hazardous Substance Activity of the Seller as such activities are currently being conducted. Except as set forth in the Disclosure Schedule, all such Environmental Permits are valid, in full force and effect, and will survive the Closing without modification. Seller has complied with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Substances Activities. No circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee or which could impose upon Seller the obligation to obtain any additional Environmental Permit. All Environmental Permits and all other consents and clearances required by any Environmental Law or any agreement to which Seller is bound as a condition to the performance and enforcement of this Agreement, including without limitation, all environmental clearances or "closure" obligations required by any Governmental Body have been obtained or will be obtained prior to the Closing at no cost to Buyer.

                    (iv) In the best of Seller's knowledge, there is no fact or circumstance which presently or with the passing of time could involve the Facility in any proceeding concerning an Environmental Liability or impose upon the Facility or Buyer any Environmental Liability.

                    (v) Seller has delivered to Buyer all records concerning its Hazardous Substance Activities and all environmental audits and environmental assessments of the Facility conducted at the request of, or otherwise available to Seller. Seller has complied with all environmental disclosure obligations imposed upon Seller with respect to this transaction by applicable law.

                (i) Property, Plant and Equipment. From the date hereof until the Closing Date, none of the Assets shall be disposed of. All tangible personal property, including machinery, equipment and fixtures, included in the Assets is, and at the Closing Date will be, in good operating condition and repair, ordinary wear and tear and routine maintenance excepted. The present use of Seller's leased premises conforms, and at the Closing Date will conform (assuming Buyer's use is consistent with Seller's use prior to February 5, 1996), to the requirements of the Lease Agreement. The Lease Agreement is valid and enforceable and not in default. Seller is a legal and equitable owner and holder of the leasehold interest in the Lease Agreement and Seller has not assigned, transferred or encumbered its interest under the Lease Agreement nor has Seller sublet all or any portion of the lease premises. The improvements on the real property subject to the Lease Agreement are permitted structures under applicable zoning and building laws and ordinances and the present or contemplated uses of the improvements are permitted uses under applicable zoning and building laws and ordin ances. The Facility is in good repair and to the best of Seller's knowledge, there are no conditions existing on or relating to the Facility which might result in any impairment of the use of the Facility by Seller or Buyer.

                (j) Assumed Contracts. Seller has provided to Buyer copies of each of the Assumed Contracts, and has performed all obligations required to be performed by it to date under all of the Assumed Contracts. Except as otherwise indicated in the Disclosure Schedule, (a) to Seller's best knowledge each of the other parties to the Assumed Contracts or bound thereby has performed all the obligations required to be performed by it to date thereunder, (b) Seller does not know of the intention of any party to terminate any such Assumed Contract, and (c) each Assumed Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with no default or dispute or basis therefor existing with respect thereto.

                (k) Employees. There are no suits, actions or administrative, arbitration or other proceedings pending or threatened against Seller or affecting Seller or its business concerning any Employee. Seller has no Liabilities to any Employee or beneficiary of an Employee.

                (l) Brokers or Finders. Seller is not obligated, directly or indirectly, to any person for brokerage or finders' fees, agents' commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

                (m) Proxy Statement. The information statement or proxy statement prepared by Seller in connection with the meeting of Seller's shareholders to consider the transactions contemplated hereby (the "Shareholders Meeting") (such information statement or proxy statement as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Seller's shareholders, at the time of the Shareholders Meeting and at the Closing Date, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting which has become false or misleading. If at any time prior to the Closing Date any event or information should be discovered by Seller which should be set forth in a supplement to the Proxy Statement, Seller shall promptly inform Buyer and take all action necessary to so supplement the Proxy Statement.

                (n) Vote Required. The affirmative votes of the holders of a majority of the shares of Seller's Common Stock and Preferred Stock outstanding on the record date set for the Shareholders Meeting is the only vote of the holders of any of Seller's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

                (o) Board Approval. The Board of Directors of Seller has unanimously (i) approved this Agreement and the transactions contemplated hereby, and (ii) recommended that its shareholders approve this Agreement and the transactions contemplated hereby.

                (p) License Agreement. The representations and warranties made by Seller in Section 3 of the License Agreement are hereby incorporated by reference in their entirety.

                (q) Representations Complete. None of the representations or warranties made by Seller herein, nor any statement made in any schedule or certificate furnished pursuant to this Agreement, contains or will contain any untrue statement of a material fact at the Closing Date, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to Seller or any of its management which adversely affects, or could reasonably be expected to adversely affect, the Assets, Buyer's use of the Assets or the ability of Seller to carry out the transactions contemplated by this Agreement.

            5.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows:

                (a) Organization, Standing and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority and is entitled to carry on its business as now conducted, and to own, lease or operate its properties in the places where its business is now conducted and such properties are now owned, leased or operated. Buyer is qualified to do business in all foreign jurisdictions in which it is required to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the business or assets of Buyer.

                (b) Execution, Delivery and Performance. Neither the execution and delivery nor the performance of this Agreement by Buyer will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien or charge or encumbrance pursuant to any provision of Buyer's Certificate of Incorporation or Bylaws, or any franchise, mortgage, deed of trust, lease, license, agreement or understanding, or conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any law, ordinance, rule or regulation, or any order, judgment, award or decree to which Buyer is a party or by which it may be bound or affected. Buyer has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and all corporate and other proceedings required to be taken to authorize the execution, delivery and performance of this Agreement have been taken. This Agreement has been duly executed and delivered by and constitutes the valid and binding obligation of Buyer and is enforceable in accordance with its terms.

                                    SECTION 6

         6. ADDITIONAL AGREEMENTS.

            6.1 Transfer Taxes. In connection with the transactions contemplated hereunder, Seller shall pay all sales, use, transfer and other similar taxes, if any, which may be or become due and payable as a result hereof.

            6.2 Operation of Business Prior to Closing Date. During the period from the date of this Agreement up to the Closing Date, Seller shall:

                (a) conduct its business in the ordinary course consistent with past practices, and use the Facility and the Assets in the usual, regular and ordinary course and in substantially the same manner as heretofore used, except for any actions of Buyer contemplated by Section 8.6 hereof;

                (b) preserve and maintain the Assets in their condition as of the date hereof (subject to use in the ordinary course of business), except for any actions of Buyer contemplated by Section 8.6 hereof;

                (c) perform all obligations required to be performed by it under all of the Assumed Contracts, including the making of all payments under the Assumed Contracts;

                (d) give prompt notice to Buyer of any material adverse change to the Assets or the Facility; and

                (e) not mortgage, pledge or subject to Lien any of the Assets or sell or transfer any of the Assets.

            6.3 Discharge of Liabilities. From and after the date hereof, Seller shall discharge when due all Liabilities of Seller, provided that upon the Closing, Buyer shall be responsible for all Assumed Liabilities.

            6.4 Access to Information. Between the date of this Agreement and the Closing Date, Seller shall give Buyer and its authorized representatives reasonable access during normal working hours to Seller's facilities and properties, and its books and records, shall permit Buyer to make inspections thereof, and shall furnish Buyer with such financial and operating information as Buyer may from time to time reasonably request.

            6.5 Hiring of Employees. Seller acknowledges and agrees that with Seller's consent, each of the Employees became employed by Buyer on February 5, 1996. Seller further acknowledges and agrees that the Employees were hired by Buyer at Seller's request. In Seller, on behalf of itself, its shareholders, officers and directors and anyone claiming by or through Seller, hereby releases and forever discharges Seller and all of its subsidiaries, officers, directors, employees, agents and anyone acting by or through Buyer from any and all Claims, demands, torts, causes or action or claims for relief of whatever kind or nature, whether known or unknown, which Seller may have or which may hereafter be asserted or accrue against the Release Parties, or any of them, resulting from or in any way relating to Buyer's hiring of the Employees.

            6.6 No Other Negotiations. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller shall not, directly or indirectly (i) solicit, initiate discussion or engage in negotiations with any person (whether such negotiations are initiated by Seller or otherwise) or take any other action intended or designed to facilitate the efforts of any person, other than Buyer, relating to the possible acquisition of Seller or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any of its or their capital stock or any material portion of its or their assets (with any such efforts by any such person, including a firm proposal to make such an acquisition, to be referred to as an "Acquisition Proposal"), (ii) provide non-public information with respect to Seller or any of its subsidiaries to any person, other than Buyer, relating to a possible Acquisition Proposal by any person, other than Buyer, (iii) enter into an agreement with any person, other than Buyer, providing for a possible Acquisition Proposal, or (iv) make or authorize any statement, recommen dation or solicitation in support of any possible Acquisition Proposal by any person other than Buyer. If Seller or any of its subsidiaries receives any unsolicited offer or proposal to enter negotiations relating to an Acquisition Proposal, Seller shall immediately notify Buyer thereof, including infor mation as to the identity of the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be. Seller recognizes and acknowledges that a breach of this Section 6.6 may cause irreparable and material loss and damage to Buyer as to which Buyer may not have an adequate remedy at law or in damages and that, accordingly, Seller agrees that the issuance of an injunction or other equitable remedy is the appropriate remedy for any such breach. Notwith standing the foregoing, in the event that Seller receives a bona fide, unsolicited proposal relating to an Acquisition Proposal by any person other than Buyer, which proposal, in the reasonable good faith judgment of Seller's Board of Directors, is financially more favorable to the shareholders of Seller than the terms of this Agreement (a "Superior Proposal"), Seller's Board of Directors may engage in discussions or negotiations with (but not soliciting or initiating such discussions or negotiations or encouraging inquiries or the making of an Acquisition Proposal by any third party other than the party making the Superior Proposal) the party making the Superior Proposal if Seller's Board of Directors determines in good faith, based on the written advice of outside legal counsel, that such action is required by reason of the fiduciary duties of the members of Seller's Board of Directors to Seller's shareholders under applicable law; provided that in such event Seller notifies Buyer of such determination by the Seller's Board of Directors and provides Buyer with a true and complete copy of the Superior Proposal received from such third party, if the Superior Proposal is in writing, or a complete written summary thereof, if it is not in writing, and provides Buyer with all documents containing or referring to non-public information of Seller that are supplied to such third party.

            6.7 Proxy Statement. As promptly as practicable after the execution of this Agreement, Seller shall prepare, and file with the Securities and Exchange Commission, preliminary proxy materials relating to the approval of the transactions contemplated hereby by the shareholders of Seller. The Proxy Statement shall include the recommendation of the Board of Directors of Seller in favor of the transactions contemplated hereby.

            6.8 Meetings of Shareholders. Seller shall promptly after the date hereof take all action necessary in accordance with law and its Articles of Incorporation and Bylaws to convene the Shareholders Meeting on or prior to April 5, 1996 or as soon thereafter as is practicable. Seller shall use its best efforts to solicit from its shareholders proxies in favor of the transactions contemplated thereby and shall take all other action necessary or advisable to secure the vote or consent of shareholders required to effect the transactions contemplated thereby.

            6.9 Public Disclosure. Seller and Buyer shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law.

            6.10 Consents. Promptly after the date hereof, Seller and Buyer shall consult with each other regarding the actions which are required to be taken to cause the Assumed Contracts to be transferred to Buyer on the Closing Date. Subject to such consultations, Seller shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the transactions contemplated hereby and shall use its best efforts to obtain all necessary consents, waivers and approvals under any of the Assumed Contracts in connection with the transaction for the assignment thereof or otherwise.

            6.11 Voting Agreements. Prior to or concurrently with the execution of this Agreement, each of Seller's shareholders named in Schedule 6.11 hereto shall have executed and delivered to Buyer a Voting Agreement substantially in the form of Exhibit F attached hereto.

            6.12 Buyer Subsidiary as Party. Seller acknowledges that Buyer may create or use a subsidiary corporation that is wholly-owned directly or indirectly by Buyer (a "Buyer Subsidiary") to own and operate the Assets after the Closing Date. To the extent Buyer determines to create the Buyer Subsidiary prior to the Closing Date, Seller agrees that the Buyer Subsidiary shall be substi tuted for Buyer for the purpose of exercising those rights and performing those obligations of Buyer as Buyer shall designate. Following the Closing Date and the transfer of the Assets to the Buyer Subsidiary, the Buyer Subsidiary shall be substituted for Buyer for the purpose of such sections. The creation or use by Buyer of the Buyer Subsidiary pursuant to this Section 6.12, shall not serve to (i) excuse Buyer as a primary obligor with respect to any obligation delegated to the Buyer Subsidiary; or (ii) limit in any manner the right of Buyer to directly enforce any rights hereunder that Buyer may have delegated to the Buyer Subsidiary.

            6.13 Release of Liens. On or prior to the Closing Date, all Liens on the Assets and Seller's intellectual property, including but not limited to, (i) those in favor of Silicon Valley Bank, (ii) those in favor of the investors listed or described on the Disclosure Schedule and (iii) those otherwise listed or referred to in the Disclosure Schedule; shall have been released or all such actions as may be required in the sole judgment of Buyer to cause the release of such Liens shall have been taken.

            6.14 Release of Denka Liens. On or prior to the Closing Date, Seller shall have deposited in escrow with its legal counsel, all amounts as are required to satisfy any obligations of Seller to Denka necessary to obtain a release of all Liens on the Assets and Seller's intellectual property in favor of Denka, all as further detailed in Section 2.3.3 of the License Agreement. Seller further covenants and agrees with Buyer that Seller will take all such further actions as may be required in the sole judgment of Buyer to cause all Liens in favor of Denka to be released on or prior to July 31, 1996.


                                    SECTION 7

         7. TERMINATION. This Agreement may be terminated at any time on or prior to the Closing Date:

            7.1 Injunction. By Buyer or Seller if any court of competent jurisdiction in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable.

            7.2 Mutual Agreement. By mutual written agreement of Seller and Buyer.

            7.3 Seller Material Breach. By Buyer if there has been a material breach on the part of Seller in its representations, warranties or covenants set forth herein; provided, however, that if any such breach is susceptible to cure Seller shall have ten (10) business days after receipt of written notice from Buyer of its intention to terminate this Agreement pursuant to this Section 7.3 in which to cure such breach.

            7.4 Buyer Material Breach. By Seller if there has been a material breach on the part of Buyer in its representations, warranties or covenants set forth herein; provided, however, that if any such breach is susceptible to cure Buyer shall have ten (10) business days after receipt of written notice from Seller of its intention to terminate this Agreement pursuant to this Section 7.4 in which to cure such breach.

            7.5 Effects of Termination.

                (a) If this Agreement is terminated pursuant to Section 7.1 or
Section 7.2 hereof, at Buyer's election, Buyer and Seller shall enter into a Limited License Agreement in substantially the form attached hereto as Exhibit G (the "Limited License Agreement") and Buyer shall have the right to continue to employ all of the Employees. In connection with the payment to be made by Buyer to Seller pursuant to the Limited License Agreement, the amount of such payment shall be reduced by the full amount of the Loan Adjustment Amount (as defined in Section 3.3 hereof).

                (b) If this Agreement is terminated pursuant to Section 7.3 hereof or in connection with a Superior Proposal (as defined in Section 6.6 hereof), at Buyer's election, Buyer shall have the right to continue to employee all of the Employees and Buyer and Seller shall enter into the Limited License Agreement. In such event, Buyer shall not be obligated to make any payment to Seller under the Limited License Agreement. In addition, Seller shall be obligated to repay all amounts which Seller has borrowed from Buyer pursuant to the Promissory Notes, the Bridge Note or otherwise.

                (c) If this Agreement is terminated pursuant to Section 7.4 hereof, Buyer agrees that any and all amounts due and payable by Seller to Buyer pursuant to the Promissory Notes, the Bridge Note or otherwise shall be discharged and canceled. In such event, Buyer shall have the right to continue to employ all of the Employees and, at Buyer's election, Buyer and Seller shall enter into the Limited License Agreement.


                                    SECTION 8

         8. HOLDBACK OF FINAL PAYMENT; INDEMNIFICATION

            8.1 Holdback of Final Payment. The payments referenced in Section 3.1(ii) and (iii) above (the "Interim Payments") and the Final Payment shall be retained by Buyer as security to compensate Buyer for any loss, expense, liability or other damage, including attorneys' fees, to the extent of the amount of such loss, expense, liability or other damage (collectively "Damages") that Buyer has incurred or reasonably anticipates incurring by reason of the breach by Seller of any representation, warranty, covenant or agreement of, or misrepresentation by, Seller contained in this Agreement or in the License Agreement. In the case of a third party claim, any indemnification for Damages hereunder shall be offset or reduced by any amount actually recovered by Buyer pursuant to counterclaims made by it directly relating to the facts giving rise to such third party claims. Nothing in this Agreement shall limit the liability
(i) of Seller for any breach of any representation, warranty or covenant if the Closing does not occur, or (ii) of any shareholder of Seller in connection with any breach by such shareholder of the Voting Agreement signed by such shareholder in connection with this Agreement.

            8.2 Claims upon Final Payment.

                (a) Subject to the other provisions of this Section 8, the Interim Payments and the Final Payment shall be paid by Buyer to Seller on the respective payment dates set forth in Section 3.1; provided, however, that Buyer shall have no obligation to pay to Seller such portion of such payments which, in the reasonable judgment of Buyer, subject to the objection of the Seller and the subsequent arbitration of the matter in the manner provided below, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Seller on or prior to the relevant payment date until such claims have been resolved. As soon as all such claims have been resolved, the Buyer shall deliver to Seller the remaining portion of the applicable payment not required to satisfy such claims.

                (b) Upon receipt by the Seller on or before the applicable payment date of a certificate signed by any officer of Buyer (an "Officer's Certificate"):

                    (i) stating that Damages exist or are reasonably anticipated to exist and specifying in reasonable detail the individual items as to which Damages relate, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, then

                    (ii) the applicable payment shall be reduced dollar for dollar in an amount equal to such Damages.

                (c) The Officer's Certificate shall be delivered within a reasonable time after Buyer concludes that it has a claim for Damages for which it will seek recovery and concerning which it has the information required to be stated in the Officer's Certificate.

            8.3 Objections to Claims. Upon the expiration of a thirty (30) day period following delivery of the Officer's Certificate by Buyer to Seller, the amount of the applicable payment shall be deemed to be reduced by the amount of the Damages unless Seller shall object in a written statement delivered to the Buyer prior to the expiration of such thirty (30) day period. Notwithstanding anything herein to the contrary, Seller shall not be liable for any claims for Damages unless the aggregate amount of such Damages exceeds $50,000.00 or unless the amount of any individual claim for Damages exceeds $25,000.00, provided that in either such case Buyer shall be entitled to recover for its entire claim once either such threshold is met. Except as set forth in Section 4.2 of this Agreement, the holdback provisions contained in this Section 8 shall be deemed to be the exclusive remedy of Buyer in the event of any breach by Seller of any representation or warranty contained herein (or in any certificates or documents delivered pursuant hereto), except for (i) claims relating to fraud or willful concealment or willful misrepresentation by Seller, (ii) any claim or action by Buyer under the License Agreement and (iii) any claim or action by Buyer related to Seller's obligations under Section 6.16 hereof.

            8.4 Resolution of Conflicts, Arbitration.

                (i) In case the Seller shall so object in writing to any claim or claims by Buyer made in any Officer's Certificate, Buyer shall have thirty
(30) days to respond in a written statement to the objection of the Seller. If after such thirty (30) day period there remains a dispute as to any claims, the Seller and Buyer shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Seller and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

                (ii) If no such agreement can be reached after good faith negotiation, either Buyer or the Seller may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three (3) arbitrators. Within fifteen (15) days after such written notice is sent, Buyer and the Seller shall each select one (1) arbitrator, and the two (2) arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement.

                (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara, California under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 8.4, in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Buyer shall be deemed to be the Non-Prevailing Party unless the arbitrators award Buyer more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; in that event, Seller shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

            8.5 Third-Party Claims. In the event Buyer becomes aware of a third-party claim which Buyer believes may result in a claim against the Final Payment, Buyer shall notify the Seller of such claim, and the Seller shall be entitled, its expense, to participate in any defense of such claim. Buyer may not effect the settlement of any such claim without the consent of the Seller, which consent shall not be unreasonably withheld. In the event that the Seller has consented to any such settlement, the Seller shall have no power or authority to object under any provision of this Section 8 to the amount of any claim by Buyer against the Interim Payments or the Final Payment for indemnity with respect to such settlement.

            8.6 Conduct of the Business of the Assets. Seller acknowledges and agrees that at Seller's request and with Seller's informed consent, Buyer has agreed to operate the Assets in place at the Facility from February 5, 1996 until the Closing Date. Accordingly, Seller and Buyer hereby agree that Buyer shall not be entitled to recover for any Damages resulting from the actions of Buyer or any employee of Buyer to the extent that any such action results in the breach by Seller of any representation, warranty, covenant or agreement of Seller contained in this Agreement nor shall such actions by Buyer constitute a breach by Seller of any covenant or agreement hereunder or of any representation or warranty of Seller hereunder.


                                    SECTION 9

         9. MISCELLANEOUS.

            9.1 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or employee of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

            9.2 Further Assurances. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances and to make physical delivery of any Assets not already delivered or made reasonably available to Buyer from and after the date hereof as may be reasonably requested to evidence and reflect the transaction described herein.

            9.3 Changes, Waivers, Etc. Neither this Agreement nor any provision hereof may be amended, changed, waived, discharged or terminated orally, except by a statement in writing which references this Agreement and is signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought.

            9.4 Payment of Fees and Expenses. Each of the parties hereto shall pay its own respective fees and expenses incurred in connection herewith.

            9.5 Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be delivered, sent by telecopy, or mailed first-class postage prepaid, registered or certified mail,

                  If to Buyer:        Read-Rite Corporation
                                      345 Los Coches Street
                                      Milpitas, CA  95035
                                      Attention:  Rex S. Jackson, Esq.
                                      Telephone:  (408) 262-6700
                                      Telecopy:   (408) 956-3203

                  with a copy to:     Wilson Sonsini Goodrich & Rosati, P.C.

                                      650 Page Mill Road
                                      Palo Alto, CA 94304-1050
                                      Attention:  Frances S. Currie, Esq.
                                      Telephone:  (415) 493-9300
                                      Telecopy:  (415) 493-6811

                  If to Seller:       Censtor Corporation
                                      530 Race Street
                                      San Jose, CA  95126
                                      Attention:  Garry A. Garrettson
                                      Telephone:  (408) 298-8400
                                      Telecopy:  (408) 288-9910

                  with a copy to:     Heller, Ehrman, White & McAuliffe
                                      525 University Avenue
                                      Suite 1100
                                      Palo Alto, CA  94301
                                      Attention:  Matthew Quilter
                                      Telephone:  (415) 324-7000
                                      Telecopy:  (415) 324-0638

Such notices and other communications shall for all purposes of this Agreement be treated as being effective or having been given if delivered personally or by telecopy on the date of delivery, or, if sent by mail, five (5) days thereafter.

            9.6 Entire Agreement. This Agreement, including the schedules and exhibits which are incorporated into and made an integral part of this Agreement by reference, sets forth the entire understanding of the parties and supersedes all prior agreements of the parties (including the Letter Agreement) with respect to the subject matter hereof.

            9.7 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not.

            9.8 Best Efforts. Each party will use its best efforts to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement to the end that the transactions contemplated hereby shall be effected substantially in accordance with the terms of this Agreement as soon as practicable.

            9.9 Bulk Transfer Laws. Subject to Section 8, the parties hereby waive compliance with any applicable bulk transfer laws, including, but not limited to, the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute, with respect to the transactions contemplated hereby.

            9.10 Attorneys' Fees. If any litigation or arbitration is commenced between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, solely as between the parties hereto or their successors, the party or parties prevailing in such proceeding (including any arbitration) will be entitled to the reasonable attorneys' fees and expenses of counsel and court costs and other out-of-pocket expenses incurred by reason of such litigation or arbitration.

            9.11 Equitable Remedies. The parties acknowledge that the remedy at law for any breach, or threatened breach, of their respective covenants to consummate the transactions contemplated hereby will be inadequate and, accordingly, each covenants and agrees that, with respect to any such breach or threatened breach, the other will, in addition to any other rights or remedies that it may have and regardless of whether such other rights or remedies have been previously exercised, be entitled to such equitable and injunctive relief as may be available from any appropriate court.

            9.12 Headings; References to Agreement. The headings of the sections of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement. References herein to "this Agreement" shall include all schedules and exhibits hereto.

            9.13 Choice of Law; Interpretation. It is the intention of the parties that the laws of the State of California shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties. Each party acknowledges and agrees that it has had the opportunity to seek advice from legal counsel regarding the terms and provisions of this Agreement and that, in any event, this Agreement shall not be construed against any party by reason of its preparation or word processing.

            9.14 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remaining provisions of this Agreement shall be unaffected and shall continue in full force and effect.

            9.15 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

            9.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of date and year first above written.

READ-RITE CORPORATION                      CENSTOR CORPORATION

By: /s/ REX S. JACKSON                     By: /s/ GARRETT A. GARRETTSON
    --------------------------------           ---------------------------------

Title: VICE PRESIDENT AND                Title: PRESIDENT AND CEO
       GENERAL COUNSEL                          --------------------------------
       -----------------------------

                                   APPENDIX B

March 29, 1996

Board of Directors
Censtor Corporation
530 Race Street
San Jose, CA  95126

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Censtor Corporation ("Censtor") of the consideration to be paid by Read-Rite Corporation ("RRC") in the transactions between Censtor and RRC as set forth in the Agreement for Purchase and Sale of Assets dated March 29, 1996 and License Agreements attached as exhibits thereto (the "Agreements").

Von Gehr International, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and corporate partnering transactions.

In arriving at our opinion, we have reviewed the Agreements and also have reviewed financial, product and other information that was furnished to us by Censtor. We also have held discussions with members of the senior managements of Censtor and RRC regarding the historic and current business operations and future risks and prospects of their respective companies including their expectations for certain strategic benefits of the transaction. We reviewed the basic structure of the technology licenses previously granted by Censtor, and in addition, have analyzed consideration provided in certain other similar licensing transactions, and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

We have assumed, without independent verification, the accuracy, completeness and fairness of all of the financial statements, product information, marketing strategies and other information regarding Censtor which have been provided to us by the Company and its representatives. We did not make any independent evaluation of Censtor's assets or technologies, nor did we independently review any of their corporate records.

Censtor Corporation                                                       Page 2
Board of Directors                                                March 29, 1996


Based on the foregoing and such other factors as we deem relevant, we are of the opinion as of the date hereof, that the payment of $9,025,000 plus additional considerations including forgiveness of approximately 50% of the $800,000 loan provided by RRC to Censtor and assumption of the outstanding lease obligations of approximately $1,300,000 in exchange for all of the "hard" assets (machinery, equipment, etc.) of the Company (subject to non material defined exclusions) and a fully paid up non exclusive license to Censtor's intellectual property, as set forth in the Agreements, is fair, from a financial point of view, to Censtor shareholders.

Sincerely Yours,


/s/ VON GEHR INTERNATIONAL
- -------------------------------
Von Gehr International

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                   FORM 10-K/A
                                 AMENDMENT NO. 2

(Mark One)

          X Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. For the fiscal year ended:
                  June 30, 1995

                                       OR

                  Transition Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. For the transition period from ______ to
______.

                         Commission File Number 0-25012

                                  CENSTOR CORP.
             (Exact name of registrant as specified in its charter)



                  California                               94-2775712
         (State or other jurisdiction of                (I.R.S. Employer
         incorporation or organization)               Identification Number)

         530 Race Street, San Jose, CA                     95126
   (address of principal executive offices)              (zip code)

Registrant's telephone number, including area code: (408)  298-8400


        SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT: None
          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                      Series B Convertible Preferred Stock

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No .

         Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

         The aggregate market value of voting stock held by non-affiliates of the registrant as of September 15, 1995 was $25,149,648. As there is no trading market for the registrant's stock, this valuation is based on the Fair Market Value of the registrant's stock as determined by the registrant's Board of Directors. For purposes of this disclosure, shares of common stock (assuming conversion of all outstanding shares of preferred stock) held by (i) persons who hold greater than five percent of the outstanding shares of common stock and
(ii) Officers and Directors of the registrant, have been excluded in that such persons may be deemed to be affiliates. This determination is not necessarily conclusive.

         At September 15, 1995 registrant had outstanding 9,300,469 shares of Common Stock.

                                     PART I

ITEM 1.  BUSINESS

         GENERAL

         Censtor Corp. ("Censtor" or "the Company"), incorporated in 1981, is focused on developing technology for and manufacturing high performance contact recording heads and media for the computer disk drive industry. The Company's technology is embodied in micro-miniature, low-mass, low-cost read/write heads and special surface treatments for disk media that allow continuous head/disk contact during operation without excessive wear. Manufacturing will be performed by Censtor's newly-formed majority owned subsidiary, Contact Recording Technology, Inc. ("CRT") initially through subcontracting relationships with Daido Steel Co. ("Daido"), which will fabricate wafers of transducers for heads using Censtor's technology, and Kabil Electronics ("Kabil") which will assemble and test completed heads.

         Censtor's technology is embodied in heads that are smaller, lighter and less costly to manufacture than competing products and in special surface treatments for disk media that allow continuous head/disk contact during operation without excessive wear. Current heads available commercially are designed to operate at a microscopic distance or "fly" above the surface of the disk on a cushion of air and come into true contact with the disk only when the drive is turned off or "powered down." Historically, increases in areal density (the number of bits of data stored in a unit of area, usually quoted in square inches, on the surface of the recording disk) have come primarily from reductions in flying height. Contact recording has not been possible because of the excessive wear and crash problems inherent in operating conventional head designs in continuous contact with the disk media. The Company believes that Censtor technology solves these problems.

         The Company's business model has been to license contact recording technology to disk drive manufacturers and then to transfer the technology to them and their designated head and disk suppliers for production of heads, media and disk drives. Currently, Censtor has sold licenses to six disk drive companies (IBM, Fujitsu, Hitachi, Maxtor, NEC and MiniStor) who bought the licenses based upon their expectations that the Company's technologies will be the mainstream technologies of the future. The formation of CRT reflects a tactical shift in Censtor's operations to include the manufacturing and sale of heads incorporating the Company's contact longitudinal recording technology, in addition to continuing to license the technology for fees and royalties. CRT is being formed to accelerate the rate at which products using Censtor's technology are put into volume manufacturing.

         In 1989, the Company began exploring contact recording using perpendicular recording techniques. Perpendicular technology enabled the transducer to use a relatively long vertical magnetic pole which could tolerate significant wear before becoming inoperative. During the past two years, the Company has developed key technology breakthroughs that allow it to fabricate longitudinal transducers and to operate them in continuous contact with the disk without performance degradation due to pole wear at the head/disk interface. These technology breakthroughs include an ultra-low-wear head/disk interface and a simple, low cost suspension which integrates mechanical and electrical functions in one structure while requiring a very low positioning force or "head load" to hold the Censtor transducer in continuous contact with the disk surface. The transducer is fabricated entirely in a wafer level process, which eliminates the costly machining operations inherent in conventional flying head technology. These breakthroughs result in a manufacturing cost which is significantly less than the cost of conventional flying heads capable of comparable areal storage densities. The Company's contact longitudinal head can be used with longitudinal disks from a number of current volume media manufacturers who can readily adopt the Company's contact technology. This reduces substantially the risks in commercializing the technology.

         BUSINESS STRATEGY

         Censtor's strategy is to develop critical enabling technologies for the disk drive industry, protect those technologies with a portfolio of patents as well as carefully protecting its proprietary know-how, to license its technology to disk drive manufacturers and to provide, via CRT, an assured, low cost source of heads to those licensees. The Company's goal is to establish its technology as a main stream choice for high capacity disk drives in general and small form factor disk drives in particular. To ensure an adequate supply of production-quality heads are available to support the launch of its licensees' drive product programs, the Company intends to upgrade its fabrication capacity to enable it to manufacture up to one thousand tested heads per month by December 1995 and nine thousand per month by August 1996. In 1996, it plans to increase the quantity of heads available for it to sell to licensees by utilizing CRT to arrange subcontract wafer fabrication and head assembly relationships capable of supporting output of up to 1.2 million heads per month by December 1996 with expansion beyond that in 1997 through 1999. The Company believes that this strategy will enable it to access a broader base of potential customers and to bring disk drives using its components to market in a shorter time frame than if it were required to independently develop the head and media technology plus put in place all of the manufacturing capacity required to supply licensees using Censtor's technology in their disk drives.

         RESEARCH AND DEVELOPMENT

         The Company has been spending between $9.0 million and $12.0 million annually over the last three years on its ongoing research and development activities. Going forward, the majority of the head development expense will be supported by CRT. In order to provide advanced solutions for a wide variety of customers and applications, CRT and Censtor will continue to concentrate their research and development efforts on improving the performance and cost effectiveness of their technology. The Company will seek to complement its internal research and development capability through collaborative efforts with customers, component manufacturers and universities. At the same time, the direct access, through CRT, to an actual manufacturing wafer fab and head assembly operation will facilitate the transition of technology enhancements from the laboratory to manufacturing. While Censtor currently owns improvements to its technology developed by CRT, it is anticipated in the future that both CRT and Censtor will each own their intellectual property, with a cross-licensing agreement.

         SALES, MARKETING AND DISTRIBUTION

         By creating license relationships with disk drive manufacturers, the Company is building a base of captive customers for components using its technology. The Company has initially targeted disk drive companies focused on the personal computer and small form factor market segments where the Company believes the advantages of its technology should be most compelling. Integrated computer and disk drive manufacturing companies, particularly located outside the U. S., have recognized that low mass contact recording will ultimately be required to achieve the increases in areal storage densities necessary to sustain future drive product generations. These companies have shown a clear willingness to invest today in order to acquire access to and to start learning to use what they perceive will be the mainstream recording technology within just a few years. Therefore, the Company has already sold licenses to several such companies, including IBM, Fujitsu and Hitachi, as well as OEM disk drive manufacturers Maxtor and MiniStor, and is in discussions with several others. Censtor completed the sale of a license to Nippon Electric Company ("NEC") in August 1995. Because of the relationships established via the licensor/licensee link, the requirement for CRT to have a traditional geographically oriented OEM sales force, supported by an extensive marketing activity, is significantly reduced. However, a strong technical support organization is required to support the licensees as they integrate Censtor's technology into their drive products.

         MiniStor is currently operating under protection of Chapter 11 of the United States Bankruptcy Code. However, the Company is not dependent upon, nor did it plan to derive a significant portion of its revenues from, sales to MiniStor.

         MANUFACTURING ACTIVITIES

         The Company's strategy is to use CRT to generate the ability to deliver up to 1.2 million heads per month by December 1996 to provide a credible, high-volume, low-cost source of heads for its licensees. It plans to accomplish this by enhancing its present fabrication capacity to be able to produce one thousand tested heads per month by December 1995 and nine thousand per month by August 1996 while establishing wafer fabrication and subcontract head assembly relationships that will increase its delivery capacity to 1.2 million tested good heads per month by December 1996. This should provide an initial source of head supply adequate to support the product launch requirements of Censtor's licensees while providing a path to the role of a high-volume, low-cost supplier capable of supporting multiple licensees' product programs. Despite the Company's strategy, the Company's full license agreements, currently owned only by Fujitsu and Maxtor, require that the Company transfer the rights to use, and knowledge of how to manufacture components using, the technology to its licensees or component manufacturers of the licensees' choice. There can be no assurance that CRT will be chosen as the component manufacturer by Fujitsu or Maxtor or by any future licensee similar to that of Maxtor or Fujitsu. Any such failure on the part of Maxtor, Fujitsu or any future licensee could have a material impact on the Company's business, financial conditions and results of operations.

                  CRT's Internal Manufacturing

                  The Company believes that its initial planned manufacturing capacity provided by CRT will be adequate to support licensees' initial product introductions and ongoing development of Censtor's technology but will not achieve the volumes necessary to take full advantage of the economies of scale and cost reductions available.

                  Leveraging Component Manufacturers' Investments

                  The Company believes that a critical element in its success will be to develop and leverage its relationships with component suppliers. To facilitate acceptance of its technology, Censtor is working with Kabil Electronics, Daido, Hutchinson Technology, NHK and StorMedia to establish manufacturing capacity for beams, heads and disks incorporating the Company's technology. Discussions are also underway with Fuji Denka Kagaku ("FDK"), a head manufacturing subsidiary of Fujitsu with both flying inductive and flying MR technology, regarding FDK becoming an additional source of both wafers and completed Head Gimbal Assemblies for CRT. The Company believes that these suppliers in aggregate have invested approximately $35 million in their internal development activities and manufacturing processes and capacities to supply disk drive components to Censtor's licensees. The Company also believes that Daido will become the initial subcontract wafer fabricator to support Censtor's manufacturing strategy. Daido has been working directly with the Company for three years and is expected to have installed six-inch wafer fab capacity capable of output of up to two million untested heads per month by December 1996.

         COMPETITION AND TECHNOLOGICAL CHANGE

         The disk drive component industry is intensely competitive. Participants in the industry include both independent component suppliers as well as large disk drive and computer manufacturers that supply their internal component requirements. These companies have greater financial, marketing and technological resources than the Company. The Company also competes with companies offering products based on alternative data storage and retrieval technologies. Technological advances in magnetic, optical, semiconductor or other technologies, or the development of new technologies, could result in the introduction of competitive products with superior performance to and substantially lower prices than the Company's products, which could render the Company's products noncompetitive or obsolete, thereby adversely affecting the Company's results of operations.

                  The market for the Company's products is intensely competitive and characterized by rapidly changing advances in head and media technologies. These advances result in frequent product introductions, short product life cycles and increased product capabilities that may result in significant performance improvements and price reductions. Specifically, the Company is subject to competition from manufacturers of thin film inductive and MR heads, as well as thin film media based on use of conventional flying head and longitudinal recording technologies. Head and media product performance has been improving steadily due to a combination of increased transducer efficiency, improved media performance, smaller slider size, lower flying heights, and pseudo-contact heads and it is expected to continue to improve. In addition to enabling lower flying heights, the cost of advanced inductive flying heads is being decreased by the reduction in the size of the slider, which permits fabrication of more sliders per wafer. There can be no assurance that the Company's potential performance and manufacturing cost advantages will be realized in practice or can be maintained over the improvements to conventional inductive heads.

         MAINTENANCE AND ENHANCEMENT OF PATENT PORTFOLIO

         To protect and enhance its large investment in head and media development, the Company maintains an aggressive patent prosecution strategy and has obtained several patents covering low mass recording heads. The Company's patent portfolio currently includes thirteen issued United States patents, twelve pending United States patent applications, and seven foreign patents and a number of foreign patent applications. With respect to the micro Flexhead(R) components in particular, the Company has three issued United States patents covering the structure, manufacturing process for and application of low-mass contact recording devices and two additional United States patents covering improvements and advances relating to those patents. The Company believes its patents may create substantial barriers to entry for competing technologies which incorporate heads with very low effective mass for either contact or flying head recording. Currently Censtor owns improvements to its technology developed by CRT. It is anticipated that in the future both Censtor and CRT will each own their intellectual property, with a cross-licensing arrangement.

         LICENSES WITH DISK DRIVE MANUFACTURERS

         As of September 15, 1995, the Company has entered into license agreements with six of the roughly twenty-five disk drive manufacturers in the world: IBM, Fujitsu, Hitachi, Maxtor, MiniStor and NEC. The Company has executed license agreements with initial license fees of $19.7 million from these licensees, of which the Company has received $14.5 million. The receipt of the remaining $5.2 million is dependent upon the occurrence of certain triggering events expected to occur in 1996. In addition, the Company has received $7.5 million of non-refundable advance royalty payments. Two of these agreements provide that no future licenses granted by the Company will be more favorable than the existing licenses and that the licensee may grant restricted sub licenses to component suppliers. Two others permit the licensees to acquire the right to appoint subcontractors in exchange for the payment of additional license fees and royalties. The specific terms of the license agreements vary depending on when the licenses were entered into, whether or not the Company has rights to future royalty payments from the licensee, whether the license extends to not only the Company's patents but also its trade secret information, and whether the licensee is expected to become a component supplier.

         HITACHI

         In December 1994, Hitachi purchased a paid-up license to the Company's patents issued and applied for as of December 31, 1994 as well as the Company's initial patent, when and if applied for and issued, covering Censtor's contact longitudinal head design. The amount paid included an initial license fee and prepaid royalties. Hitachi also received options for three years to acquire licenses under the Company's other future patents and to use Censtor's know-how in exchange for the payment of certain additional sums plus royalties at specified rates which may be discounted and prepaid if the option is exercised by Hitachi before a certain date. While Censtor believes that Hitachi's original intent in purchasing the license was to enable it to manufacture contact perpendicular heads of its own design, Hitachi has signed a letter of intent stating that it could become a customer for the Company's contact longitudinal heads if they are made available at competitive prices and in the quantities reflected by the schedule in CRT's business plan for 1995 and 1996. Until it exercises its options, Hitachi will not have the right to require Censtor to transfer its know-how, either to Hitachi or to other head suppliers, for use in building heads using Censtor's designs for Hitachi and other Censtor licensees.

         MAXTOR

         The Company entered into a royalty-bearing license agreement with Maxtor, a leading manufacturer and supplier of advanced high capacity disk drives, in October 1991. Maxtor is currently developing small form factor disk drives and Censtor is building prototype disk drives based upon a modified Maxtor design and incorporating micro Flexhead(R) components to permit Maxtor to evaluate the use of Censtor's technology in these disk drives. Like Hitachi, Maxtor has signed a letter of intent stating that it could become a customer for the Company's heads if they are made available at competitive prices and in the quantities reflected by the schedule in CRT's business plan for 1995 and 1996. Under its license, Maxtor has the rights to require Censtor to transfer its know-how to one other head supplier.

         FUJITSU

         In February 1991, the Company entered into a license agreement with Fujitsu, one of Japan's largest computer and disk drive manufacturers. Fujitsu's license is fully paid and royalty free; however, it does not allow for the incorporation of certain advanced technologies in combination with the Company's micro Flexhead(R) components without the payment of additional royalties. Fujitsu plans to continue to consider the Company's technology for use in future disk drives. Fujitsu has the right under its license to require Censtor to transfer its know-how to subcontract head and media suppliers.

         IBM

         IBM purchased a royalty-bearing license from the Company in June 1993. The license with IBM provides that after IBM has paid the Company a specified amount in royalties, IBM will have no further obligation to make additional royalty payments. However, IBM's license does not grant to IBM access to certain of the Company's trade secrets. IBM has agreed to license to the Company and its licensees the rights to any patents that IBM receives on improvements to the Company's technology made by IBM. If any such IBM improvements are incorporated in disk drives sold by Censtor licensees, Censtor must share with IBM a percentage of royalty revenue arising from sales of such drives.

         MINISTOR

         MiniStor demonstrated a disk drive prototype built in conjunction with Censtor in its private technology suite at COMDEX '94 in November. In December 1994, MiniStor purchased a license to acquire components incorporating Censtor's technology from qualified suppliers and to use those components in building and selling disk drives in exchange for the payment of an up-front fee in cash plus a promissory note as well as royalties due upon the sale of disk drives utilizing such components. MiniStor also received an option to acquire the right to receive Censtor's know-how in exchange for the payment of a specified additional sum. MiniStor is currently operating under protection of Chapter 11 of the United States Bankruptcy Code. However, the Company is not dependent upon, nor does it plan to derive a significant portion of its revenues from, sales to MiniStor.

         NEC

         In August 1995, Censtor entered into a royalty-bearing license agreement with NEC to license its patents relating to data storage devices and processes for manufacturing such devices. This license provided the Company with an up-front payment, with the remaining amount payable on the earlier of 24 months from the August 7, 1995 effective date or the date on which NEC first ships a Licensed Data Storage Device to a customer. NEC also has an option to acquire certain of the Company's trade secret information, in return for additional license fees and royalties.

         POTENTIAL ADDITIONAL LICENSEES

         The Company continues to seek other new licensees for its technology and currently has discussions underway with several other disk drive companies including Conner Peripherals, Samsung, SyQuest and

Western Digital, some of whom have already received sample components. In addition, Western Digital has signed a letter of intent stating that it plans to evaluate Censtor-design heads for use in its disk drive products. In September 1995, Western Digital entered into a Convertible Promissory Note with CRT. This note is convertible into Series C Preferred Stock in CRT, or can be exchanged with the Company for a non-transferable license upon terms to be negotiated.

         ENVIRONMENTAL REGULATIONS

         The Company is subject to a variety of governmental regulations relating to the use, storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture and test the Company's micro Flexhead(R) component. The Company believes that it is currently in compliance in all material respects with such regulations and that it has obtained all necessary environmental permits to conduct its business. Nevertheless, the failure to comply with current or future regulations could result in substantial fines being imposed on the Company, suspension of production, alteration of the manufacturing process or cessation of operations. Such regulations could require the Company to acquire expensive remediation equipment or to incur substantial expenses to comply with environmental regulations. Any failure by the Company to control the use, disposal or storage of, or adequately restrict the discharge of, hazardous or toxic substances could subject the Company to significant liabilities.

         HUMAN RESOURCES

         As of June 30, 1995, the Company had 95 full-time employees, two part-time employees and nine contract employees. Of the total, 95 employees were engaged in product and manufacturing process research and development and 11 in selling, general and administrative functions. The Company's success will depend in large part on its ability to attract and retain skilled and experienced employees. None of the Company's employees is covered by a collective bargaining agreement. The Company considers its relations with its employees to be good.

         The Company is highly dependent upon certain members of its management and engineering staff, the loss of service of one or more of whom could adversely affect the Company. The Company has only limited management, operational and financial resources to accommodate growth. The Company has no employment contracts with its key personnel. The Company's ability to continue research and development as well as develop its micro Flexhead(R) component manufacturing process will require the Company to continue to implement and improve its operational and financial systems and to hire and train new employees. These demands are expected to require the addition of new management and the development of additional expertise by existing management. There can be no assurance that the Company will be able to attract and retain skilled and experienced personnel or properly manage future growth and failure to do so could have a material adverse effect on the Company.

         EXECUTIVE OFFICERS OF THE REGISTRANT

         The executive officers and directors of the Company as of June 30, 1995, are as follows:



NAME                    AGE    POSITION

Garrett A. Garrettson   52     Chief Executive Officer, President and Director
Russell M. Krapf        48     Senior Vice President, Component Supply
David M. Kowalski*      51     Chief Financial Officer, Vice President, Administration and
                               Secretary
Robert D. Hempstead     52     Vice President of Head Development
James A. Cole           52     Director
B. Kipling Hagopian     53     Chairman of the Board
Harold J. Hamilton      71     Director

Paul R. Low             62     Director
Richard C. E. Morgan    51     Director



         GARRETT A. GARRETTSON joined Censtor in February 1993 as Chief Technical Officer, and became President and Chief Executive Officer in April 1993. He was appointed a founding director, President and Chief Executive Officer of CRT upon its founding. Before joining the Company, Dr. Garrettson served as Vice President of Product Strategy and Engineering of Seagate Technology, Inc. beginning in August 1990, and served as Vice President of Engineering and Product Line Management (responsible for Minneapolis Disk Drive Operations) at Imprimis Technology (Control Data Corp.) for four years beginning in October 1986. Dr. Garrettson attended Stanford University where he earned B.S. and M.S. degrees in Engineering Physics, and a Ph.D. in Mechanical Engineering (Nuclear). Because Dr. Garrettson serves as President and CEO of both Censtor and CRT, the two companies will share the costs of his employment based upon the relative employee populations.

         RUSSELL M. KRAPF rejoined Censtor as Senior Vice President, Corporate Development and Component Supply in August 1993. He was appointed to the same position within CRT upon its founding. Mr. Krapf has been associated with Censtor since February 1988, at which time he was appointed Vice President, Operations and from February 1990 to February 1992 served as President and Chief Operating Officer of the Company. From November 1992 to July 1993, Mr. Krapf served as President of California Micro Devices Corporation after which time he returned to the Company as a consultant and currently has responsibility for developing and maintaining relationships with the Company's component manufacturers and existing and prospective licensees. Mr. Krapf received a B.S. in Engineering Science from Florida State and an M.B.A. from Boston University. Mr. Krapf has also served for four years as President and a Director of IDEMA (a trade association for the disk drive industry). Because Mr. Krapf serves as a Senior Vice President of both Censtor and CRT, the two companies will share the costs of his employment based upon the relative employee populations.

         *DAVID M. KOWALSKI had joined Censtor in August 1993 as Chief Financial Officer and Vice President, Administration and was subsequently elected Secretary of the Company. He was appointed to the same positions within CRT upon its founding. He spent the prior fourteen months at Western Digital as Chief Accounting Officer starting in June 1992. He spent nine years at Maxtor beginning in October 1983, where he served as Controller and then as Vice President of Finance, Corporate Secretary and Treasurer. In his last year at Maxtor, Mr. Kowalski acted as Vice President of Finance and Chief Financial Officer of Maxoptix, Maxtor's joint venture with Kubota. He received his B.A. in Mechanical Engineering from Harvard and his M.B.A. from Stanford. Mr. Kowalski resigned from the Company effective August 11, 1995. Since that date, the Company has retained the consulting services of Wilson O. Cochran as acting Chief Financial Officer and Vice President, Administration. Prior to joining the Company, Mr. Cochran was the Vice President, Sales and Marketing, of StereoGraphics Corp. Prior to that he held various executive positions such as Chief Financial Officer, President, Vice President and Controller at companies such as Lapine Technology, Falco Data Products, Comport Corporation and Domain Technology of which he was also a founder. Mr. Cochran earned his M.B.A. from George Washington University. Because Mr. Cochran provides consulting services as Vice President, CFO and Secretary of both Censtor and CRT, the two companies will share the cost of his engagement based upon the relative employee populations.

         ROBERT D. HEMPSTEAD joined the Company in November 1993 as Director, Head Development and was appointed Vice President of Head Development in April 1995. He was appointed a founding director and Vice President of CRT upon its founding. From 1989 to 1993, Dr. Hempstead worked as a technical consultant in the areas of thin film heads and thin film disks for magnetic recording. Dr. Hempstead received his bachelor and masters degrees in Electrical Engineering from M.I.T. in 1965 and Ph.D. in Physics from the University of Illinois in 1970. Dr. Hempstead will become an employee of CRT and his employment by Censtor will end upon the transfer of Censtor's head development staff to CRT.

         JAMES A. COLE joined the Company's Board of Directors in October 1992. Since 1986, Mr. Cole has been the Managing General Partner of Spectra Enterprise Associates, and a Partner of New Enterprise Associates, both private venture capital partnerships. Mr. Cole is also a director of Gigatronics, Inc., Spectrian Corp. and Vitesse Semiconductor Corp., all public companies. Mr. Cole is a graduate of the University of California Graduate School of Management at Los Angeles.

         B. KIPLING HAGOPIAN joined the Company's Board of Directors in November 1981 and became Chairman in 1993. In 1972, Mr. Hagopian founded Brentwood Associates, one of the largest high technology venture capital investment companies in the United States, and has been a General Partner since that time. Mr. Hagopian is also a member of the Board of Directors of Natural Language, Inc. and Performance Semiconductor Corporation. Mr. Hagopian received his B.A. and M.B.A. from the University of California at Los Angeles.

         HAROLD J. HAMILTON recently retired from his position as the Company's Senior Vice President, Research and Advanced Technology, a position he held from January 1987 to July 1994, and presently serves as a director and a consultant to the Company. Dr. Hamilton is a founder of Censtor and has been the Company's key technical contributor. He is the inventor of the Company's micro Flexhead technology and is responsible for many of the innovations that contributed to contact and perpendicular recording technology for hard disk drive applications. Dr. Hamilton has an interdisciplinary Ph.D. in techno-economic forecasting and socio-economic planning from the University of Southern California. Dr. Hamilton has a B.S. degree in Physics from Stanford University.

         PAUL R. LOW joined the Company's Board of Directors in March 1993. In July 1992, Mr. Low formed PRL Associates, a technology consulting firm and became an advisory partner of Weiss, Peck & Greer, a venture capital firm. From 1957 to July 1992, Mr. Low served in various positions at IBM where he was promoted to General Manager of Technology Products, appointed to the Corporate Management Board and became President of the General Products Division. Mr. Low is also a member of the Board of Directors of Applied Materials, Inc., NexGen Microsystems and Solectron Corporation, all publicly traded companies, as well as the following private companies: CMX Corporation, IPAC, and Dynalogic. Mr. Low received his B.S. and M.S. from the University of Vermont and earned his Ph.D. in Electrical Engineering from Stanford University.

         RICHARD C.E. MORGAN joined the Company's Board of Directors in June 1990. He has served as a General Partner of Wolfensohn Partners L.P. since June 1986. Mr. Morgan is also a director of Quidel, Inc., Celgene Corporation, Lasertechnics, Inc., MediSense, Inc. and Liposome Technology, Inc. Mr. Morgan received his B.S. in Engineering from the University of Auckland and his M.B.A. from Harvard Business School.

ITEM  2. PROPERTIES

         The Company's corporate offices, principal laboratories and manufacturing operations are in a facility of approximately 40,000 square feet shared with CRT located in San Jose, California. The Company's lease on this facility expires on July 15, 1998, but the Company has the option to renew the lease for an additional three years. The Company's Flexhead(R) component prototype production is conducted by CRT in this facility. The Company believes that its existing facility will be adequate to meet the Company's needs throughout 1996 including the expansion of its wafer fab capacity to support an output of nine thousand good heads per month by August 1996 as well as the activities necessary to support the subcontracting of the wafer fabrication and head assembly plus the distribution and sale of up to 2.3 million heads per month by the middle of 1997. Should the Company need additional space, management believes that the Company will be able to secure additional space at reasonable rates.

ITEM 3.  LEGAL PROCEEDINGS

                  Not Applicable.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                  Not Applicable.

                                     PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER
         MATTERS

         As of June 30, 1995, the Company had outstanding 9,300,469 shares of common stock held by 145 shareholders, 6,617,299 shares of Series A Preferred Stock held by 15 shareholders and 8,370,508 shares of Series B Convertible Preferred Stock held by 557 shareholders. There is no established public trading market for any class of the Company's equity securities.

         The Company has not paid any dividends on any of its capital stock and does not anticipate that any cash dividends will be declared in the foreseeable future. The holders of Preferred Stock are entitled to certain preferences with respect to dividends.

ITEM 6.  SELECTED CONSOLIDATED FINANCIAL DATA


                                                                       Fiscal Year Ended June 30,

                                               1991              1992               1993              1994            1995
                                          -------------      ------------      -------------      ------------   ---------------
Statement of Operations Data:
Revenues:
     License fees                         $     328,000      $  6,007,634      $   2,682,666      $  7,845,799   $     3,515,472
     Research and development fees            4,294,000                --                 --                --                --
                                          -------------      ------------      -------------      ------------   ---------------
         Total revenues                       4,622,000         6,007,634          2,682,666         7,845,799         3,515,472
Expenses:
     Research and development                 8,882,978         9,633,250          9,411,161        11,723,752        11,448,501
     Selling, general & administrative        1,308,760         1,502,372          2,126,641         2,372,255         2,846,235
                                          -------------      ------------      -------------      ------------   ---------------
         Total expenses                      10,191,738        11,135,622         11,537,802        14,096,007        14,294,736
                                          -------------      ------------      -------------      ------------   ---------------
Operating loss                              (5,569,738)       (5,127,988)        (8,855,136)       (6,250,208)      (10,779,264)
Interest and other income (expense)         (1,200,690)       (1,017,988)        (1,863,683)       (1,486,025)         (959,146)
Minority interest in loss of subsidiary             --                --                 --                --            81,650
                                          -------------      ------------      -------------      ------------   ---------------
Loss before income tax expense              (6,770,428)       (6,145,976)       (10,718,819)       (7,736,233)      (11,656,760)
Income tax expense                              390,000           530,000                 --                --           290,350
                                          -------------      ------------      -------------      ------------   ---------------
Net loss                                  $ (7,160,428)      $(6,675,976)      $(10,718,819)      $(7,736,233)    $ (11,947,110)
                                          ============       ===========       ============       ===========     =============

Net loss per share                        $      (1.67)      $     (0.72)      $     (1.17)       $     (0.84)    $       (1.29)
                                          ============       ===========       ============       ===========     =============
Weighted average number of shares            4,296,000         9,248,000          9,190,000         9,211,000         9,255,000
 used in computing per share amount

BALANCE SHEET DATA:
Cash and cash equivalents                  $  3,371,780      $    331,202      $   3,136,240      $  8,613,200    $    1,368,891
Working capital (deficiency)                    649,190        (6,392,269)        (6,298,326)         6,215,308       (2,878,918)

Total assets                                  6,035,223         2,098,955          6,471,377        12,627,804         4,519,001
Long term obligations, excluding             12,774,094        12,295,167         25,510,479        14,309,130        14,304,589
     current maturities
Accumulated deficit                        (62,219,225)      (68,895,201)       (79,614,020)      (87,350,253)      (99,297,363)
Net capital deficiency                     (12,018,937)      (18,694,313)       (29,409,664)       (4,365,839)      (14,515,928)


         The Company has not paid any dividends on any of its capital stock and does not anticipate that any cash dividends will be declared in the foreseeable future. The holders of Preferred Stock are entitled to certain preferences with respect to dividends.

ITEM 7.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
          AND RESULTS OF OPERATIONS
          Unless otherwise indicated, references to years in this section refer to fiscal years ending June 30.

RESULTS OF OPERATIONS

         OVERVIEW

         The Company was formed in 1981 to develop perpendicular recording technology for disk drives. The Company has recently shifted the focus of its development efforts from perpendicular to longitudinal contact recording technology. To date, the Company's principal source of revenue has been license fees from disk drive manufacturers. While the Company's license agreements typically provide for on-going royalty payments by the licensees based upon sales of products incorporating the Company's technology, to date none of the Company's licensees has commercialized products using the Company's technology and the Company has received no recurring royalty revenue. The Company has not been profitable in any fiscal period since inception and, as of June 30, 1995, had an accumulated deficit of $99.3 million. There can be no assurance that the Company will achieve or sustain significant revenues or profitability in the future.

         Censtor's operating plans for fiscal 1996 include continued development of contact recording technology and improvements to the head/disk interface to reduce wear and improve storage performance as well as continued building of prototype disk drives and delivering of sample components to existing and prospective licensees. The Company expects to finance these operations through sales of additional licenses and by seeking additional equity financing. There can be no assurance that the Company will be able to sustain its operations without the sale of such additional licenses or without obtaining additional equity financing.

         LIQUIDITY AND CAPITAL RESOURCES

         Since its inception, the Company has financed its operations primarily through private placements of its equity and debt securities and, to a lesser extent, through licensing and contract research and development agreements. During the fiscal years ended June 30, 1993 and 1994, the Company generated net cash from financing activities of $9.1 million and $17.7 million respectively, reflecting sales of the 12% Secured Convertible Debentures in 1993 and the Series B Convertible Preferred Stock in 1994. In 1995, net cash provided by financing activities was $832,000, resulting primarily from proceeds of $2 million from the sale of preferred stock of CRT which was partially offset by $1.1 million of principal payments on capital leases. During the same periods, the Company used cash in its operations of $3.8 million, $13.2 million and $8.3 million respectively. In 1993 and 1995, the Company received payments of license fees and non-refundable prepaid royalties from several licensees, which caused cash used in operations to be less than the Company's net loss. In addition, particularly in 1993 and 1995, the Company delayed payments on accounts payable to conserve cash prior to completion of anticipated new financing. The Company used cash in investing activities of $2.5 million in 1993, primarily for the acquisition of capital equipment and generated net cash from investing activities of $1.0 million in 1994 consisting of $1.7 million used for additions to property and equipment and $2.8 million provided by proceeds from the sale and leaseback, and sale of fixed assets. In 1995, with a similar transaction, the Company generated net cash from investing activities of $205,000 consisting of $379,000 used for additions to property and equipment and $584,000 provided by proceeds from the sale and leaseback, and sale of fixed assets.

         As of June 30, 1995, the Company had a working capital deficiency of approximately $2.9 million, monthly cash usage in excess of $1.0 million and no available credit facilities or assured sources of financing to meet its operating needs. Given the recurring operating losses in carrying out the development and deployment of its technologies and the requirement to continue payments on its equipment leases, the Company does not currently have sufficient liquidity to sustain its operations for the next twelve months. Furthermore, given this inadequate liquidity, coupled with the lack of immediately available sources of financing, the Company requires future sources of financing to be able to continue executing its strategic plans. Accordingly, the independent auditors report on the June 30, 1995 consolidated financial statements of the Company contains an uncertainty paragraph with respect to the Company's ability to continue as a going concern. See Note 1 of "Notes to Consolidated Financial Statements".

         The Company expects to incur substantial additional costs related to its continuing research and development efforts and operating activities, including the establishment of prototype production capability in CRT. The amount and timing of anticipated expenditures will depend upon numerous factors both within and outside the Company's control. The Company is currently pursuing financing alternatives including sales of new licenses and new equity financing.

         The Company's ability to fund its cash requirements through fiscal 1996 continues to depend upon its success in selling additional licenses and/or equity and other sources of financing. Management expects to enter into additional license agreements that provide for the payment of license fees and, potentially, prepaid royalties during fiscal 1996. It also expects to obtain additional equity financing for CRT and to a lesser extent for Censtor. There can be no assurance that the Company will be able to sell such additional licenses and/or obtain such equity investments. Any such failure would have a material adverse impact on the Company's financial condition and results of operations. The Company's commitments for cash payments in fiscal year 1996 are primarily for operating expenses, which are currently expected to increase, in total, over operating expenses incurred during fiscal 1995 given the manufacturing start-up. See "Note 3 of Notes to Consolidated Financial Statements."

         If the Company is successful in selling these additional licenses and/or raising such other sources of financing, it believes that it will be able to finance its operations and lease obligations during fiscal 1996. There can be no assurance, however, that the Company will be successful in these endeavors nor that the aggregate of the funds received from these sources will be adequate to fund its operations or that any other financing, if obtained, would be adequate to support the Company's operations or on terms favorable to the Company. See "Note 9 of Notes to Consolidated Financial Statements."

         RESULTS OF OPERATIONS

         Revenues

         The Company's major revenue source has been fees from license agreements with disk drive manufacturers. These license agreements have generally included an initial fee, which is paid either at the inception of the license or on an installment basis and, for two of its current licenses, royalties on the future sale of products incorporating the Company's technology. Non refundable fees received, or contractually obligated to be paid, are recognized as revenue on a straight line basis over the estimated period during which the Company is required to satisfy significant obligations under the license agreements.

         The Company's revenues were $2.7 million, $7.8 million and $3.5 million in 1993, 1994 and 1995 respectively. Of these revenues, approximately $1.4 million and $1.8 million in 1993 and 1994, respectively were represented by revenues from related parties. (See "Note 2 to Notes to Consolidated Financial Statements.") Revenues in 1993 include the continued amortization of license fees associated with the Fujitsu license and additional license revenue associated with a license granted to Maxtor in September 1991. In June 1993, the Company entered into a license agreement with IBM, which contributed $4.1 million to the Company's revenues in 1994. In addition, in October 1993, the Company entered into a technical assistance agreement, whereby the Company granted the right to priority access by Daido to training and technical assistance by the Company in developing manufacturing capabilities for certain components. The Company received approximately $1.7 million from Daido in fiscal year 1994 under this agreement. The Daido agreement expired in October 1994. Revenues in 1995 consisted primarily of the amortization of the Hitachi license that was entered into in December 1994. See "Note 6 of Notes to Consolidated Financial Statements."

         Research and Development

         The Company intends to continue to invest in research and development in order to complete the development and improve the performance and cost effectiveness of products incorporating its technology. Research and development expenses increased from $9.4 million in 1993 to $11.7 million in 1994, and decreased slightly to $11.4 million in 1995. The increase in the rate of research and development expenses in 1994 and 1993 as compared to prior years was due to non recurring engineering charges for development and functional verification of manufacturing and test equipment required to establish pilot production capacity as well as to the cost of building prototype disk drives for a prospective licensee. Research and development expenses are expected to continue to increase at a modest rate in future years to support additional licensees and sustain the Company's competitive position. The Company expects its licensees and sub licensed component manufacturers to conduct significant development work at their own expense with respect to incorporating the Company's technology in disk drive products. Consequently, the Company expects to conduct less research and development than would otherwise be the case. The benefits of experience in teaching successive licensees to use Censtor's technology are also expected to minimize the need for large annual increases in research and development expenses as additional licensees develop products incorporating the Company's technology.

         Selling, General and Administrative Expenses

         Selling, general and administrative expenses increased from $2.1 million in 1993 to $2.4 million in 1994 and to $2.8 million in 1995. These increases resulted primarily from an increase in legal fees for patent filings, the fee for recruiting the Chief Technical Officer in 1994, attorney and accountant fees due to the Company's requirements for disclosure as a public reporting entity, and legal fees associated with establishing CRT in 1995.

         Interest and Other Income (Expense)

         Interest expense consists primarily of interest on the Company's outstanding indebtedness and capital leases. Interest expense decreased from $2.0 million in 1993 to $1.7 million in 1994 and further decreased to $1.1 million in 1995. The decrease in 1994 is primarily attributable to the conversion of 12% Secured Convertible Debentures that were issued in October and November 1992 and subsequently converted into Series A Preferred Stock in November 1993. The further decrease in 1995 is attributable to the pay down of existing leases. Interest payments on the Company's outstanding 6% subordinated debentures payable to Denka have been deferred until the earlier of maturity of the obligations in 1997 and 1998 or until the Company has generated pre-tax income in three consecutive quarters. Interest will compound on the deferred interest at the base rate of the 6%.

         Interest income is the result of interest earned on the temporary investment of the Company's cash pending its use in operations. Interest income increased from $83,000 in 1993 to $200,000 in 1994 and decreased to $173,000 in 1995. The large increase in interest income in 1994 was attributable to the temporary investment of the cash proceeds from the sale of the Company's Series B Convertible Preferred Stock. The subsequent decrease was due to lower cash balances earning interest over the course of the year.

         Income Taxes

         As of June 30, 1995, the Company had federal net operating loss and credit carryforwards of approximately $94.0 million and $2.5 million, respectively, expiring in various years beginning in 1997 through 2010. The Company also has state net operating loss and credit carryforwards of approximately $28.8 million and $900,000 respectively. The state operating loss carryforwards will expire in various years beginning in 1996 through 2000 while the credit carryforwards will expire in various years beginning in 2003 through 2010. Tax law provides that the use of net operating loss and credit carryforwards are restricted if there is a substantial change in the ownership of the Company. Due to prior years' equity transactions, such a change has occurred. Approximately $75.0 million of federal net operating loss and all credit carryforwards are subject to an annual limitation. The annual limitation should range between $500,000 and $2.0 million depending upon a final determination of the value of the Company on the date the substantial change in ownership occurred. The balance of $19.0 million federal net operating loss carryforwards can be used without limitation. Similar limitations apply to state carryforwards.

         Effect of Inflation

         The Company believes that inflation has not had a material impact on its operating or financial ratios during the year ended June 30, 1995 as compared to the years ended June 30, 1994 and 1993.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         The information required by this item is incorporated by reference to the Consolidated Financial Statements set forth on pages F-1 through F-19.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

         Not applicable.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         Information regarding Directors and Executive Officers is included in
Part I hereof under the caption "Executive Officers of the Registrant" and is incorporated by reference into this Item 10.

ITEM 11. EXECUTIVE COMPENSATION

         Summary Compensation Table. The following table sets forth the compensation paid by the Company for the year ended June 30, 1995 to the Chief Executive Officer and each of the other most highly compensated executive officers of the Company whose total compensation exceeded $100,000:

                                               ANNUAL COMPENSATION          LONG-TERM
                                               -------------------         COMPENSATION
                                                                           ------------
NAME AND PRINCIPAL POSITION           YEAR      SALARY     BONUS    SECURITIES UNDERLYING       ALL OTHER
- ---------------------------           ----      ------     -----       OPTION(#)(1)(2)        COMPENSATION(3)
                                                                       ---------------        ---------------
Garrett A. Garrettson,                1995    $ 250,480  $     775                300,000           $     912
  Chief Executive Officer             1994      250,000         --                480,224               1,056
Robert D. Hempstead                   1995      161,290     40,000                200,000                 746
  Vice President, Head Research       1994      110,381     25,000                 75,330                 427
  and Development
Russell M. Krapf                      1995      166,730     26,650                100,000                 775
  Senior Vice President,              1994      174,952     14,425                 94,161                 707
  Component Supply
David M. Kowalski(4)                  1995      153,847     28,000                100,000                 730
  Chief Financial Officer,            1994      163,788     26,250                160,075                 667
  Vice President, Administration,
  Secretary

- -------------------
(1) The stock options granted to the named officers vest as to 1/48 of the shares per month at the end each month after the date of grant; provided, however, that in certain cases options are not first exercisable until six months after the date of grant. The options are exercisable at a price of $0.40 per share and expire ten years from the date of grant.

(2) There are no other long-term incentive compensation plans which require disclosure.

(3) Reflects premiums paid by the Company on behalf of the named officers for term life insurance with benefits payable to beneficiaries designated by the officers.

(4)      Mr. Kowalski resigned his position with the Company effective August
         11, 1995.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding shares of Common Stock and Preferred Stock (on an as converted basis) as of October 20, 1995 by (i) each person known to the Company beneficially to own 5% or more of the outstanding shares of its Common Stock or Preferred Stock, (ii) each of the Company's directors, (iii) each of the Company's executive officers named in the Summary Compensation Table below, and (iv) all directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                             PREFERRED STOCK (1)          COMMON STOCK               TOTALS (2)

              NAME OF OWNER                NUMBER OF     PERCENT     NUMBER OF     PERCENT      NUMBER OF     PERCENT
                                             SHARES      OF CLASS      SHARES      OF CLASS      COMMON      OF COMMON
                                          BENEFICIALLY BENEFICIALLY BENEFICIALLY BENEFICIALLY  EQUIVALENTS  EQUIVALENTS
                                             OWNED        OWNED        OWNED        OWNED     BENEFICIALLY  BENEFICIALLY
                                                                                                 OWNED         OWNED
Brentwood Associates(3)................    1,298,244      8.66%     3,452,023      29.65%      4,750,267      17.83%
   11150 Santa Monica Boulevard,
   Suite 1200
   Los Angeles, CA 90025

Aeneas Venture Corporation(4)..........    2,938,225      19.60             0           0      2,938,225       11.20
   600 Atlantic Avenue,
   26th Floor
   Boston, MA 02210-2203

Wolfensohn Partners L.P.(5)............      413,172       2.76     1,070,467        9.19      1,483,639        5.57
   599 Lexington Avenue
   New York, NY 10022

J.P. Morgan Investment Corporation(6)..      363,796       2.43     1,064,477        9.14      1,428,273        5.36
   60 Wall Street
   New York, NY 10260-0060

New Enterprise Associates(7)...........    1,424,590       9.50             0           0      1,424,590        5.35
   1119 St. Paul Street
   Baltimore, MD 21202

Morgenthaler Venture Partners(8).......      314,669       2.10       802,018        6.89      1,116,687        4.19
   700 National City Bank Building
   Cleveland, OH 44114

Fujitsu Limited........................            0          0       784,682                    784,682
   1015 Kamikodanaka                                                                6.74%                      2.95%
   Nakahara-ku, Kawasaki-shi
   Kanagawa-ken 211
   Japan

Garrett A. Garrettson(9)...............            0          0       415,944        3.57        415,944        1.56
B. Kipling Hagopian(10)................    1,298,244       8.66     3,452,023       29.65      4,750,267       17.83
Harold J. Hamilton(11).................            0          0       302,375        2.60        302,375        1.14
Russell M. Krapf(12)...................            0          0       198,157        1.70        198,157           *
Paul R. Low(13)........................            0          0        15,692           *         15,692           *
Richard C.E. Morgan(14)................      413,172       2.76     1,079,883        9.27      1,493,055        5.60
James A. Cole(15)......................    1,424,590       9.50             0           0      1,424,590        5.35
David M. Kowalski(16)..................            0          0        98,918           *         98,918           *
Robert D. Hempstead (17)...............            0          0        92,859           *         92,859           *
All directors and executive officers as    3,136,006      20.92     5,655,851       48.59      8,791,857       33.02
a group (9 persons)(18)................

- --------------------
 *    Less than one percent

(1) Includes Series A Preferred and Series B Preferred. Preferred Stock is reflected on an as-converted to Common Stock basis. As of October 20, 1995, each share of Series A and Series B Preferred converts into one share of Common Stock.

(2) Reflects Preferred Stock (on an as-converted to Common Stock basis) and Common Stock combined.

(3)   Includes: 1,260,769; 2,373,667; 878,257; and 237,574 shares held respectively by Bren twood Associates II, Brentwood Associates III, Brentwood Associates IV and Evergreen II, L.P., of which 3,573; 6,689; 2,493; and 675 shares, respectively, are issuable upon exercise of warrants to purchase Common Stock, 229,289; 429,253; 60,002; and 43,343 shares, respectively, are shares of the Company's Series A Preferred, and 108,494; 222,972; 82,519; and 22,372 shares, respectively, are shares of the Company's Series B Preferred. Mr. Hagopian, the Chairman and a Director of the Company is a General Partner of Brentwood Associates. Mr. Hagopian disclaims beneficial ownership of the shares owned by Brentwood Associates.

(4) Includes 2,678,141 shares of the Company's Series A Preferred and 260,084 shares of the Company's Series B Preferred.

(5) Includes 4,256 shares issuable upon exercise of warrants to purchase Common Stock, 273,116 shares of the Company's Series A Preferred and 140,056 shares of the Company's Series B Preferred. Richard C.E. Morgan, a Director of the Company, is a General Partner of Wolfensohn Partners L.P. Mr. Morgan disclaims beneficial ownership of the shares held by Wolfensoh n Partners L.P.

(6) Includes 4,233 shares issuable upon exercise of warrants to purchase Common Stock, 223,796 shares of the Company's Series A Preferred and 140,000 shares of the Company's Series B Preferred.

(7) Includes 1,274,853 and 149,737 shares held respectively by New Enterprise Associates V ("NEA") and Spectra Enterprise Associates ("Spectra"), of which 1,071,256 and 131,788 shares, respectively, are shares of the Company's Series A Preferred and 203,597 and 17,949 shares, respectively, are shares of the Company's Series B Preferred. NEA and Spectra are independent partnerships; however, the General Partners of Spectra are also General Partners of NEA. James A. Cole, a Director of the Company, is a Partner of NEA and the Managing General Partner of Spectra. Mr. Cole disclaims beneficial ownership of the shares owned by NEA and Spectra.

(8) Includes 332,352 and 784,335 shares held respectively by Morgenthaler Venture Partners and Morgenthaler Venture Partners II, of which 949 and 2,239 shares, respectively, are issuable upon exercise of warrants to purchase Common Stock.

(9) Includes 415,944 shares subject to stock options which are exercisable within 60 days of October 20, 1995.

(10) Includes shares beneficially owned or held of record by entities associated with Brentwood Associates, as described in footnote 3 above. Mr. Hagopian is a General Partner of Brentwood Associates. Mr. Hagopian disclaims beneficial ownership of such shares.

(11)  Includes (i) 282,144 shares held in trust for the benefit of Mr. Hamilton,
      (ii) 5,648 shares held by Mr. Hamilton's two children, as to which shares he disclaims beneficial ownership, and (iii) 14,583 shares subject to stock options which are exercisable within 60 days of October 20, 1995.

(12) Includes 86,419 shares subject to stock options which are exercisable within 60 days of October 20, 1995.

(13) Includes 15,692 shares subject to stock options which are exercisable within 60 days of October 20, 1995.

(14) Includes shares beneficially owned or held of record by Wolfensohn Partners L.P., as described in footnote 5 above. Mr. Morgan is a General Partner of Wolfensohn Partners L.P. Mr. Morgan disclaims beneficial ownership of such shares.

(15) Includes shares beneficially owned or held of record by NEA and Spectra as described in footnote 7 above. Mr. Cole is a Partner of NEA and the Managing General Partner of Spectra. Mr. Cole disclaims beneficial ownership of these shares.

(16) Includes 98,918 shares subject to stock options which are exercisable within 60 days at October 20, 1995.

(17) Includes 92,859 shares subject to stock options which are exercisable within 60 days of October 20, 1995.

(18) Includes 724,415 shares subject to stock options exercisable within 60 days of October 20, 1995. See Notes 9, 11, 12, 13, 16 and 17. Also includes 7,667,912 shares which may be deemed to be beneficially owned by certain directors and officers. See Notes 10, 14 and 15.

ITEM  13.         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In September 1990, Harold J. Hamilton, a retired executive officer and a current director of the Company, exercised stock options as to 244,821 shares of the Company's Common Stock and, in lieu of payment to the Company for such exercise, Mr. Hamilton delivered to the Company a promissory note in the principal amount of $71,500. The note, the total principal amount of which is still outstanding, was subsequently amended to change the interest rate, currently bears interest at the rate of 5.38% per annum and is due September 21, 2000.

         The Company's Bylaws provide that the Company is required to indemnify its officers and directors to the fullest extent permitted by California law, including those circumstances in which indemnification would otherwise be discretionary, and that the Company is required to advance expenses to its officers and directors as incurred. Further, the Company has entered into indemnification agreements with its officers and directors. The Company believes that its charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

         The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors, principal shareholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

         (a)      Documents Filed with Report

                  1)       Financial Statements.

                  The following Consolidated Financial Statements of Censtor Corp. and subsidiaries, and the Report of Independent Auditors are included at pages F-1 through F-19 of this Annual Report on Form 10-K.

                                                    DESCRIPTION                                        PAGE NO.
                 ---------------------------------------------------------------------------------     --------

                 Report of Ernst & Young LLP, Independent Auditors................................       F-1

                 Consolidated Balance Sheets as of June 30, 1995 and 1994.........................       F-2

                 Consolidated Statements of Operations for each of the Three Years in the Period         F-3
                 Ended June 30, 1995..............................................................

                 Consolidated Statements of Net Capital Deficiency for each of the Three Years in        F-4
                 the Period Ended June 30, 1995...................................................

                 Consolidated Statements of Cash Flows for each of the Three Years in the Period         F-5
                 Ended June 30, 1995..............................................................

                 Notes to Consolidated Financial Statements.......................................       F-6


                  2)       Financial Statement Schedules.

                  No schedules have been filed as part of this report because they are not applicable or are not required or the information required to be set forth therein is included in the consolidated financial statements or notes thereto.

                  3)       Exhibits

                  Exhibit
                  Number            Description
                  -------           -----------
                  3.i (5)           Restated Articles of Incorporation of Registrant.

                  3.ii (1)          Amended and Restated Bylaws of Registrant.

                  10.1 (1)(4)       1990 Stock Plan and Form of Option Agreement.

                  10.2 (1)          Form of Indemnification Agreement entered into between the Company and each of its directors and officers.

                  10.3 (1)          Lease Agreement, dated November 28, 1983, between the Company and The Sobrato
                                    Group, together with amendments thereto.

                  10.4 (1)(2)       License Agreement, dated September 23, 1991, between the Company and Maxtor
                                    Corporation, as amended.

                  10.5 (1)(2)       License Agreement, dated February 28, 1991, between the Company and Fujitsu
                                    Limited, as amended.

                  Exhibit
                  Number           Description
                  -------          -----------
                  10.6 (1)(2)       Manufacturing License Agreement, dated August 26, 1988, between the Company and
                                    Denki Kagaku Kogyo Kabushiki Kaisha, as amended.

                  10.7 (1)(2)       License Agreement, dated June 1, 1993, between the Company and International
                                    Business Machines Corporation.

                  10.8 (1)          Denka Promissory Note.

                  10.9 (3)          License Agreement, dated December 19, 1994, between Hitachi, Ltd. and the Company.

                  10.10 (5)         License Agreement, dated June 19, 1995, between Contact Recording Technology, Inc.
                                    and the Company.

                  10.11 (2)         License Agreement, dated August 7, 1995, between NEC Corporation and the Company.

                  24 (5)            Power of Attorney (see page 20)

                  -------------------------

                  (1) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form 10 which became effective December 25, 1994.

                  (2) Confidential Treatment requested for portions of Exhibit.

                  (3) Incorporated by reference to exhibits filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994.

                  (4)      Document indicated is a compensatory plan.

                  (5)      Previously filed.

         (b)      Reports on Form 8-K
                  Not applicable.

         (c)      Exhibits
                  See response to Item 14(a)(3) above.

         (d)      Financial Statement Schedules
                  See response to Item 14(a)(2) above.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.

                                       Registrant

                                       CENSTOR CORP.

December 13, 1995                      By:
                                           /s/ Garrett A. Garrettson
                                           _____________________________________
                                           Garrett A. Garrettson
                                           President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this amendment has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

          Signature                            Capacity in Which Signed                Date
- -----------------------------   -------------------------------------------     -----------------

                                President,Chief Executive Officer and           December 13, 1995
- -----------------------------
Garrett A. Garrettson           Director (Principal Executive Officer,
                                Principal Financial and Accounting Officer)

                    *           Chairman of the Board                           December 13, 1995
- -----------------------------
B. Kipling Hagopian

                    *           Director                                        December 13, 1995
- -----------------------------
Harold J. Hamilton

                                Director                                        December 13, 1995
- -----------------------------
James A. Cole
                                Director                                        December 13, 1995
- -----------------------------
Paul R. Low
                    *           Director                                        December 13, 1995
- -----------------------------
Richard C. E. Morgan


*By: /s/ Russell M. Krapf
     -------------------------------------
         Russell M. Krapf, Attorney-In-Fact

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.

                                       Registrant

                                       CENSTOR CORP.

December 13, 1995                      By:
                                           _____________________________________
                                           Garrett A. Garrettson
                                           President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this amendment has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

          Signature                            Capacity in Which Signed                Date
- -----------------------------   -------------------------------------------     -----------------


                                President,Chief Executive Officer and           December 13, 1995
- -----------------------------
Garrett A. Garrettson           Director (Principal Executive Officer,
                                Principal Financial and Accounting Officer)

                    *           Chairman of the Board                           December 13, 1995
- -----------------------------
B. Kipling Hagopian

                    *           Director                                        December 13, 1995
- -----------------------------
Harold J. Hamilton


- -----------------------------   Director                                        December 13, 1995
James A. Cole

- -----------------------------   Director                                        December 13, 1995
Paul R. Low

                    *           Director                                        December 13, 1995
- -----------------------------
Richard C. E. Morgan


*By:
     -------------------------------------
         Russell M. Krapf, Attorney-In-Fact

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-Q


(Mark One)

 X       Quarterly report pursuant to Section 13 or 15(d) of the Securities
- ---      Exchange Act of 1934

For the fiscal quarter ended:  March 31, 1996 or

___ Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from ________________ to ________________

Commission file number:  0-25012

                                  CENSTOR CORP.
             (Exact name of registrant as specified in its charter)

           California                                       94-2775712
- ----------------------------------------          ------------------------------
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                       Identification Number)
        530 Race Street
      San Jose, California                                     95126
- ----------------------------------------          ------------------------------
(address of principal executive offices)                     (zip code)


       Registrant's telephone number, including area code: (408) 298-8400

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days. Yes    No X
                                       --    --

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

                 CLASS                                              OUTSTANDING AT MARCH 31, 1996
      Common Stock - no par value                                             9,301,719

================================================================================

                                  CENSTOR CORP.

                                      INDEX

                                                                            Page No.
                                                                            --------

           PART I.  FINANCIAL INFORMATION
Item 1     Financial Statements:

           Condensed Consolidated Balance Sheets
           June 30, 1995 and March 31, 1996 (unaudited)                         3

           Condensed Consolidated Statements of Operations (unaudited)
           three and nine months ended March 31, 1995 and 1996                  4

           Condensed Consolidated Statements of Cash Flows (unaudited)
           nine months ended March 31, 1995 and 1996                            5

           Notes to Condensed Consolidated Financial Statements (unaudited)     6

Item 2     Management's Discussion and Analysis of Financial
           Condition and Results of Operations                                  9


           PART II.  OTHER INFORMATION


Item 6     Exhibits and Reports on Form 8-K                                    13

                         PART 1 - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS
                                  CENSTOR CORP.
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                  ASSETS                                JUNE 30, 1995         MARCH 31, 1996
                                                        -------------         --------------
                                                                                 (UNAUDITED)
Current assets:
  Cash and cash equivalents                             $   1,368,891         $      50,703
  Receivables                                                  27,345                 8,846
  Prepaid expenses and other current assets                   326,436               121,246
  Property and equipment held for sale                             --             1,260,693
                                                        -------------         -------------
Total current assets                                        1,722,672             1,441,488

Property and equipment, net                                 2,517,155                13,311

Restricted cash                                                94,450                94,450

Deposits and other assets                                     184,724               147,221
                                                        -------------         -------------

Total assets                                                4,519,001             1,696,470
                                                        =============         =============

  LIABILITIES AND NET CAPITAL DEFICIENCY
Current liabilities:
  Notes payable                                         $          --         $   5,900,000
  Accounts payable                                            703,111             1,005,557
  Accrued payroll and related expenses                        437,451                94,450
  Deferred revenue                                          2,062,498                    --
  Other current liabilities                                    58,315               291,022
  Obligations under capital leases                          1,340,215               806,887
                                                        -------------         -------------

Total current liabilities                                   4,601,590             8,097,916

Long-term obligations:
  Obligations under capital leases                            633,134               127,080
  Subordinated debentures                                  13,671,455            14,282,547

Minority interest of subsidiary                               128,750                    --

Net capital deficiency:
  Preferred stock                                          32,509,031            32,509,031
  Common stock                                             50,507,497            50,507,997
  Warrants to purchase shares of preferred stock              253,050               253,050
  Capital surplus                                           1,789,600             2,263,708
  Accumulated deficit                                     (99,297,363)         (106,067,116)
                                                        -------------         -------------

                                                          (14,238,185)          (20,533,330)

  Notes receivable from shareholders                         (277,743)             (277,743)
                                                        -------------         -------------

Net capital deficiency                                    (14,515,928)          (20,811,073)
                                                        -------------         -------------

Total liabilities and net capital deficiency            $   4,519,001         $   1,696,470
                                                        =============         =============

      See accompanying notes to condensed consolidated financial statements

                                  CENSTOR CORP.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)



                                                         THREE MONTHS ENDED                         NINE MONTHS ENDED
                                                              MARCH 31,                                  MARCH 31,
                                                  ---------------------------------         ---------------------------------

                                                      1995                 1996                 1995                 1996
                                                  ------------         ------------         ------------         ------------
Revenues - license fees                           $  1,237,650         $    735,934         $  2,276,923         $  3,202,706

Costs and expenses:
  Research and development                           2,674,745            1,538,233            8,811,579            7,399,095
  Selling, general, and administrative                 803,657              657,746            2,204,568            1,754,855
                                                  ------------         ------------         ------------         ------------
Total expenses                                       3,478,402            2,195,979           11,016,147            9,153,950
                                                  ------------         ------------         ------------         ------------

Operating loss                                      (2,240,752)          (1,460,045)          (8,739,225)          (5,951,244)
Interest and other expenses, net                       257,296              327,966              640,209              693,701
Minority interest in loss of subsidiary                     --                   --                   --             (194,642)
                                                  ------------         ------------         ------------         ------------
Loss before income tax expense                      (2,498,048)          (1,788,011)          (9,379,434)          (6,450,303)

Income tax expense                                     123,750               73,333              166,600              319,450
                                                  ------------         ------------         ------------         ------------


Net loss                                          ($ 2,621,798)        ($ 1,861,344)        ($ 9,546,034)        ($ 6,769,753)
                                                  ============         ============         ============         ============


Net loss per share                                ($      0.28)        ($      0.20)        ($      1.03)        ($      0.73)
                                                  ============         ============         ============         ============


Weighted average number of shares used in
computing per share amounts (in thousands)               9,255                9,302                9,245                9,301
                                                  ============         ============         ============         ============

     See accompanying notes to condensed consolidated financial statements.

                                  CENSTOR CORP.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                                           NINE MONTHS ENDED
                                                                                               MARCH 31,
                                                                                   -------------------------------
Operating activities:                                                                  1995                 1996
                                                                                   -----------         -----------
Net loss                                                                           ($9,546,033)        ($6,769,753)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization                                                      1,194,026           1,093,030
  Gain on sale of fixed assets                                                         (43,092)           (145,908)
  Interest on subordinated debentures                                                  570,645             611,092
  Loss applicable to minority interest                                                      --            (194,642)
  Changes in assets and liabilities:
       Receivables                                                                     (38,902)             18,499
       Prepaid expenses and other current assets                                      (368,251)            205,190
       Accounts payable                                                               (202,289)            302,446
       Accrued payroll and related expenses                                            143,689            (343,001)
       Deferred revenue                                                              2,713,338          (2,062,498)
       Other current liabilities                                                        (7,373)            232,707
                                                                                   -----------         -----------

                                                                                     3,961,791            (283,086)
                                                                                   -----------         -----------

Net cash used in operating activities                                               (5,584,241)         (7,052,838)

Investing activities:
Additions to property and equipment                                                   (294,751)           (191,668)
Proceeds from sale and leaseback, and sale of fixed assets                             583,751             550,050
                                                                                   -----------         -----------

Net cash provided by investing activities                                              289,000             358,382


Financing activities:
Proceeds from issuance of short-term debt                                                   --           5,900,000
Principal payments under capital leases                                               (769,058)         (1,064,232)
Purchase of certificate of deposit in connection with leases                           (94,450)                 --
Sale of preferred stock of subsidiary                                                       --             540,000
Sale of common stock                                                                     4,649                 500
                                                                                   -----------         -----------

Net cash provided by (used in) financing activities                                   (858,859)          5,376,268
                                                                                   -----------         -----------

Net decrease in cash and cash equivalents                                           (6,154,101)         (1,318,188)
Cash and cash equivalents at beginning of period                                     8,613,200           1,368,891
Cash and cash equivalents at end of period                                         $ 2,459,099         $    50,703
                                                                                   ===========         ===========

Supplemental disclosure of noncash financing activities:
Equipment purchased under capital leases                                           $   842,340         $    24,851

                                  CENSTOR CORP.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

                                 March 31, 1996


NOTE 1 -- BASIS OF PRESENTATION:

         The accompanying unaudited condensed consolidated financial statements have been prepared by the Company in accordance with generally accepted accounting principles for interim financial information, and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual consolidated financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full year ended June 30, 1996. The financial information presented herein should be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the year ended June 30, 1995 included in the Company's Annual Report on Form10-K/A filed with the Securities and Exchange Commission.

NOTE 2 -- NET LOSS PER SHARE:

         Net loss per share is computed based upon the weighted average number of shares of the Company's common stock. The Company's common stock equivalent shares from convertible preferred stock and from stock options and warrants were antidilutive for the three and nine month periods ended March 31, 1995 and 1996 and, accordingly, were not included in the weighted average number of shares.

NOTE 3 -- FISCAL 1996 FINANCING:

         As of March 31, 1996, the Company had negative working capital due primarily to a history of monthly cash usage in excess of $1.0 million. In addition, the Company has limited available credit facilities and no assured sources of financing to meet its operating needs. Given the recurring operating losses in carrying out the development and deployment of its technologies and the requirement to continue payments on its equipment leases, the Company does not currently have sufficient liquidity to sustain its operations for the next twelve months. Furthermore, given this inadequate liquidity, coupled with the lack of immediately available sources of financing, the Company requires future sources of financing to be able to continue operations. Because these conditions also existed at June 30, 1995, the independent auditor's report on the June 30, 1995 financial statements of the Company contains an uncertainty paragraph with respect to the Company's ability to continue as a going concern.

         The Company's ability to fund its recurring losses from operations depends upon its success in selling licenses, and/or raising other sources of financing. The Company is actively pursuing sources of financing. In addition, the Company has entered into an agreement (the "Agreement") with an established component manufacturer in the disk drive industry, for such manufacturer to acquire the majority of the Company's tangible assets and related lease liabilities, and to purchase a non-exclusive patent and know-how license to use the Company's technology (the "Proposed Transaction"). The Agreement was entered into on March 29, 1996 with the "Closing" expected to occur in early- to mid-June, upon obtaining approval from the Company's shareholders. Under the terms of the Agreement, the Company will retain those physical assets, primarily office equipment and computers, necessary to protect its patent portfolio and intellectual property and to continue operations as a technology licensing company.

         If the Company is successful in selling new licenses, consummating the Agreement, and/or raising other sources of financing, it believes that it will be able to finance its operations through the next twelve months. There can be no guarantee that the Company will be able to raise additional financing.

The financial statements included herein do not include any adjustments that might result should the Company not be able to finance its expected level of future expenditures.

NOTE 4 -- EQUITY FINANCING:

         In June 1995, the Company formed a subsidiary, Contact Recording Technology, Inc. ("CRT") to develop and manufacture contact longitudinal data storage heads for the computer disk drive industry. The Company received approximately an 89.5% interest in exchange for agreements to license certain technology and to provide certain services to the subsidiary. The remaining 10.5% interest was sold to two outside investors/joint venture partners for $2.0 million.

         In September 1995, a potential third outside investor/joint venture partner was issued a warrant to purchase 250,000 shares of preferred stock of CRT at an exercise price of $4.00 per share, exercisable through December 31, 1995. The investor exercised the warrant to purchase a total of 135,000 shares for a total of $540,000 for an approximate equity interest of 2.7%. The investor was also issued a warrant to purchase 720,000 shares of the preferred stock of CRT, exercisable through June 30, 1996, in exchange for certain equipment which it presently owns for use in the assembly and test of contact recording heads for computer disk drives.

         In the first half of fiscal 1996, CRT received $3.0 million under a promissory note issued to a potential licensee. Repayment of the principal, initially by October 26, 1995, by automatic conversion into preferred stock of CRT or in exchange for a license with the Company for the use of certain of the Company's patents, has been extended to May 17, 1996. If the note is converted to stock, the holder of the note has the option to exchange the shares for a license or to retain the shares and acquire a license for $3.0 million at any time prior to February 23, 1997.

         The Company was unable to secure any additional equity financing in the current quarter, but has entered into the Agreement. This transaction will affect the Company's equity only to the extent of any gain on the assets sold, and it will provide cash necessary for the ongoing operations of Censtor.

NOTE 5 -- LINE OF CREDIT:

         In October 1995, the Company arranged a line of credit with its primary bank to provide short term working capital of up to $750,000, repayable in November 1995. This line was increased in November 1995 to $1.0 million and extended through December 1995. Subsequent to the quarter end, the line was further extended through May 31, 1996. The line bears a variable interest rate of prime plus 2.5% and is collateralized by the assets of the Company. In connection with the line of credit the bank was granted warrants to purchase approximately 70,000 and 40,000 shares of preferred stock in Censtor at the lower of $2.50 or the share price of the next security issued by the Company, exercisable through November 2000 and February 2001, respectively. The line is expected to be repaid out of the proceeds from the transaction contemplated in the Agreement.

NOTE 6 -- BRIDGE LOANS:

         In January 1996, several of the existing investors of Censtor loaned the Company $1.0 million in the form of convertible promissory notes. The notes bear interest at prime plus 2.5% and were initially due February 23, 1996. These notes have been extended until nine months after the Closing, however, and approximately 50% of the principal plus accrued interest will be repaid out of the Closing proceeds. The notes are collateralized by the assets of the Company and are subordinated to the Company's line of credit with its primary bank. At the option of the investors, the notes can be automatically converted into shares of the next equity security issued by Censtor.

         In February 1996, the Company obtained a bridge loan of $900,000 from a component manufacturer in the disk drive industry as part of negotiations in connection with the Proposed Transaction. On the signing of the Agreement, the Company entered into an additional promissory note for up to $800,000 of which the Company had received $500,000 by April 30, 1996. These notes bear interest at 10% per annum. On the Closing, the outstanding balance on the $800,000 note and approximately half of the $900,000 note, subject to certain adjustments, will be forgiven, with the balance being offset against the proceeds from the Proposed Transaction.

NOTE 7 -- THE PROPOSED TRANSACTION:

         On March 29, 1996, the Company entered into the Agreement, which provides for the transfer, on the Closing date, of the Company's research and development operations, including the hiring of 84 of its employees, and the sale of certain of the Company's physical assets and rights and obligations under contracts related thereto to an established manufacturer in the disk drive industry. Additionally, on the Closing, pursuant to the Agreement, the Company will grant a non-exclusive irrevocable world-wide license covering the Company's intellectual property to such manufacturer. The Proposed Transaction is subject to shareholder approval.

         The Company will receive approximately $9.0 million, subject to certain adjustments, in connection with the Proposed Transaction, $6.5 million of which will be received on the Closing and up to $2.5 million of which will be received between November 15, 1996 and nine months after the Closing.

         Of the net proceeds from the Proposed Transaction, the Company expects to use approximately $5.8 million to pay down obligations estimated to be due as of the Closing, including a $2.0 million payment of outstanding accrued interest on the subordinated debentures (see Note 8), $588,000 to partially repay the convertible promissory notes (see Note 6) and $1,000,000 to repay the Company's line of credit (see Note 5). The remainder of the proceeds, if any, will be used for general working capital purposes with respect to the Company's ongoing licensing operations.

NOTE 8 -- CONVERTIBLE DEBT:

         On February 22, 1996, certain subordinated debentures of the Company's were modified such that the Company is obligated to pay $2.0 million against the outstanding accrued interest on such debentures by July 31, 1996. This amount will be put into escrow upon the Closing. The Company has agreed to use its best efforts consistent with good business practices, subject to certain conditions, to pay the remaining outstanding principal and accrued interest of the debentures on September 30, 1996. Notwithstanding the amount paid, any remaining interest will be forgiven on September 30, 1996. In addition, the debenture holder has agreed to forgive the remaining principal balance of the debentures (due September 1997 and January 1998) in return for 5% of the royalties Censtor may receive from its present and future licenses through the year 2001, and subject to the repayments above.

NOTE 9 -- COMMITMENTS:

         As of March 31, 1996, the Company had outstanding non-cancellable purchase orders of approximately $1.8 million, primarily relating to acquisitions of capital equipment. Of the orders, $1.5 million are related to equipment that was expected to be resold to a joint venture partner for use in manufacture of Censtor's contact recording heads. Due to the Company's return to a licensing strategy, Censtor is negotiating to cancel most of these open orders.

NOTE 10 -- SUBSEQUENT EVENT:

          In connection with the Proposed Transaction, the Company has amended an agreement with a licensee to allow for the licensing of the Company's technology to the disk drive component manufacturer of the Proposed Transaction as well as to eliminate the licensee's obligations (i) to pay royalties on the licensed technology and (ii) to pay the Company $3.0 million if the licensee uses the licensed technology commercially.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussions and analysis contain forward-looking statements regarding future events or the future funancial performance of Censtor Corp. and its subsidiary, CRT, (collectively, the "Company" or "Censtor"). There are a number of important factors that could cause the actual results of the Company to differ materially. Such factors are set forth in the documents the Company files from time to time with the Securities and Exchange Commission, specifically the Company=s last filed Form 10-K/A and Form 10-Q.

           In the following discussion and analysis, forward-looking statements are made in the Overview, Liquidity and Capital Resources, and Results of Operations sections.

OVERVIEW

         The Company was formed in 1981 to develop perpendicular recording technology and to manufacture head and disk components for disk drives. The Company subsequently shifted the focus of its development efforts from perpendicular to longitudinal contact recording technology. To date, the Company's principal source of revenue has been license fees from disk drive manufacturers. While the Company's license agreements typically provide for on-going royalty payments by the licensees based upon sales of products incorporating the Company's technology, to date none of the Company's licensees has commercialized products using the Company's technology and the Company has received no recurring royalty revenue. The Company has not been profitable in any fiscal period since inception and as of March 31, 1996 had an accumulated deficit of $106.1million. There can be no assurance that the Company will achieve or sustain significant revenues or profitability in the future.

         Censtor's strategy is to develop critical enabling technologies for the disk drive industry, protect those technologies with a portfolio of patents as well as carefully protecting its proprietary know-how, and to license its technology to disk drive manufacturers. In June 1995, the Company intended to provide, via its subsidiary, Contact Recording Technology, Inc. ("CRT"), an assured low cost source of heads to those licensees. The Company has been unable to raise capital in the magnitude needed to bring this plan to fruition and has, accordingly, entered into an agreement (the "Agreement") with Read-Rite Corporation ("Read-Rite"), an established component manufacturer in the disk drive industry, for Read-Rite to acquire the majority of Censtor's tangible assets and related lease liabilities, and to purchase a non-exclusive patent and know-how license to use Censtor's technology (the "Proposed Transaction"). The Proposed Transaction is expected to close (the "Closing") shortly following approval by the shareholders of the Company if such approval is received. Certain shareholders of the Company holding a majority of the voting equity securities of the Company have granted Read-Rite an irrevocable proxy to vote their shares in favor of the Proposed Transaction, and, accordingly, the Company believes that the Proposed Transaction will be approved by the Company's shareholders in early- to mid-June. At the Closing, Read-Rite will pay up to $6,525,000 to the Company, subject to certain adjustments. In addition, if the Proposed Transaction is consummated, Read-Rite will pay the Company up to an additional $2,500,000, also subject to certain adjustments, to be made in three payments, $250,000 on November 15, 1996, $250,000 on December 13, 1995 and $2.0
million nine months after the Closing. In February 1996, the Company obtained a bridge loan of $900,000 from Read-Rite as part of negotiations in connection with the Proposed Transaction. On the signing of the Agreement, the Company entered into an additional promissory note for up to $800,000 of which the Company had received $500,000 by April 30, 1996. These notes bear interest at 10% per annum. On the Closing, the outstanding balance on the $800,000 note and approximately half of the $900,000 note, subject to certain adjustments, will be forgiven, with the balance being offset against the proceeds from the Proposed Transaction. In addition, in connection with the Proposed Transaction, the Company has amended an agreement with a licensee to allow for the licensing of the Company's technology to Read-Rite as well as to eliminate the licensee's obligations (i) to pay royalties on the licensed technology and (ii) to pay the Company $3.0 million if the licensee uses the licensed technology commercially.

         As a result of the Agreement, Censtor's strategic focus for the next twelve months has shifted to reducing its overhead, and returning to its original strategy of perfecting its existing patents, selling additional licenses, and collecting royalties due under the licenses. If the Company's patented technology becomes a main stream choice for high capacity disk drives, Censtor could ultimately collect royalties from some past and future licensees. There can be no assurance, however, that the Company will be successful in this strategy.

LIQUIDITY AND CAPITAL RESOURCES

         Since its inception, the Company has financed its operations primarily through private placements of its equity and debt securities and, to a lesser extent, through licensing and contract research and development agreements.

         During the nine months ended March 31, 1996, the Company generated net cash from financing activities of $5.4 million, primarily from the receipt of $5.9 million on various notes payable and the sale of stock in CRT for $540,000, offset by payments of $1.1 million on capital leases. In comparison, Censtor consumed $769,000 in cash for payments on capital leases during the nine months ended March 31, 1995. During the same periods, the Company used cash in its operations of $7.1 million and $5.6 million, respectively. The lower cash usage during the period in fiscal 1995 is primarily due to receipt of license fees in the amount of $4.5 million, a significant portion of which was recorded as deferred revenue. The Company generated cash from investing activities of $358,000 for the nine months ended March 31, 1996, primarily from the sale of fixed assets, partially offset by the purchase of fixed assets, and generated $289,000 for the nine months ended March 31, 1995, also from the sale of fixed assets, partially offset by the purchase of fixed assets.

         As of March 31, 1996, the Company had negative working capital of approximately $7.9 million, due to a history of monthly cash usage in excess of $1.0 million. In addition, the Company has limited available credit facilities with no assured sources of financing to meet its operating needs. Given the recurring operating losses in carrying out the development and deployment of its technologies and the requirement to continue payments on its equipment leases, the Company does not currently have sufficient liquidity to sustain its operations for the next twelve months. The Company requires future sources of financing to be able to continue operations. Because these conditions also existed at June 30, 1995, the independent auditor's report on the June 30, 1995 financial statements of the Company contains an uncertainty paragraph with respect to the Company's ability to continue as a going concern.

         The Company expects to decrease its future operating expenses significantly if the Proposed Transaction is consummated as, pursuant to the Agreement, Read-Rite will acquire the majority of Censtor's tangible assets and related lease liabilities, as well as a non-exclusive license for Censtor's technology, and Read-Rite has hired all of CRT's employees and all but five of Censtor's employees effective February 5, 1996, substantially reducing Censtor's likely future monthly spending.

         In addition to the above funds, the Company secured several sources of working capital during and prior to the quarter ended March 31, 1996, including the following:

1. The Company has negotiated a $1.0 million line of credit with its primary bank, currently repayable on May 31, 1996. The Company plans to repay the line out of the proceeds from the Proposed Transaction. The line bears a variable interest rate of prime plus 2.5% and is collateralized by the assets of the Company. In connection with the line of credit the bank was granted warrants to purchase approximately 70,000 and 40,000 shares of preferred stock in Censtor at the lower of $2.50 or the share price of the next security issued by the Company, exercisable through November 2000 and February 2001, respectively.

2. In September and October 1995, CRT received a total of $3.0 million under a promissory note issued to a potential licensee. Repayment of the principal, initially by October 26, 1995, by automatic conversion into preferred stock of CRT or in exchange for a license with the Company for use of certain of the Company's patents, has been extended to May 17, 1996. If the note is converted to stock, the holder of the note has the option of exchanging the shares for a license or retaining the shares and acquiring a license for $3.0 million at any time prior to February 23, 1997.

3. In January 1996, the existing investors of Censtor loaned the Company $1.0 million in the form of convertible promissory notes. The notes bear interest at prime plus 2.5%. The Company plans to pay approximately 50% of the outstanding notes, plus accrued interest, at the Closing, and pay the remainder nine months after the Closing. The notes are collateralized by the assets of the Company and are subordinated to the Company's line of credit with its primary bank. At the option of the investors, the notes can be automatically converted into shares of the next equity security issued by Censtor.

         In addition, on February 8, 1996, the Company met with a major noteholder to propose a restructuring of certain of Censtor's debt obligations. An agreement was reached on February 22, 1996 . Under this new agreement the Company is obligated to pay $2.0 million against the outstanding accrued interest (which totaled $4.3 million as of March 31, 1996) by July 31, 1996 and use its best efforts consistent with good business practices, subject to certain conditions, to pay the remaining outstanding principal and accrued interest on September 30, 1996. Not withstanding the amount paid, any remaining interest shall be forgiven on September 30, 1996. In addition, the noteholder has agreed to forgive the remaining principal balance (due in September 1997 and January
1998) in return for 5% of the royalties Censtor may receive from its present and future licenses through the year 2001, and subject to the repayments above.

         The Company's commitments for cash payments during the next twelve months are primarily for operating expenses. The Company had outstanding non-cancellable purchase orders totalling approximately $1.8 million, primarily relating to acquisitions of capital equipment. Of the orders, $1.5 million are related to equipment that was expected to be resold to a joint venture partner for use in the manufacture of Censtor's contact recording heads. Due to the the Company's return to a licensing strategy, Censtor is negotiating to cancel most of these open orders. The Company is currently unable to estimate the impact on operations of any cancellation fees. Due to the limited cash available to the Company over the last four to six months, the Company's accounts payable have increased to over $1.0 million as of March 31, 1996. Of this amount, approximately 25% represented invoices older than 90 days. Upon the Closing, the Company intends to pay down these overdue amounts.

         The Company's ability to fund its cash requirements through the next twelve months continues to depend upon its success in selling additional licenses and completing the Proposed Transaction or raising other sources of financing. Management expects to enter into additional license agreements that provide for the payment of license fees and, potentially, royalties during the next twelve months.

         If the Company is successful in selling additional licenses and completing the Proposed Transaction or raising such other sources of financing, it believes that it will be able to finance its operations during the next twelve months. There can be no assurance, however, that the Company will be successful in these endeavors or that the aggregate of the funds received from these sources will be adequate to fund its operations or that any other financing, if obtained, would be adequate to support the Company's operations or on terms favorable to the Company. Any such failure would have a material adverse impact on the Company's financial condition and results of operations.

RESULTS OF OPERATIONS

         Revenues

         The Company's major revenue source has been fees from the sale of license agreements with disk drive manufacturers. These license agreements have generally included an initial fee, which is paid either at the inception of the license or on an installment basis and, for two of its current licenses, prepaid royalties on the future sale of products incorporating the Company's technology. Nonrefundable fees received, or contractually obligated to be paid, are recognized as revenue on a straight line basis over the estimated period during which the Company is required to satisfy significant obligations under the license agreements. As a result of Read-Rite's hiring of all of CRT's employees and all but five of Censtor's employees, the remainder of the Company's deferred revenue in connection with its licenses was recognized as revenue in the quarter ended March 31, 1996, because with its present employees, Censtor is no longer able to provide technical support to its licensees.

         Accordingly, revenues for both the quarter and the nine months ended March 31, 1996, $736,000 and $3.2 million respectively, relate primarily to the recognition of deferred revenues associated with a license to Hitachi, Ltd., which were fully recognized by December 1995, and the recognition of the balance of deferred revenue from a license to NEC Corporation, entered into August 1995. The $1.2 million in recognized revenue for the quarter ended March 31, 1995 was derived primarily from the license agreement with Hitachi, Ltd. which was entered into in December 1994. The $2.3 million in recognized revenue for the nine months ended March 31, 1995 related to a technical assistance agreement with Daido which expired in October 1994, and license agreements with Maxtor, Ministor and Hitachi, Ltd.

         Research and Development

         Research and development expenditures for the quarter ended March 31, 1996 were $1.5 million, significantly lower than the $2.7 million in expenditures in the same quarter of the prior year. Expenses for the nine month period ending March 31, 1996 were also lower at $7.4 million as compared to $8.8 million in the nine months ended March 31, 1995. This decrease in research and development expenses is expected to continue in the future as all of the Company's engineering personnel have been hired by Read-Rite effective February 5, 1996. The majority of the Company's tangible assets and their related depreciation expense and lease liabilities will be assigned upon the Closing.

         Selling, General and Administrative Expenses

         Selling, general and administrative expenses decreased from $804,000 for the quarter ended March 31, 1995 to $658,000 in the quarter ended March 31, 1996. This decrease was largely the result of decreased utilization of outside patent counsel due to the hiring of in-house patent counsel. Expenses decreased from $2.2 million for the nine months ended March 31, 1995 to $1.8 million in the same period of the current year primarily for the same reason.

         Interest and Other Expenses, Net

         Interest and other expenses, net, increased from $257,000 for the quarter ended March 31, 1995 to $328,000 for the quarter ended March 31, 1996. Although interest expense alone remained fairly even, other expenses included a loss on the disposal of equipment of $23,000 in 1996. Interest and other expenses, net, were fairly even at $694,000 in the nine months ended March 31, 1996, compared to approximately $640,000 in the prior period. Again, interest expense was fairly even. The period in 1995 included an offset of a $43,000 gain on equipment sales and $105,000 of interest income. The current year amount includes a gain on the sale of equipment of $146,000.

         Income Taxes

         In the quarter and the nine months ended March 31, 1995, the Company recognized tax expense of $124,000 and $167,000 respectively, relating to the 10% Japanese withholding tax on fees from the sale of the Hitachi license in December 1994 which were recognized as revenue during the period. Income taxes of $73,000 and $319,000 for the quarter and nine months ended March 31, 1996, respectively, relate to 10% Japanese withholding tax on both the Hitachi license and the license with NEC Corporation. Prepaid taxes are being amortized into expense over the same twelve-month period that gross proceeds for the licenses are being amortized into revenue. Since the remaining deferred revenue was recognized as revenue this quarter, the remaining portion of the prepaid Japanese withholding tax on the NEC license was recognized as tax expense this quarter as well.

 ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

         (a)      Exhibits

                   Exhibit
                   Number          Description

                   2.1(1) Agreement for Purchase and Sale of Assets by and between Read-Rite Corporation and Censtor Corporation dated March 29, 1996.

                   3.1(6)          Restated Articles of Incorporation of
                                   Registrant.

                   3.2(2)          Amended and Restated Bylaws of Registrant.

                   10.1(2)(5)      1990 Stock Plan and Form of Option Agreement.

                   10.2(2) Form of Indemnification Agreement entered into between the Company and each of its directors and officers.

                   10.3(2) Lease Agreement, dated November 28, 1983, between the Company and The Sobrato Group, together with amendments thereto.

                   10.4(2)(3)      License Agreement, dated September 23,
                                   1991, between the Company and Maxtor
                                   Corporation, as amended.

                   10.5(2)(3)      License Agreement, dated February 28, 1991,
                                   between the Company and Fujitsu Limited, as amended.

                   10.6(2)(3)      Manufacturing License Agreement, dated
                                   August 26, 1988, between the Company and
                                   Denki Kagaku Kogyo Kabushiki Kaisha, as
                                   amended.

                   10.7(2)(3)      License Agreement, dated June 1, 1993,
                                   between the Company and International
                                   Business Machines Corporation.

                   10.8(2)         Denka Promissory Note.

                   10.9(4) License Agreement, dated December 19, 1994, between Hitachi, Ltd. and the Company.

                   10.10(6) License Agreement, dated June 19, 1995, between Contact Recording Technology, Inc. and the Company.

                   10.11(6)(3)     License Agreement, dated August 7, 1995,
                                   between NEC Corporation and the Company.

                  -------------------------

                   (1) Incorporated by reference to exhibits filed with Registrant's Proxy Statement on April 24, 1996.

                   (2) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form 10 which became effective December 25, 1994.

                   (3) Confidential Treatment requested for portions of Exhibit.

                   (4) Incorporated by reference to exhibits filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994.

                   (5)     Document indicated is a compensatory plan.

                   (6) Incorporated by reference to exhibits filed with Registrant's 10-K for the year ended June 30, 1995

         (b)       Reports on Form 8-K.

          No reports on Form 8-K were filed by the Company during the quarter ended March 31, 1996.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    CENSTOR CORP.
                                    Registrant



                                    BY:       /s/ Russell M. Krapf
                                              ----------------------------------
                                              Russell M. Krapf
                                              President
                                              Chief Executive Officer
                                              and acting Chief Financial Officer

Dated:  May 2, 1996